     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 16, 2000


                                                      REGISTRATION NO. 333-35512

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                           --------------------------

                           DURA PHARMACEUTICALS, INC.

             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                         5122                                            95-3645543
 (State or Other Jurisdiction   (Primary Standard Industrial                             (I.R.S. Employer
              of                   Classification Number)                               Identification No.)
Incorporation or Organization)

                           --------------------------

                              7475 LUSK BOULEVARD
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 457-2553

               (Address, Including Zip Code and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                           --------------------------

                                 CAM L. GARNER
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                           DURA PHARMACEUTICALS, INC.
                              7475 LUSK BOULEVARD
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 457-2553

            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   COPIES TO:

            FAYE H. RUSSELL, ESQ.                                 JOSEPH J. GIUNTA, ESQ.
         RICHARD S. CHERNICOFF, ESQ.                     SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
       BROBECK, PHLEGER & HARRISON LLP                            300 SOUTH GRAND AVENUE
             12390 EL CAMINO REAL                               LOS ANGELES, CA 90071-3144
         SAN DIEGO, CALIFORNIA 92130                                  (213) 687-5000
                (858) 720-2500

                           --------------------------

        Approximate date of commencement of proposed sale to the public:
   Upon consummation of the merger described in this registration statement.

                           --------------------------

    If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                    SPIROS DEVELOPMENT CORPORATION II, INC.
                              7475 LUSK BOULEVARD
                          SAN DIEGO, CALIFORNIA 92121

                                        , 2000

Dear Stockholder:

    You are cordially invited to attend a special meeting of stockholders of Spiros Development Corporation II, Inc., which will be held at our offices, 7475
Lusk Blvd., San Diego, California, on         , 2000, beginning at 10:00 a.m.


    After careful consideration and upon receiving the unanimous recommendation of a special committee of independent members of the board, our board of directors has approved a merger agreement that would result in Dura Pharmaceuticals, Inc. acquiring us. If the merger is completed, for each share of our callable common stock you own, you will receive $13.25 in cash and a five-year warrant to purchase a fractional share of Dura's common stock. Dura will apply to have the warrants listed on The Nasdaq Stock Market under the symbol "DURAZ" and Dura's common stock is listed on The Nasdaq Stock Market under the symbol "DURA." Dura will issue up to 6,355,000 warrants in connection with the merger and has registered 2,539,458 shares of its common stock which, depending on market conditions, may be issuable upon exercise of the warrants.


    Details of the business to be conducted at the special meeting are given in the notice of special meeting and balance of this document.

    In order for us to have an efficient meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. You may also vote by telephone or by using the Internet. Please see the instructions included with your proxy card.

    The board of directors recommends that you vote to adopt the merger agreement.


    YOU SHOULD CONSIDER THE "RISK FACTORS" DESCRIBED BEGINNING AT PAGE 10, AS WELL AS ALL OF THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS DOCUMENT IN MAKING YOUR DECISION.


    We look forward to seeing you at the special meeting.

Sincerely,                                                   Sincerely,

David S. Kabakoff                                            William H. Rastetter
CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER              CHAIRMAN OF THE SPECIAL COMMITTEE

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE MERGER, PASSED ON THE MERITS OR FAIRNESS OF THE MERGER OR ISSUANCE OF THE WARRANTS TO PURCHASE SHARES OF DURA'S COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER. FURTHERMORE, THE SECURITIES AND EXCHANGE COMMISSION HAS NOT DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL AND IT IS NOT SOLICITING AN OFFER TO BUY SECURITIES IN ANY JURISDICTION WHERE OFFERS OR SALES ARE NOT PERMITTED.

    This proxy statement/prospectus is dated             , 2000 and was first
mailed to our stockholders on or about             , 2000.

                    SPIROS DEVELOPMENT CORPORATION II, INC.
                              7475 LUSK BOULEVARD
                          SAN DIEGO, CALIFORNIA 92121

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                          , 2000

    A special meeting of the stockholders of Spiros Development Corporation
II, Inc. will be held at our offices at 7475 Lusk Boulevard, San Diego,
California 92121, on       ,                   , 2000 beginning at 10:00 a.m. to
consider and vote upon a proposal to adopt the agreement and plan of merger, dated as of March 20, 2000, by and among Dura Pharmaceuticals, Inc., Starfish Acquisition Corp., Inc. and us.

    We will transact no other business at the special meeting, except such business as may properly be brought before the special meeting or any adjournment of it by the board of directors.

    Stockholders of record at the close of business on         , 2000 are
entitled to vote at the special meeting. We will make a list of stockholders entitled to vote at the special meeting available for inspection at our offices. Whether or not you plan to attend the special meeting in person, please sign, date and return the enclosed proxy in the reply envelope or vote by telephone or by using the Internet. Please see the instructions included in your proxy card. Please assist us in preparing for the special meeting by promptly returning your proxy.

                                          By Order of the Board of Directors
                                          John R. Cook
                                          SECRETARY

Dated:             , 2000

    THIS DOCUMENT INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT DURA THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THE INFORMATION WHICH IS INCORPORATED BY REFERENCE IN THIS DOCUMENT IS AVAILABLE WITHOUT CHARGE TO YOU UPON WRITTEN OR ORAL REQUEST. PLEASE MAKE YOUR REQUESTS
TO:

                           Dura Pharmaceuticals, Inc.
                              7475 Lusk Boulevard
                          San Diego, California 92121
                         Attention: Corporate Secretary
                                 (800) 859-8585

    TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN
      , 2000.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
SUMMARY..............................      1

RISK FACTORS.........................     10

SPECIAL FACTORS......................     16

INFORMATION REGARDING FORWARD-LOOKING
  STATEMENTS.........................     39

THE SPECIAL MEETING..................     40

INTERESTS OF CERTAIN PERSONS IN THE
  MERGER.............................     42

THE MERGER...........................     43

THE MERGER AGREEMENT.................     54

RELATED AGREEMENTS...................     61

DESCRIPTION OF THE WARRANTS..........     62

SELECTED FINANCIAL DATA..............     64

OUR MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS..............     65

MARKET FOR COMMON EQUITY AND RELATED
  STOCKHOLDER MATTERS................     66

CHANGE IN ACCOUNTANTS................     67

QUANTITATIVE AND QUALITATIVE
  DISCLOSURES ABOUT MARKET RISK......     68



DESCRIPTION OF OUR BUSINESS..........     68

OUR PRINCIPAL STOCKHOLDERS...........     79
                                        PAGE
                                        ----

SECURITY OWNERSHIP OF OUR
  MANAGEMENT.........................     80

RELATED PARTY TRANSACTIONS...........     80

RIGHTS OF DISSENTING STOCKHOLDERS....     80

LEGAL MATTERS........................     84

EXPERTS..............................     84

INCORPORATION BY REFERENCE...........     84

WHERE YOU CAN FIND MORE
  INFORMATION........................     85

STOCKHOLDER PROPOSALS................     85

INDEX TO FINANCIAL
  STATEMENTS.........................    F-1

ANNEX A--MERGER AGREEMENT............    A-1

ANNEX B--OPINION OF SG COWEN
  SECURITIES CORPORATION.............    B-1

ANNEX C--OPINION OF MERRILL LYNCH,
  PIERCE, FENNER & SMITH
  INCORPORATED.......................    C-1

ANNEX D--SECTION 262 OF THE DELAWARE
  GENERAL CORPORATION LAW............    D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

    The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a Spiros Corp. II callable common stockholder. Please refer to the more detailed information contained elsewhere in this document, the annexes to this document and the documents referred to or incorporated by reference in this document.

Q: WHAT AM I BEING ASKED TO VOTE UPON?


A: Our board of directors is asking you to vote to adopt a merger agreement which provides that Dura will acquire Spiros Corp. II by merging a wholly owned subsidiary of Dura's with Spiros Corp. II. Spiros Corp. II will be the surviving corporation in the merger.



Q: WHAT IS DURA'S RELATIONSHIP TO US?



A: Dura is the holder of 100% of our special common stock which entitles it to purchase all of our outstanding callable common stock at predetermined prices ranging from $27.96 to $45.95 per share. As holder of our special common stock, Dura's prior written approval is required in order for our board to take specific actions and Dura is also entitled to elect two of the five directors on our board. We do not have our own employees or facilities and rely on Dura to provide services to us. In addition, Dura holds an option from us to acquire rights for the use of Spiros technology with albuterol and a second product. Dura also performs all development of the Spiros products on our behalf.



Q: WHY IS DURA PROPOSING TO ACQUIRE US?



A: Dura is proposing to acquire us because it believes that ownership of all of the rights to products being developed by us which use Spiros technology will be more valuable for its stockholders than a license to such rights, another means to acquire access to the Spiros technology.



Q: WHY ARE WE PROPOSING TO BE ACQUIRED?



A: We are proposing to be acquired because we believe that, although the merger consideration you will receive is less than the consideration you would receive if Dura exercised its purchase option, the merger at the price offered is the best alternative reasonably available to maximize value for you at this time. The special committee, with the assistance of its counsel and financial advisor, considered many factors which are described in detail in this document.



Q: WHY DO WE BELIEVE THE ACQUISITION IS FAIR?



A: We believe that the acquisition is fair to you because the proposed merger is the result of arm's length negotiations between Dura and a special committee of our board of directors comprised entirely of directors who are not officers or directors of Dura.


Q: WHAT WILL YOU RECEIVE IN THE MERGER?

A: For each share of our callable common stock, you will receive $13.25 in cash and a warrant to purchase a fractional share of Dura common stock. The warrant will be immediately exercisable at $17.94 per share and will expire five years from the date the merger is completed. The exact fraction of a share of Dura common stock purchasable under the warrant will be determined based on the average closing price of Dura's common stock for the 10 trading days prior to the day of the special meeting and will result in a calculated value, using a financial model, between $3.22 and $1.81 per warrant.

Q: WHAT DO YOU NEED TO DO NOW?

A: Please mail your signed proxy card in the enclosed return envelope as soon as possible or vote by telephone or by using the Internet, so that your shares may be represented at the special meeting. Please see the instructions included with your proxy card.

Q: CAN YOU CHANGE YOUR VOTE AFTER YOU HAVE SENT A PROXY AUTHORIZATION?


A: Yes. A vote can be changed at any time before the proxy is voted at the special meeting. This can be done in one of two ways. First, you can send a written notice to your broker stating that you would like to revoke your proxy. Second, you can complete and deliver a new proxy to your broker. Also, if your shares are held in your own name, and not by your broker in "street name," you may revoke your proxy by appearing at the special meeting and voting in person. Otherwise, you may appear at the meeting with a signed revocation and a legal proxy from your broker allowing you to vote your shares in person. Currently, all of our callable common stock is held in "street name."


Q: BECAUSE YOUR SHARES ARE HELD IN "STREET NAME" BY A BROKER, WILL THE BROKER
    VOTE THE SHARES FOR YOU?

A: Your broker will vote the shares only if you provide your broker instructions on how to vote. Follow the directions provided by your broker regarding how to instruct your broker to vote the shares. Without instructions, the shares will not be voted.

Q: WHEN DO WE EXPECT THE MERGER TO BE COMPLETED?


A: We are working with Dura to complete the merger as soon as possible. We expect to complete the merger in the third quarter of 2000.


Q: WILL YOU RECOGNIZE GAIN OR LOSS ON THE TRANSACTION?

A: Yes. If the merger is completed, you will recognize gain or loss for federal income tax purposes upon receipt of the cash and warrant to purchase shares of Dura common stock in the merger. You are urged to consult your own tax advisor to determine your particular tax consequences.

Q: WHO CAN HELP ANSWER YOUR QUESTIONS?

A: If you have questions about the merger or if you need additional copies of this document or the enclosed proxy, you should contact:

                            [SOLICITOR TO BE NAMED]

Q: WHEN WILL YOUR SHARES BE SURRENDERED?

A: After the special meeting, if the merger agreement has been adopted, Dura will notify your broker and thereafter, your broker will surrender your shares of callable common stock for exchange.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT SPIROS CORP. II?

A: We file periodic reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site maintained by the SEC at http://www.sec.gov.

                                    SUMMARY


YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS DOCUMENT AND THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE. THIS DOCUMENT AND THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE CONTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. DURA'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS ANTICIPATED IN THESE FORWARD LOOKING STATEMENTS AS A RESULT OF THE FACTORS SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS DOCUMENT AND THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE.


THE COMPANIES

DURA PHARMACEUTICALS, INC.
7475 Lusk Boulevard
San Diego, California 92121
(800) 859-8585

    Dura is a specialty pharmaceutical company that develops, markets and sells prescription products that treat respiratory conditions and infectious diseases. Dura has built an effective sales and marketing organization that includes approximately 475 territories and focuses on the high prescribing physician groups in its target markets. Dura currently markets a portfolio of 12 patent protected and/or branded prescription products. Dura's proprietary Spiros-Registered Trademark- pulmonary drug delivery system, which Dura is developing to improve the delivery of inhaled medications, represents a significant opportunity and is an essential component of Dura's future growth. Leveraging both its sales and marketing organization by opportunistically acquiring products and late-stage product development candidates and its Spiros platform technology by developing products for delivery through the Spiros system are essential to Dura's future growth.

SPIROS DEVELOPMENT CORPORATION II, INC.
7475 Lusk Boulevard
San Diego, California 92121
(800) 859-8585

    We were incorporated in Delaware on September 23, 1997 for the purpose of continuing the development of the Spiros dry powder pulmonary drug delivery system and to conduct formulation work, clinical trials and commercialization for specified leading asthma and chronic obstructive pulmonary disease drugs for use with the Spiros technology.

    We commenced operations on December 22, 1997 when we and Dura completed a $101 million initial public offering of 6,325,000 units, each unit consisting of one share of our callable common stock and one warrant to purchase one-fourth of one share of Dura's common stock. The offering resulted in net proceeds to us of approximately $94 million. Concurrent with the offering, Dura contributed
$75 million to our operations. Substantially all funds from the offering, the $75 million contribution, and interest earned on these funds have been and are expected to be paid to Dura for the development and commercialization of Spiros technology and the use of Spiros technology with applications for albuterol, beclomethasone, budesonide, ipratropium, albuterol-ipratropium combination, and additional designated compounds, if any. Current product development efforts are focused on beclomethasone and budesonide. We may also expend funds on enhancements to the existing Spiros technology and development of a next generation inhaler technology.


    The warrants issued in our initial public offering are exercisable through December 31, 2002 at an exercise price of $54.84 per share of Dura common stock.
As of ________, 2000, Dura's common stock was trading at             . As of
January 3, 2000, the callable common stock and the warrant began trading publicly as separate securities. As the holder of 100% of our special common stock, Dura has a right through December 31, 2002 to purchase all, but not less than all, of the then outstanding shares of our callable common stock at predetermined prices. From July 1, 2000, through September 30, 2000, the exercise price of the option is $27.96 per share. The purchase price may be paid, at Dura's option, in cash, shares of Dura's common stock or a combination of cash and stock. In addition, Dura holds an option through specified dates, to acquire for cash exclusive rights for the use of Spiros technology with albuterol and with a second product other than albuterol.

    In connection with the initial public offering, we entered into a number of agreements with Dura under which Dura currently performs development of the Spiros products as further discussed under "The Merger--Relationship between us and Dura." We do not have our own research, development, clinical, licensing, administration, manufacturing or marketing employees or facilities, and thus are entirely dependent on Dura in those areas.

THE MERGER (SEE PAGE   )

    To effect the merger, we will be merged with Starfish Acquisition
Corp., Inc., a wholly owned subsidiary of Dura. As a result, we will become a wholly owned subsidiary of Dura.


    After the merger, you will receive $13.25 in cash and a warrant to purchase a fractional share of Dura common stock for each share of our callable common stock you own. The exact fraction of a share of Dura common stock purchasable under the warrant will be determined based on the average closing price of Dura's common stock for the 10 trading days prior to the date of the special meeting and will result in a calculated value, using the Black-Scholes option pricing model, for each warrant between $3.22 and $1.81. The Black-Scholes option pricing model is a financial model that calculates the value of a warrant to purchase a share of common stock based upon the exercise price of the warrant, the duration of the warrant and assumptions as to risk-free rates of
return and the volatility of the underlying common stock. As of               ,
2000, the last trading day before the printing of this document, the fraction of
a share purchasable under each warrant would have been       with a Black-
Scholes calculated value of       . For ten business days before the special
meeting, you may call Dura at (800) 859-8587 ext. 6404 to obtain the calculated value of the warrant as of the end of business on the previous day. There can be no assurance, however, that the fraction issuable will be the same at the closing date or that the market price of the warrant will equal the Black-Scholes value of the warrant. See "Description of the Warrants" for an illustration of the warrant valuation and further information regarding the warrant.



    Dura expects to pay a total of approximately $88.7 million in cash, which includes expenses related to the merger, and to issue 6,355,000 warrants to purchase fractional shares of Dura common stock. Dura intends to pay the cash portion of the merger consideration out of its available working capital resources. If Dura were to exercise its purchase option from July 1, 2000 to September 30, 2000, it would have the right to purchase each share of our callable common stock for $27.96 per share or an aggregate of $176.8. By comparison, under the merger agreement Dura will purchase each share of our callable common stock for $13.25 in cash and a warrant to purchase a fractional share of Dura common stock with a calculated value of between $3.22 and $1.81 per share or an aggregate of between $104.1 million and $95.2 million.


    We and Dura incorporate by reference the full text of the merger agreement and its exhibits, which are attached as Annex A. YOU SHOULD CAREFULLY READ THE ENTIRE MERGER AGREEMENT.


RELATIONSHIP BETWEEN US AND DURA (SEE PAGE __)



    Dura is the holder of 100% of our special common stock which entitles it to purchase all of our outstanding callable common stock at predetermined prices ranging from $27.96 to $45.95 per share. As holder of our special common stock, Dura is also entitled to elect two of the five directors to our board. Until the expiration of Dura's purchase option on December 31, 2002, Dura's prior written approval is required, as holder of a majority of our special common stock, in order for the board to take the following actions:



    - the allotment or issue of shares or other securities of us or the creation of any right to such an allotment or issue;



    - the reduction of our authorized capital stock;

    - the alteration of or any change to the rights, powers, preferences and restrictions of the special common stock;



    - outstanding borrowings of an aggregate of more than $1 million at any one time;



    - the sale or other disposition of or the creation of any lien or liens on the whole or a material part of our business or assets;



    - the declaration or payment of dividends or the making of any other distributions to our stockholders;



    - the merger, consolidation or reorganization of us with or into any other corporation;



    - the sale, liquidation or other disposition of all or substantially all of our assets;



    - the alteration or amendment of the provisions of our certificate of incorporation containing the stock purchase option and providing for the election of directors; and



    - the adoption, amendment or repeal of our bylaws.



    We do not have our own employees or facilities and rely on Dura to provide these services to us. In addition, Dura holds an option from us to acquire rights for the use of Spiros technology with albuterol and a second product. Dura also performs development of the Spiros products.


RECOMMENDATION OF THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS (SEE
  PAGE   )

    A special committee of our board of directors comprised entirely of directors who are not officers or directors of Dura was formed to consider strategic alternatives available to us. At a meeting held on March 20, 2000, the special committee unanimously determined that the merger is fair to you, and in your best interests and resolved to recommend that our board of directors:

    - determine that the merger is fair and in your best interests;

    - approve the merger and warrant agreements and the transactions contemplated thereby; and

    - recommend that you vote for adoption of the merger agreement.

    On March 20, 2000, our board of directors met, and upon recommendation of the special committee, with two directors who are also officers of Dura abstaining, approved and authorized the merger, the merger agreement, the warrant agreement and the transactions contemplated thereby, and adopted the determination and recommendation of the special committee.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE   )

    When you consider the merger agreement and the recommendation of the special committee and our board of directors that you vote to adopt the merger agreement, you should be aware that our officers and directors and their associates may have interests in the merger that are different from, or in addition to, your interests.

OPINION OF OUR FINANCIAL ADVISOR (SEE PAGE   )

    SG Cowen Securities Corporation, financial advisor to the special committee, delivered its oral opinion on March 20, 2000, later confirmed in writing as of the same date, that as of that date and on the basis of and subject to the matters described in the opinion, the consideration to be paid to the holders of our callable common stock under the merger agreement was fair, from a financial point of view, to the holders of our callable common stock. The full text of the written opinion of SG Cowen, which sets forth assumptions made, matters considered and the scope of the review undertaken, is attached as Annex B. The opinion is addressed to the special committee and is not a recommendation as to how the holders of our callable common stock should vote at the special meeting. YOU SHOULD CAREFULLY READ SG COWEN'S ENTIRE OPINION.

CONDITIONS TO THE MERGER (SEE PAGE   )

    We and Dura will not complete the merger unless a number of conditions are satisfied or waived by us and Dura. These include:

    - approval by our stockholders;

    - expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act;

    - registration under the Securities Act of 1933 of the warrants and the shares of Dura common stock which will be issued if the warrants are exercised; and

    - approval for listing on The Nasdaq Stock Market of the warrants and the shares of Dura common stock which will be issued if the warrants are exercised.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE   )

    The merger may be abandoned, at any time before we and Dura complete it and before or after you approve it, in the following circumstances:

    - by our and Dura's mutual written consent;

    - by us or Dura, if the merger is not completed before September 30, 2000 through no fault of the party wishing to terminate the merger agreement;

    - by us or Dura, if a final decree, law, rule, regulation, order or injunction prevents the completion of the merger or if Dura is compelled to dispose of or hold separate any portion of our assets or properties;

    - by us, if our board of directors accepts a superior merger proposal in the manner permitted by the merger agreement;

    - by us, if Dura's representations and warranties become untrue or if Dura breaches its covenants in a material way;

    - by Dura, if we take action in furtherance of a competing proposal or transaction; or

    - by Dura, if our representations and warranties become untrue or if we breach our covenants in a material way.

ACCOUNTING TREATMENT (SEE PAGE   )

    Dura will account for the merger using the purchase method of accounting under generally accepted accounting principles.

EXPENSES (SEE PAGE   )

    We and Dura will bear our respective expenses incurred in connection with the merger.

THE MERGER WILL BE A TAXABLE TRANSACTION (SEE PAGE   )

    The merger will be a taxable transaction. Upon completion of the merger, you generally will recognize capital gain or loss for United States federal income tax purposes upon receipt of the cash and warrant to purchase shares of Dura common stock in the merger. You are urged to consult your own tax advisor.


VOTE REQUIRED OF OUR STOCKHOLDERS (SEE PAGE   )


    The vote required of our stockholders at the special meeting is:

    - a majority of the outstanding shares of our callable common stock; and


    - the affirmative vote of the holder of the issued and outstanding shares of our special common stock, all of which are held by Dura.


    We and Dura entered into a voting agreement with the holders of approximately 22% of our outstanding shares of callable common stock. Those stockholders agreed to vote for the adoption of the merger agreement.

OWNERSHIP OF SHARES BY OUR DIRECTORS AND OFFICERS (SEE PAGE   )

    As of March 1, 2000, our directors and executive officers owned of record 29,960 shares of our callable common stock, representing less than 1% of our outstanding shares. Each of our directors and executive officers and Dura intends to vote to adopt the merger agreement.

DISSENTERS' RIGHTS (SEE PAGE   )

    You have dissenters' rights under Delaware law in connection with the merger.

COMPARISON OF RIGHTS OF DURA'S STOCKHOLDERS AND OUR STOCKHOLDERS (SEE PAGE   )

    If the merger is completed, holders of our callable common stock will receive warrants and, upon exercise of those warrants, will become stockholders of Dura. As stockholders of Dura, their rights will be governed by the Delaware General Corporation Law and Dura's certificate of incorporation and bylaws.


REGULATORY MATTERS (SEE PAGE   )



    We made all required filings under the Hart-Scott-Rodino Antitrust Improvements Act, and the waiting period under that act was terminated on June 12, 2000.



STOCK EXCHANGE LISTING (SEE PAGE   )



    Dura will apply to have the warrants listed on The Nasdaq Stock Market under the symbol "DURAZ" and Dura's common stock is listed on The Nasdaq Stock Market under the symbol "DURA."


SELECTED HISTORICAL FINANCIAL DATA

    We and Dura are providing the following historical financial information to aid you in your analysis of the financial aspects of the merger. The information is only a summary, and you should read it together with Dura's and our financial statements included elsewhere in this document or incorporated by reference into this document and other financial information from which this information was derived.

DURA


    The following table sets forth Dura's historical financial data for each fiscal year from the fiscal year ended December 31, 1995 to the fiscal year ended December 31, 1999 and for the three months ended March 31, 1999 and 2000. Net income (loss) per share is computed on the basis described in the notes to Dura's consolidated financial statements.



    You should read the following selected consolidated financial data with the consolidated financial statements and the notes to those financial statements and "Management's discussion and analysis of financial condition and results of operations" of Dura incorporated by reference into this document. The statement of operations data below for each of the three years in the period ended December 31, 1999, and the balance sheet data at December 31, 1998 and 1999, are derived from, and are qualified by reference to, Dura's audited consolidated financial statements which are incorporated by reference into this document and should be read in conjunction with those financial statements and related notes. The statement of operations data for the fiscal years ended December 31, 1995 and 1996 are derived from audited financial statements of Dura not included or incorporated by reference into this document. The statement of operations data for the three months ended March 31, 1999 and 2000 and the balance sheet data at March 31, 2000 are derived from unaudited consolidated financial statements of Dura which are incorporated by reference into this document and should be read in conjunction with those financial statements and related notes. Please note that historical results are not necessarily indicative of the results to be expected in the future.

    The numbers in the table below are in thousands, except per share data.


                                                                                            THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                       MARCH 31,
                                     ----------------------------------------------------   -------------------
                                       1995       1996       1997       1998       1999       1999       2000
                                     --------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Total revenues.....................  $ 51,502   $104,119   $181,323   $199,152   $301,426   $ 35,799   $ 71,247
Operating income (loss)............  $(37,252)  $ 21,647   $(78,017)  $ (7,409)  $ 49,057   $ 11,975   $ 13,904
Net income (loss)..................  $(35,778)  $ 24,328   $(84,692)  $  2,733   $ 30,004   $  7,766   $ 12,458
Net income (loss) per share:
  Basic............................  $  (1.53)  $   0.68   $  (1.93)  $   0.06   $   0.68   $   0.18   $   0.28
  Diluted..........................  $  (1.53)  $   0.60   $  (1.93)  $   0.06   $   0.66   $   0.17   $   0.27

BALANCE SHEET DATA:
Cash, cash equivalents and
  short-term investments...........  $ 67,820   $240,345   $385,221   $269,412   $274,413              $299,237
Working capital....................  $ 59,105   $219,864   $392,870   $248,237   $255,925              $269,425
Total assets.......................  $143,997   $504,670   $774,880   $825,459   $883,474              $911,664
Long-term obligations..............  $ 15,427   $  6,670   $297,064   $352,839   $354,154              $354,879
Stockholders' equity...............  $109,097   $443,577   $429,277   $410,372   $441,739              $456,204


    Dura's selected consolidated financial data reflect various product rights and company acquisitions, including the following:

    - the Entex-Registered Trademark- product line, Ceclor-Registered Trademark-CD and Keftab-Registered Trademark- in 1996;

    - Nasarel-Registered Trademark- and Nasalide-Registered Trademark- in 1997;

    - Myambutol-Registered Trademark- in 1998; and

    - Maxipime-Registered Trademark- and Azactam-Registered Trademark- in 1998.

    Please refer to note 4 of the notes to Dura's consolidated financial statements incorporated by reference into this document for a more detailed description of the recent product rights and company acquisitions.

    In 1995, 1997 and 1998, Dura incurred charges for acquired in-process technology, purchase options and other nonrecurring items totaling
$43.8 million, $137.6 million and $29.3 million, respectively, as described in note 12 of the notes to Dura's consolidated financial statements incorporated by reference into this document. In addition, the nonrecurring consolidation of DJ Pharma, Inc.'s operations in 1998 reduced net income by $4.9 million. In 1999, Dura incurred a $3.5 million charge for the settlement of the Scandipharm litigation. For a discussion of this charge, please see note 13 of the notes to Dura's consolidated financial statements incorporated by reference into this document. If these charges were excluded, Dura would have reported net income of $8.0 million, or $0.34 per share (basic) and $0.28 per share (diluted) for 1995, net income of $47.4 million, or $1.08 per share (basic) and $0.99 per share (diluted) for 1997, net income of $25.5 million, or $0.55 per share (basic) and $0.53 per share (diluted) for 1998, and net income $32.4 million, or $0.73 per share (basic) and $0.71 per share (diluted) for 1999.

SPIROS CORP. II


    The following selected financial data should be read with our financial statements and the notes to those statements and "Our Management's discussion and analysis of financial condition and results of operations" included elsewhere in this document. The statement of operations data for the period September 23, 1997 (date of incorporation) through December 31, 1997 and the year ended December 31, 1998 and the balance sheet data at December 31, 1998, are derived from our financial statements which have been audited by Deloitte & Touche LLP, our independent auditors during that time period. The balance sheet data at December 31, 1997 are derived from our audited financial statements. The statement of operations data for the year ended December 31, 1999 and the balance sheet data at December 31, 1999, are derived from our financial statements which have been audited by Ernst & Young LLP, our current independent auditors, and are included elsewhere in this document. The statement of operations data for the three months ended March 31, 1999 and 2000 and the period September 23, 1997 (date of incorporation) through March 31, 2000, and the balance sheet data at March 31, 2000 are derived from unaudited financial statements of Spiros Corp. II which are included elsewhere in this document. Please note that historical results are not necessarily indicative of the results to be expected in the future.


    The numbers in the table below are in thousands, except per share data.


                               SEPTEMBER 23, 1997                             THREE MONTHS       SEPTEMBER 23, 1997
                                    (DATE OF             YEAR ENDED               ENDED               (DATE OF
                                 INCORPORATION)         DECEMBER 31,            MARCH 31,          INCORPORATION)
                                     THROUGH         -------------------   -------------------         THROUGH
                                DECEMBER 31, 1997      1998       1999       1999       2000       MARCH 31, 2000
                               -------------------   --------   --------   --------   --------   -------------------
STATEMENT OF OPERATIONS DATA:
Operating loss...............        $ (7,146)       $(51,825)  $(60,405)  $(13,593)  $(15,250)       $(134,626)
Interest income..............        $    222        $  8,239   $  5,341   $  1,587   $    875        $  14,677
Net loss.....................        $ (6,924)       $(43,793)  $(55,064)  $(12,006)  $(14,375)       $(120,156)
Net loss per share:
  Basic and diluted..........        $  (1.09)       $  (6.92)  $  (8.71)  $  (1.90)  $  (2.27)       $  (19.00)

BALANCE SHEET DATA:
Cash, cash equivalents and
  short-term investments.....        $170,506        $123,604   $ 71,043              $ 55,820
Working capital..............        $162,081        $118,918   $ 64,246              $ 50,106
Total assets.................        $170,506        $123,796   $ 71,139              $ 55,933
Stockholders' equity.........        $162,081        $118,918   $ 64,246              $ 50,106


UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA (IN THOUSANDS, EXCEPT
  PER SHARE DATA)


    The following unaudited pro forma condensed consolidated financial information illustrates the effects of the merger as if it occurred as of March 31, 2000 for the condensed consolidated balance sheet and as of January 1, 1999 for the condensed consolidated statement of operations. These unaudited pro forma condensed consolidated financial statements have been prepared by Dura's management based on Dura's and our historical financial statements and on the assumptions and adjustments as discussed in the accompanying notes to the pro forma condensed consolidated financial statements. The merger will be accounted for as a purchase, and the pro forma financial information gives effect to the preliminary allocation of the purchase price to our acquired assets. The final purchase price allocation will be made at a future date based on an independent valuation, which may result in adjustments to the preliminary allocation.

    In management's opinion, all pro forma adjustments necessary to fairly state the unaudited pro forma financial information have been made. Those pro forma adjustments will change based upon our future operations and expenditure of cash through the completion of the merger. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what actual results of operations would have been for the period had the acquisition occurred on the date indicated. In addition, the pro forma financial statements do not purport to indicate the results of future operations or the financial position of Dura from the date of the merger forward.

                                                                               PRO FORMA     PRO FORMA
                                                  DURA     SPIROS CORP. II    ADJUSTMENTS   CONSOLIDATED
                                                --------   ----------------   -----------   ------------
YEAR ENDED DECEMBER 31, 1999:
Total revenues................................  $301,426                        $(55,496)     $245,930
Operating income (loss).......................  $ 49,057       $(60,405)        $  3,327      $ (8,021)
Net income (loss).............................  $ 30,004       $(55,064)        $ 17,771      $ (7,289)
Net income (loss) per share:
  Basic.......................................  $   0.68       $  (8.71)                      $  (0.17)
  Diluted.....................................  $   0.66       $  (8.71)                      $  (0.17)

THREE MONTHS ENDED MARCH 31, 2000:
Total revenues................................  $ 85,779                        $(13,828)     $ 71,951
Operating income (loss).......................  $ 13,904       $(15,250)        $    855      $   (491)
Net income (loss).............................  $ 12,458       $(14,375)        $  4,912      $  2,995
Net income (loss) per share:
  Basic.......................................  $   0.28       $  (2.27)                      $   0.07
  Diluted.....................................  $   0.27       $  (2.27)                      $   0.06

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
  BALANCE SHEET AS OF MARCH 31, 2000:
Cash, cash equivalents and short-term
  investments.................................  $299,237       $ 55,820         $(89,706)     $265,361
Working capital...............................  $269,425       $ 50,106         $(89,706)     $229,825
Total assets..................................  $911,664       $ 55,933         $(95,400)     $872,197
Long-term obligations.........................  $354,879                                      $354,879
Stockholders' equity..........................  $456,204       $ 50,106         $(89,706)     $416,604



    The adjustment to total revenues relates to the elimination of intercompany revenue from Spiros Corp. II. This adjustment is substantially offset by a reduction in operating expenses relating to intercompany development expenses. The adjustment to net income relates primarily to a reduction of $14.4 million for the year ended December 31, 1999 and $4.1 million for the three months ended March 31, 2000 to the pro forma consolidated provision for income taxes resulting from the recognition of the income tax benefit on Spiros Corp. II's pre-tax loss. This tax benefit was not recognized by Spiros Corp. II on a stand-alone basis due to the uncertainty of its ability to generate future taxable income necessary to realize this benefit. However, when considered on a combined basis, the amount of pre-tax income generated by Dura was adequate to utilize a portion of the tax benefit from pre-tax losses of Spiros Corp. II.


MARKET PRICE AND DIVIDEND INFORMATION (SEE PAGE   )

    On March 20, 2000, the last trading day before announcement of the execution and delivery of the merger agreement, the closing prices per share of Dura common stock and our callable common stock on The Nasdaq Stock Market were
$13.188 and $12.625, respectively. On             , 2000, the latest practicable
trading day before the printing of this document, the closing prices per share of Dura common stock and our callable common stock on The Nasdaq Stock Market
were $      and $      , respectively.

    Dura has never declared or paid cash dividends on its capital stock. We have never declared or paid cash dividends on our capital stock. Dura currently intends to retain all available funds for use in its business and does not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to Dura's dividend policy will be made at the discretion of Dura's board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects and other factors Dura's board of directors may deem relevant.

COMPARATIVE PER SHARE DATA

    The following tables present unaudited historical and pro forma per share data that reflect the completion of the merger based upon Dura's and our historical financial statements.

The pro forma adjustments are based upon available information and assumptions Dura believes are reasonable in the circumstances. The pro forma data is not necessarily indicative of the results of future operations or the actual results that may have occurred had the merger been completed at the beginning of the periods presented. You should read the data presented below together with the historical financial statements, including applicable notes, and the unaudited pro forma condensed combined financial data.

    The historical book value per share was calculated by dividing shareholders' equity by the number of shares of common stock outstanding at the end of each period. The pro forma combined book value per share was calculated by dividing pro forma combined shareholders' equity by the number of Dura common shares outstanding at the end of the period and does not assume the exercise of any warrants. This data should be read in conjunction with the selected historical financial data, the unaudited pro forma combined condensed financial information and Dura's and our separate historical financial statements and notes to the financial statements, included elsewhere in this document or incorporated by reference into this document.


                                                               DURA     SPIROS CORP. II     PRO FORMA
                                                              ACTUAL         ACTUAL        CONSOLIDATED
                                                             --------   ----------------   ------------
YEAR ENDED AND AT DECEMBER 31, 1999:
Net income (loss) per common share:
  Basic....................................................   $ 0.68         $(8.71)          $(0.17)
  Diluted..................................................   $ 0.66         $(8.71)          $(0.17)
Cash dividend per common share.............................   $   --         $   --           $   --
Book value per common share................................   $ 9.99         $10.16           $ 9.43

THREE MONTHS ENDED AND AT MARCH 31, 2000:
Net income (loss) per common share:
  Basic....................................................   $ 0.28         $(2.27)          $ 0.10
  Diluted..................................................   $ 0.27         $(2.27)          $ 0.10
Cash dividend per common share.............................   $   --         $   --           $   --
Book value per common share................................   $10.29         $ 7.92           $ 9.42


WHERE YOU CAN FIND MORE INFORMATION

    We and Dura each file annual, quarterly and special reports, proxy statements and other information with the SEC.

    You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549 or at one of the SEC's other public reference rooms in New York City and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at WWW.SEC.GOV.

    Dura has filed a registration statement on Form S-4 to register with the SEC the warrants to purchase shares of Dura common stock which you will receive in the merger and the shares of common stock underlying the warrants. This document is Dura's prospectus and is part of that registration statement on Form S-4.

    You may obtain any documents we or Dura file with the SEC through the SEC's public reference rooms or the SEC's internet world wide web site described above. Documents are also available from Dura without charge and may be obtained by a request in writing or by telephone at the following address:

                           Dura Pharmaceuticals, Inc.
                              7475 Lusk Boulevard
                          San Diego, California 92121
                         Attention: Corporate Secretary
                                 (800) 859-8585

    If you would like to request documents from Dura, please do so by , 2000 to receive them before the special meeting.

                                  RISK FACTORS


    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AS WELL AS OTHER INFORMATION PROVIDED TO YOU IN AND INCORPORATED BY REFERENCE IN THIS DOCUMENT IN DECIDING HOW TO VOTE, INCLUDING INFORMATION IN THE SECTION ENTITLED "INFORMATION REGARDING FORWARD LOOKING STATEMENTS." THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING DURA AND US. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO DURA OR US OR THAT WE AND DURA CURRENTLY BELIEVE ARE IMMATERIAL MAY ALSO IMPAIR DURA'S AND OUR RESPECTIVE OR COMBINED BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, DURA'S AND OUR BUSINESSES, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED, THE VALUE OF THE DURA COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.



               WE AND DURA FACE RISKS ASSOCIATED WITH THE MERGER



THE MERGER WILL SIGNIFICANTLY REDUCE DURA'S CONTRACT REVENUES AND WILL LIKELY RESULT IN A MATERIAL CHARGE TO ITS EARNINGS IN THE PERIOD IN WHICH THE MERGER OCCURS.



    Dura records contract revenue for payments we make for development costs that Dura incurs on our behalf and for technology access fees. Dura's contract revenues from us totaled $55.5 million for the year ended December 31, 1999. The merger will result in a significant reduction of contract revenue to Dura. In addition, Dura expects that a material charge for acquired in-process technology will likely be recorded in the period in which the merger is completed.



THE FRACTIONAL SHARES OF DURA COMMON STOCK UNDERLYING EACH WARRANT WILL VARY AS DURA'S STOCK PRICE CHANGES AND YOU MAY NOT BE SURE HOW MANY SHARES WILL BE ISSUABLE UNDER EACH WARRANT UNTIL AFTER YOU HAVE CAST YOUR VOTE.



    Under the merger agreement, each share of our callable common stock will be converted into the right to receive $13.25 in cash and a warrant to purchase a fractional share of Dura common stock. The fraction of a share of Dura common stock issuable under the warrant will be determined based on the average closing price of Dura common stock for the 10 trading days prior to the special meeting and will result in a calculated value, using the Black-Scholes option pricing
model, for each warrant of between $3.22 and $1.81. As of            , 2000, the
last trading day before the printing of this document, the fraction of a share
purchasable under each warrant would be      with a Black-Scholes calculated
value of     . There can be no assurance, however, that the fraction issuable will be the same at the closing date or that the market price of the warrant will equal the Black-Scholes calculated value of the warrant. The price of Dura common stock at the date of the special meeting may vary from the price on the date of this document and on the date of the closing of the merger and that variance could affect the value of the warrant. The trading price of Dura's common stock may vary because of:



    - changes in Dura's or our business, operations or prospects;



    - market assessments of the likelihood that the merger will be completed;



    - the timing of the completion of the merger;



    - the prospects of post-merger operations;



    - regulatory considerations; and



    - general market and economic conditions and other factors.



    We and Dura urge you to obtain the current market price of Dura's common stock.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT OUR STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS.



    If the merger is not completed for any reason, we may be subject to a number of material risks, including the following:



    - our existing working capital and expected interest revenue will not be sufficient to fund our cash requirements through the end of 2000;



    - raising additional cash to fund our ongoing activities is likely to be very difficult in light of the contractual arrangements between us and Dura;



    - the price of our callable common stock may decline to the extent that the current market price of our callable common stock reflects a market assumption that the merger will be completed; and



    - various costs of the merger, such as legal and accounting fees and the expenses and fairness opinion fees of our financial advisor, must be paid even if the merger is not completed.



    Further, if the merger is terminated and our board of directors determines to seek another merger or business combination, we may not be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger.



DURA FACES RISKS ASSOCIATED WITH ITS OPERATIONS THAT WILL NOT BE REDUCED BY THE
                                     MERGER



BEFORE DURA CAN MARKET ANY PRODUCT, INCLUDING ANY SPIROS PRODUCT, DURA WILL HAVE TO OBTAIN REQUIRED GOVERNMENTAL APPROVALS, WHICH IS A DIFFICULT AND TIME CONSUMING PROCESS, AND IS NOT ASSURED.



    The development, testing, manufacturing and marketing of pharmaceutical products are subject to extensive regulation by governmental authorities, including the FDA. The FDA must approve each Spiros product before that product can be manufactured or marketed for commercial sale. The review and approval process mandated by the FDA is very rigorous, requiring extensive preclinical and clinical testing as well as determining manufacturing capability and product performance. The FDA may never approve any of the products currently in development by Dura or in collaboration with third parties. For example, Dura is currently conducting clinical trials of Beclomethasone Spiros and Budesonide Spiros. If the clinical trials of either of these products are not successful or if Dura does not receive FDA approval for these products at the conclusion of the clinical trials, it will prevent or at least delay sales of these products and negatively affect Dura's revenues.



ALTERNATIVE SUPPLIERS TO DURA'S THIRD-PARTY MANUFACTURERS MAY NOT BE AVAILABLE ON A TIMELY BASIS, WHICH COULD IMPAIR DURA'S ABILITY TO MEET ITS SHIPPING REQUIREMENTS AND RESULT IN REDUCED PHARMACEUTICAL SALES.



    Dura does not have the capability to manufacture the pharmaceutical products it currently sells. As a result, Dura is dependent on third-party contract manufacturers for the supply of all of its products. These products are supplied under short-term and long-term supply agreements. If these manufacturers were unable to supply product, it could be difficult for Dura to secure alternative sources of supply in a timely manner. This would impair Dura's ability to ship product to its customers and would result in reduced pharmaceutical sales and increased expenses associated with identifying and qualifying alternate manufacturers.

DURA INTENDS TO CONTINUE TO PURSUE ITS STRATEGY OF ACQUIRING COMPLEMENTARY PRODUCTS AND LATE-STAGE PRODUCT DEVELOPMENT CANDIDATES, WHICH, IF SUCCESSFUL, COULD RESULT IN SIGNIFICANT CHARGES TO EARNINGS AND REQUIRE THE USE OF CAPITAL RESOURCES.



    As part of its business strategy, Dura intends to continue to pursue the acquisition of complementary products and late-stage product development candidates. These acquisitions could result in significant charges to earnings in the related period as well as require the use of a large amount of Dura's available capital resources. For example, in December 1998, we acquired exclusive U.S. distribution rights for the patented hospital antibiotic products Maxipime-Registered Trademark- IV/IM (cefepime HCl) and
Azactam-Registered Trademark- IV/IM (aztreonam) from Bristol-Myers Squibb Company for an initial payment of $60 million, a payment of $70 million due in 2003 and additional contingent payment amounts. Depending on the acquisition opportunities available and Dura's use of existing funds to satisfy existing capital and operating needs, Dura may need to raise additional funds to finance these transactions. If adequate funds are not available when needed on terms acceptable to Dura, its ability to complete acquisitions could be limited. Dura may not have sufficient funds to develop any late-stage product development candidates that it may acquire, any development it conducts may not be successful and any funds it spends on product development may reduce its earnings below the levels expected by securities analysts. Further, reimbursement from third-party payors may not be available to enable Dura to achieve market acceptance of any products it may acquire or develop or to maintain price levels sufficient to realize an appropriate return on its investment in these products.



DURA COULD HAVE DIFFICULTY COMMERCIALIZING THE SPIROS PRODUCTS IF EITHER IT OR THE THIRD-PARTY MANUFACTURERS IT RELIES ON DO NOT SUCCESSFULLY EXPAND THEIR MANUFACTURING CAPABILITY AND COMPLY WITH GOVERNMENT REGULATIONS.



    Dura will need to significantly expand its current manufacturing operations and comply with regulations prescribed by various regulatory agencies to achieve the quality and required levels of production of Spiros products to be commercially successful. In addition, Dura's manufacturing facility must be registered with and licensed by various regulatory authorities and must comply with current good manufacturing practice requirements prescribed by the FDA and other governmental authorities. Dura intends to utilize third parties to produce components of and to assemble the Spiros inhaler. Those third parties have only produced limited quantities of components and assembled limited numbers of inhalers. The third parties will be required to significantly scale up their activities and to produce components which meet applicable specifications on a timely and consistent basis. Those third parties may not be successful in attaining acceptable service levels or meeting regulatory requirements which would have an adverse effect on Dura's ability to commercialize the Spiros products.



IF DURA LOSES KEY PERSONNEL OR IS UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL AS NECESSARY, IT COULD IMPAIR ITS OPERATIONS AND DELAY ITS PRODUCT DEVELOPMENT PROGRAMS.



    Dura's success depends on the principal members of its scientific and management staff. If Dura loses the services of one or more of these people, it may be unable to achieve its development objectives.



    None of Dura's employees, other than Cam L. Garner, Dura's chairman and chief executive officer, Robert S. Whitehead, Dura's president and chief operating officer, and David S. Kabakoff, Ph.D., president, Dura Technologies, is currently employed under an employment contract. Each of Mr. Garner, Mr. Whitehead and Dr. Kabakoff are employed under separate letter agreements with expiration dates of May 31, 2001, July 1, 2000 and April 30, 2001, respectively. Each contract automatically renews for successive one-year periods.



    Dura may not be able to recruit and retain management and qualified scientific personnel to perform research and development work in the future due to intense competition for personnel among pharmaceutical and other technology-based businesses, universities and research institutions, particularly in the San Diego area. Recruiting and retaining experienced sales personnel is equally difficult but essential to the success of Dura's operations. As of May 31, 2000, Dura had 975 employees, of which approximately 225 were in research and development and approximately 550 were in sales and marketing.



DURA'S HOSPITAL SALES FORCE IS NEW AND MAY NOT BE ABLE TO EFFECTIVELY MARKET MAXIPIME AND AZACTAM DIRECTLY TO HOSPITALS, WHICH COULD RESULT IN REDUCED SALES OF THESE PRODUCTS.



    Effective January 1, 1999, Dura acquired the rights to Maxipime and Azactam, its first acquisition of products used in hospitals. Under a co-promotion agreement with Bristol-Myers Squibb Company, Bristol-Myers Squibb Company's hospital sales force promoted the products during 1999, while Dura built its hospital sales force. Beginning in 2000, Dura assumed full responsibility for promoting these products. Dura has had no previous experience promoting and selling hospital products. Dura may not be able to generate the same volume of sales with respect to these products as Bristol-Myers Squibb Company. If Dura is not able to effectively promote these products solely through its own hospital sales force, its pharmaceutical sales could be reduced.



DURA MAY HAVE TO REFINANCE $287.5 MILLION OF OUTSTANDING NOTES ON TERMS THAT MAY NOT BE ATTRACTIVE.



    Dura issued $287.5 million principal amount of 3 1/2% convertible subordinated notes due July 2002. Dura may desire to refinance the notes at a time when it is not able to do so or on terms that are not attractive to Dura. Any inability to refinance the notes on attractive terms would increase Dura's borrowing costs and reduce its earnings, or result in significant dilution to its stockholders and decrease the market value of its common stock.



SEASONALITY AND THE TIMING AND SEVERITY OF THE WINTER COLD AND FLU SEASON COULD HAVE AN ADVERSE EFFECT ON DURA'S OPERATING RESULTS.



    Historically, as a result of the winter cold and flu season, industry-wide demand for respiratory products such as those sold by Dura has been stronger in the first and fourth quarters than in the second and third quarters of the year. In addition, variations in the timing and severity of the winter cold and flu season have influenced Dura's results of operations in the past and may influence them again in the future. For example, the short flu season during the first quarter of 2000 negatively impacted sales of Ceclor CD.



COMPETITION FOR THE ACQUISITION OF RIGHTS TO NEW PRODUCTS AND TECHNOLOGIES MAY PREVENT DURA FROM ACHIEVING TARGETED GROWTH RATES.



    Dura's strategy for growth is dependent, in part, on its ability to continue to acquire rights to new products and technologies, such as the December 1998 acquisition of exclusive distribution rights to Maxipime and Azactam. The failure to successfully acquire, develop or market new products or technologies would limit the future growth of Dura's business. Other companies, including those with substantially greater resources, are competing with Dura for the rights to these products. Dura may not be able to acquire additional products or technologies on acceptable terms, or at all.



GROSS MARGINS ON DURA'S PHARMACEUTICAL PRODUCTS MAY DECREASE AS A RESULT OF COMPETITIVE PRESSURES.



    Dura does not have proprietary protection for several of the products it sells, and other pharmaceutical companies sell substitutes for such products. In addition, the average selling prices for many of Dura's products may decline over time due to competitive and reimbursement pressures. Dura may not be successful in any efforts it takes to mitigate the effect of a decline in average selling prices. Dura's commercial success will depend in part on the prices that third-party healthcare payors, such as government and private health insurers and managed care organizations, are willing to pay for its products. Third-party payors continually challenge the pricing of medical products and services. Many managed care organizations limit the number of pharmaceutical products they approve for reimbursement. The competition between pharmaceutical companies to get their products approved for reimbursement may also result in downward pricing pressure in the industry. Any of these factors causing a decline in Dura's average selling prices would also reduce the gross margins it achieves and negatively impact Dura's business.



DURA'S INABILITY TO OBTAIN PATENTS AND PROTECT ITS PROPRIETARY RIGHTS COULD HAVE A DETRIMENTAL EFFECT ON DURA'S COMMERCIAL SUCCESS.



    Dura's ability to obtain patents on current or future products or technologies, defend its patents, maintain trade secrets and operate without infringing upon the proprietary rights of others, both in the U.S. and abroad, is uncertain. Patents may never issue from the applications Dura has filed. Even if issued or licensed to Dura, patents may not be enforceable, provide substantial protection from competition or be of commercial benefit to Dura. Even if all these are true, Dura may not possess the financial resources necessary to enforce or defend any patent rights it obtains. Dura's commercial success will also depend upon avoiding the infringement of patents issued to competitors and upon maintaining the technology licenses upon which specified Dura products are based. Litigation, which is costly, may be necessary to enforce Dura's patent and license rights or to determine the scope and validity of proprietary rights of third parties. If any of its products or technologies are found to infringe upon patents or other rights owned by third parties, Dura could be required to obtain a license to continue to manufacture or market such products or technologies. Licenses to such patent rights may not be available to Dura on commercially reasonable terms, or at all. If it does not obtain such licenses, Dura could encounter delays in marketing affected products or technologies or Dura could find that the development, manufacture or sale of products requiring such licenses is not possible.



DURA IS INVOLVED IN A LAWSUIT AND CANNOT PREDICT THE ULTIMATE OUTCOME OR POSSIBLE LOSS THAT COULD RESULT FROM THE LAWSUIT.



    In January 1999, several class action suits were filed against Dura and a number of current or former officers and directors of Dura in the United States District Court for the Southern District of California. The lawsuits, which have been consolidated into one action, allege violations of the federal securities laws, and purport to seek damages on behalf of a class of shareholders who purchased Dura's common stock during a defined period. The ultimate outcome of this lawsuit and any other suits in which Dura may become involved cannot be predicted. An adverse outcome in any of these actions could require Dura to make a significant cash payment and could reduce Dura's earnings.



IF DURA BECOMES SUBJECT TO PRODUCT LIABILITY CLAIMS, IT MAY RESULT IN REDUCED DEMAND FOR ITS PRODUCTS OR DAMAGES THAT EXCEED ITS INSURANCE COVERAGE.



    Dura faces an inherent business risk of exposure to product liability claims in the event that the use of its products or technologies is alleged to have resulted in adverse effects. Such liability might result from claims made directly by healthcare institutions, contract laboratories or others selling or using such products. Dura currently maintains product liability insurance coverage; however, any product liability claim in excess of its insurance coverage would have to be paid out of our cash reserves which would reduce our capital resources. The level or breadth of insurance coverage that Dura currently maintains may not be sufficient to fully cover potential claims. Adequate insurance coverage may not be available in the future at acceptable costs, if at all, or in sufficient amounts to protect Dura against any such liability.

                  DURA FACES RISKS ASSOCIATED WITH ITS MARKET



MANY POTENTIAL COMPETITORS WHO HAVE GREATER RESOURCES AND EXPERIENCE THAN DURA MAY DEVELOP PRODUCTS AND TECHNOLOGIES THAT MAKE DURA'S PRODUCTS AND TECHNOLOGIES OBSOLETE.



    Many companies, including large pharmaceutical firms with financial and marketing resources and development capabilities substantially greater than Dura's, are developing, marketing and selling products that compete with those that Dura offers or plans to offer. Dura's current competitors include Bristol-Meyers Squibb Company, Schering Plough, Hoffman LaRoche, American Home Products and Glaxo Wellcome. Dura's failure to effectively respond to the competitive pressures of its industry would have an adverse effect on its business and results of operations. The selling prices of such products typically decline as competition increases. Further, other products now in use or under development by others may be more effective than Dura's current or future products. The industry is characterized by rapid technological change, and competitors may develop their products more rapidly than Dura does. Competitors may also be able to complete the regulatory process sooner, and therefore, may begin to market their products in advance of Dura's products.



SOME OF DURA'S CHARTER AND OTHER CONTRACTUAL PROVISIONS MAY PREVENT A CHANGE OF CONTROL THAT COULD BE BENEFICIAL TO DURA'S STOCKHOLDERS.



    Some provisions of Dura's charter documents, outstanding securities, including warrants, options and Dura's notes, specified contracts of Dura, including the executive severance agreements, and Dura's stockholder rights plan could make it more difficult for a third party to acquire Dura without approval of its board of directors. As a result of these provisions, Dura could delay, deter or prevent a takeover attempt or third party acquisition that its stockholders consider to be in their best interests, including a takeover attempt that results in a premium over the market price for the shares held by its stockholders.



DURA'S STOCK PRICE HISTORICALLY HAS BEEN VOLATILE, WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO RESELL DURA'S COMMON STOCK WHEN YOU WANT AT PRICES YOU FIND ATTRACTIVE.



    The market prices for securities of emerging companies, including Dura's, have historically been highly volatile. For example, from May 1998 to May 2000, Dura's common stock has closed as high as $28.50 per share and as low as $8.19 per share. Factors contributing to this volatility have included:



    - Dura's financial results;



    - the results of clinical testing of Dura's or its competitors' products;



    - regulatory developments for Dura's or its competitors' products;



    - technological innovations for Dura's or its competitors' products;



    - new commercial products introduced by its competitors;



    - changes to government regulations;



    - regulatory decisions on commercialization of products;



    - developments concerning proprietary rights; and



    - Dura's failure to achieve securities analysts' expectations concerning its earnings per share or revenues.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER


    We were incorporated in Delaware on September 23, 1997 to continue to develop the Spiros technology, a dry powder pulmonary drug delivery system, and to conduct formulation work, clinical trials and commercialization for specified leading asthma and chronic obstructive pulmonary disease drugs for use with Spiros. We commenced operations on December 22, 1997 when we and Dura completed an initial public offering of 6,325,000 units, each unit consisting of one share of our callable common stock and one warrant to purchase one-fourth of one share of Dura's common stock. The offering resulted in net proceeds to us of approximately $94 million. Concurrent with the offering, Dura contributed
$75 million to us. Substantially all of these funds have been and are expected to be paid to Dura for the development and commercialization of Spiros and the use of Spiros with specified drugs under our agreements with Dura.



    In connection with the initial public offering, we entered into a technology license agreement with Dura. Dura granted us an exclusive, worldwide, perpetual royalty-bearing license to use the Spiros technology owned by Dura with the drugs albuterol, beclomethasone, ipratropium, budesonide and a combination of albuterol and ipratropium. We also entered into a series of agreements with Dura which provide for the development, marketing and manufacturing of Spiros technology with specified compounds and for the provision of general and administrative services by Dura. These agreements are described in greater detail under "The merger--relationship between us and Dura" beginning on page
  . Dura conducts all of our development activities under these agreements, and we therefore do not maintain any research staff or occupy any research facilities.



    Dura also owns 100% of our special common stock. As the holder of our special common stock, Dura has an irrevocable option to purchase all, but not less than all, of the issued and outstanding shares of our callable common stock at predetermined prices. Dura may exercise the option at any time through the earlier of:



    - December 31, 2002;



    - the 90th day after the date we provide Dura with our quarterly financial statements showing cash or cash equivalents of less than $5 million, although Dura may extend such period by providing additional funding for the continued development of Spiros technology, but in no event beyond December 31, 2002; or



    - upon termination of the technology license, development or manufacturing agreements with Dura.



    The purchase option exercise price is $27.96 per share through September 30, 2000, and increases on a quarterly basis to $45.95 per share through December 31, 2002. The purchase price may be paid, at Dura's discretion, in cash, shares of Dura common stock, or any combination thereof.



    Dura has from time to time been considering potential strategic alternatives with us. During the fourth quarter of 1999, based on the expectation that our capital would be exhausted some time during the second half of 2000, Dura's management determined that it was the appropriate time to evaluate the acquisition of the rights to use the specified drugs with the Spiros technology that Dura had initially licensed to us. Dura's management concluded, however, that in light of the difficulties and delays we have encountered in our development programs, as well as changes in the markets for our products, its purchase options negotiated during our initial public offering represented a significant premium to any currently expected value of our products under development. Dura's management also analyzed the potential market for Albuterol Spiros-TM- and concluded that expected market conditions would not improve to support commercialization of that product in the current Spiros system.

    In the fourth quarter of 1999, Dura's management discussed the possibility of acquiring us at a price reflective of the difficulties and delays we have encountered in our development program. At a December 9, 1999, meeting of Dura's board of directors, members of Dura's management team and representatives of Merrill Lynch made preliminary presentations regarding our business and prospects and discussed potential strategic transactions with us. These potential transactions included exercising Dura's option to purchase all of our callable common stock on the originally negotiated terms, both in the near term and at an unspecified future date, making an additional capital contribution to us to enable us to continue to operate past 2000, as well as attempting to negotiate the purchase of all of our callable common stock at a price significantly below the purchase option price.


    At our board's regularly scheduled meeting on December 13, 1999, Mr. Garner, who serves as one of our directors and chairman of the board and chief executive officer of Dura, provided our board with a presentation of:


    - Dura's current assessment of the status of the Spiros products being developed by us, which included the observation that our development programs for the products were either taking longer than Dura expected at the time of our initial public offering or, in the case of Albuterol, were no longer commercially feasible in the current Spiros system in Dura's view;



    - the amount of our remaining cash and cash equivalents to fund additional work by Dura under the development programs;



    - the expected future funding required for the products being developed in those programs to be commercialized, which in Dura's view significantly exceeded our remaining funds;



    - the cost to Dura to execute its option to acquire our callable common stock at the prices negotiated during our initial public offering which, when added to the remaining development costs for our products, greatly reduced the anticipated return on the investment Dura would be making to acquire and commercialize the products; and



    - the expected future funding needs of Dura.



    Dr. Kabakoff, our chairman of the board, chief executive officer and president, who also serves as president, Dura Technologies, informed our board that in light of the remaining funds available to us, which at the time totaled approximately $75 million, and the projected costs to complete the remaining development work for the Spiros products, which significantly exceeded our available funds, he understood that Dura had begun considering its strategic alternatives with us. Dr. Kabakoff suggested that, although no decision had been made about any particular strategic action and no action had been authorized by Dura's board of directors, it might be appropriate for our board to form a special committee of independent directors to evaluate and consider strategic alternatives, including any proposal from Dura. Dr. Kabakoff also recommended that our board allow the special committee to engage independent legal and financial advisors to assist in its evaluation.


    In response to Dr. Kabakoff's suggestion, our board established a special committee of independent members of the board, consisting of William H. Rastetter, Ph.D., chairman of the special committee, Alain B. Schreiber, M.D. and Sol Lizerbram, RPh., D.O., none of whom are directors or officers of Dura. Our board also authorized the special committee to engage independent legal and financial advisors.

    From December 13 to December 22, 1999, the special committee conducted interviews with several independent legal and financial advisors. The special committee decided to engage Skadden, Arps, Slate, Meagher & Flom LLP and
Baker & McKenzie as the special committee's independent legal advisors and PaineWebber Incorporated as its financial advisor, a representative of which had prior relevant experience with similarly structured companies.

    On December 22, 1999, the special committee held a meeting at which representatives from Skadden, Arps were present. At that time, the special committee approved the retention of Skadden, Arps and Baker & McKenzie as the special committee's legal advisors and PaineWebber as its financial advisor. The special committee then reviewed our current and projected financial status and the nature of our relationship with Dura. The special committee requested that Skadden, Arps review the contractual arrangements between Dura and us and report on the various alternatives available to us in part because of the terms of those agreements. The special committee then discussed the next steps, timing issues and the roles of various parties in the consideration of our strategic alternatives.

    Between December 22, 1999 and January 5, 2000, Skadden, Arps reviewed the contractual arrangements between Dura and us. Both Skadden, Arps and PaineWebber requested information from Dura to assist them with formulating their advice to the special committee regarding the strategic alternatives available to us. No discussions took place between Dura and us during this time.

    In a telephone call on January 10, 2000, Dr. Kabakoff informed
Dr. Rastetter that Dura did not have any definitive plans with respect to its relationship with us at that time. Dr. Kabakoff noted, however, that Dura was still exploring the feasibility of making an acquisition proposal for our callable common stock and that if a proposal were to be made, it would likely be an all cash offer. Both Dr. Kabakoff and Dr. Rastetter agreed, however, that the next steps were to continue conducting their respective reviews and exploration of strategic alternatives and to contact the financial advisors in order to prepare both PaineWebber and Merrill Lynch, Dura's financial advisor, for the possibility of an acquisition proposal, if and when one was made.


    On January 11, 2000, the special committee held a meeting, which was attended by representatives of both Skadden, Arps and PaineWebber. PaineWebber provided the special committee with an overview of the relationship between companies that were structured similarly to us and Dura. They noted those companies' different approaches in modifying their relationships to each other given their respective contractual constraints. Such approaches included exercising the call options in accordance with the terms of the organizational documents, negotiating and consummating transactions at prices significantly below the designated call price and using different forms of considerations including cash, stock and combinations thereof.



    Skadden, Arps then provided the special committee with an overview of the specific contractual obligations between us and Dura. Skadden, Arps noted that these obligations included:



    - prohibiting us from sharing confidential information without Dura's consent;



    - prohibiting us from accepting third party proposals unless our working capital was depleted to less than $5 million and Dura elected not to provide additional funding;



    - prohibiting us from raising additional capital by sale of assets, sale of capital stock or incurring debt without Dura's consent until the earlier of the expiration of Dura's stock purchase option contained in our organizational documents or 90 days after our working capital was depleted to less than $5 million and Dura elected not to provide additional funding; and



    - providing Dura with the option -- but not the obligation -- to call our common stock at a predetermined price, which was a significant premium to the initial public offering price.



These restrictions were in place prior to, and fully disclosed in, the initial public offering.



    In light of these contractual restrictions, the special committee then discussed whether it should seek Dura's consent to reveal confidential information or pursue offers from other potential acquirors.

    The special committee determined not to request that Dura reveal confidential information to third parties at that time because:



    - the special committee was convinced that Dura would be extremely reluctant to allow us to provide confidential information to others, particularly competitors, at a time when no decision had been made to pursue an alternative transaction to the acquisition by Dura;



    - based on the advice of PaineWebber, the special committee did not believe that any third parties would be interested in pursuing an acquisition while Dura's proposal was pending;



    - no third party approached us for an alternative transaction after Dura's proposal was announced; and



    - the special committee had the ability to request that Dura reveal confidential information to third parties after the proposal was announced on February 14, 2000.



    The special committee did not approach third parties for the same reasons stated above, and because, after consultation with its legal and financial advisors, the special committee did not consider it necessary or desirable to contact third parties in advance of evaluating the Dura proposal. If any such contact became necessary or desirable after such evaluation, we could preserve the ability to engage in such discussions through contractual provisions, which could be negotiated as part of any transaction agreement. The agreement ultimately reached with Dura provided for such ability.



    The special committee also considered our ability to raise capital without Dura's assistance if Dura decided not to provide funding to us when our capital was exhausted, which is expected to occur in the second half of 2000. The special committee's financial advisor noted that raising additional cash to fund our ongoing activities was likely to be very difficult in part because we do not have our own management and infrastructure independent of Dura and also because a third party would likely be reluctant to make an investment in us after Dura had declined to make such an investment and that, if additional cash could not be raised, the market value of our callable common stock could be materially and adversely affected. The special committee thus concluded that our ability to obtain funding independent from Dura at that time did not appear to be a feasible strategic alternative.


    Based on the foregoing, the special committee concluded that a proposal by Dura to acquire our callable common stock, if made at a fair price, could be the best alternative presently available to us.

    On January 13, 2000, Dr. Rastetter, representatives of PaineWebber and a representative from Skadden, Arps met with our officers and representatives of Dura for a due diligence presentation and to review our business potential. After the due diligence presentation, a representative of PaineWebber met informally with management of Dura to discuss the possible timing and terms of an acquisition proposal if one were to be made by Dura.

    In a conference call on January 20, 2000, the special committee held a meeting, which was also attended by representatives of Skadden, Arps and PaineWebber. At that meeting, the special committee discussed the due diligence presentation conducted on January 13, 2000. The special committee also decided to recommend that we engage a different independent accounting firm to conduct our 1999 year-end audit from the independent accounting firm used by Dura for its own audit. In a telephone call on January 20, 2000, Dr. Rastetter informed Dr. Kabakoff of the special committee's recommendation.

    On January 24, 2000, our board held a telephonic meeting, which was also attended by representatives of Skadden, Arps and PaineWebber. At that meeting, Dr. Kabakoff reviewed the status of our development programs including the difficulties and delays encountered and reported that Dura was considering suspending the Albuterol Spiros development program.

    From February 4 to February 13, 2000, the special committee and its financial and legal advisors exchanged calls with representatives of Dura and its financial and legal advisors to determine whether an acquisition proposal was to be forthcoming from Dura. No acquisition proposal was made by Dura during this time but both parties continued their respective reviews of our business, prospects and strategic alternatives.

    By letter dated February 14, 2000, Dura proposed to acquire all outstanding shares of our callable common stock at a cash price of $12.50 per share, subject to the negotiation and execution of a mutually satisfactory definitive merger agreement. In the offer, Dura proposed to complete the acquisition by means of a tender offer followed by merger. Dura also issued a press release announcing the proposal and its intent to discontinue the development of albuterol in the current Spiros platform and offered to meet with us to discuss its proposal.

    In the afternoon of February 14, 2000, the special committee held a meeting by telephone with representatives of SG Cowen and Skadden, Arps. Earlier in the week, the special committee had been informed that the representative it had been working with at PaineWebber had left PaineWebber to join SG Cowen. Because of the representative's prior relevant experience with similarly structured companies, the special committee terminated PaineWebber's engagement and retained SG Cowen. The PaineWebber engagement letter provided that in the event such representative was to relocate to another firm, PaineWebber's engagement could be terminated without cost except for out-of-pocket fees and expenses, SG Cowen was otherwise retained on substantially the same terms which are described below in the "Opinion of SG Cowen."

    The special committee then discussed and considered the nature and timing of Dura's proposal, the contents of Dura's press release, Dura's commitment to the Spiros technology program as well as the potential obstacles to development and commercialization of the Spiros products. The special committee determined that, in order to adequately assess the proposal as well as the strategic alternatives available to us, the special committee would need further information from Dura before responding. The special committee also requested that SG Cowen prepare for a preliminary discussion of the financial aspects of the proposal. The special committee then determined to accept Dura's invitation to meet to discuss the proposal.

    On February 15, 2000, we issued a press release confirming the receipt of Dura's acquisition proposal. Our press release stated that Dura's offer was being evaluated by the special committee and that the special committee would be meeting with Dura in the near future to discuss the proposal.

    On February 17, 2000, Dr. Rastetter and representatives of SG Cowen met with representatives of Dura and Merrill Lynch to conduct further financial due diligence. On February 18, 2000, the special committee held a meeting at which representatives from Skadden, Arps and SG Cowen were present. Dr. Rastetter provided an overview of the February 17 meeting with Dura. The special committee discussed Dura's possible exercise of the Spiros product option, which, depending on the exercise price calculated for such option, could result in less value to our stockholders than a sale of the entire company, particularly if further funding was unavailable. The special committee requested that, based on data provided by us, SG Cowen prepare to discuss with the special committee the prices at which Dura might seek to exercise the albuterol product option or the Spiros product option.

    At a special committee meeting held on February 22, 2000, SG Cowen and the special committee held preliminary discussions regarding the financial aspects of the Dura proposal. The meeting was also attended by representatives of Skadden, Arps. After discussion and consultation with its advisors and a review of communications with stockholders to date, the special committee concluded that it was not in favor of recommending the Dura proposal at the price level indicated, but determined to seek an increase in the price to a level that would be acceptable. The special committee authorized Dr. Rastetter to communicate the special committee's views to Dura.

    On February 23, 2000, Dr. Rastetter met with Mr. Garner and expressed the special committee's views regarding Dura's offer of $12.50 per share.
Dr. Rastetter also reviewed the status of stockholder sentiment with respect to Dura's proposal. Dr. Rastetter then indicated that the special committee might look favorably on a proposal of $15.50 per share in cash plus a security that would provide additional value if our technology proved to be commercially successful. Mr. Garner agreed to consider Dr. Rastetter's suggestions but indicated that he did not believe that Dura would be willing to increase the consideration offered to the levels suggested by Dr. Rastetter. Also on this date, we formally retained Ernst & Young LLP as our independent auditors to conduct our 1999 year-end audit.

    On February 25, 2000, Mr. Garner placed a telephone call to Dr. Rastetter to inform the special committee that Dura was opposed to a cash price of $15.50 per share. Mr. Garner noted, however, that Dura was not opposed to the use of a Dura warrant with a 60-month expiration as part of the transaction consideration, but that the transaction consideration could not include more than $13.00 per share in cash plus the warrant. Mr. Garner also expressed reluctance to continue negotiations if an agreement could not be reached at that price. After further discussion between Dr. Rastetter and Mr. Garner, Dr. Rastetter asked whether Dura would consider increasing the cash component of the consideration to $14.00. Mr. Garner said he would discuss this suggestion with his advisors.


    On February 28, 2000, Mr. Garner contacted Dr. Rastetter and informed him that the most that Dura was prepared to offer was a cash price of $13.25 per share and a 60-month warrant to purchase a number of shares of Dura common stock which, when adjusted by a conversion ratio, would yield a calculated Black-Scholes value of $2.50 per share of our callable common stock, subject to determining the specific terms of the warrant. Later that afternoon, the special committee held a meeting with representatives from Skadden, Arps and SG Cowen to discuss Dura's latest proposal. The special committee then decided that it was prepared to support a transaction for $13.25 in cash per share and a 60-month warrant with an exercise price at a 25% premium over the average closing price of Dura common stock for 10 consecutive trading days ending on the day prior to public announcement of a definitive agreement for the transaction. This warrant would entitle the holder to purchase a number of shares of Dura common stock with a calculated Black-Scholes value, when adjusted by a conversion ratio, of $2.50 per share of our callable common stock, subject to agreement on a suitable volatility factor to be used in the calculation. The special committee's support was subject to the special committee's ability to obtain a fairness opinion from SG Cowen with respect to the terms of the offer as well as the execution of a mutually satisfactory definitive merger agreement.


    In a facsimile to Mr. Garner dated February 29, 2000, Dr. Rastetter forwarded a summary of the warrant terms and a sample warrant valuation calculation prepared by SG Cowen for Dura's review and comment.

    In a letter to Dr. Rastetter dated March 2, 2000, Mr. Garner confirmed
Dr. Rastetter's letter of February 29, 2000, which stated that Dura was in agreement with the summary of the warrant terms except with respect to the time at which to begin the valuation of the exercise price for the warrant and the volatility factor with respect to the Black-Scholes calculation. Mr. Garner indicated that after having discussed the timing of the valuation of the warrant with Dura's financial and legal advisors, Dura believed that the valuation should begin at the time the proposed merger is completed and not at the time of signing the merger agreement. Mr. Garner suggested that both Dura and the special committee utilize their respective financial advisors to determine the generally accepted methodology for calculating the appropriate volatility factor for transactions of this type and the timing of such valuation.

    From March 2 to March 12, 2000, Dura's and our financial advisors had numerous discussions regarding the timing of the valuation of the warrant and the appropriate volatility factor, but no mutually acceptable parameters were reached between us and Dura.

    On March 12, 2000, Dr. Rastetter contacted Mr. Garner regarding the terms of the warrant and proposed, subject to the approval of the other special committee members, pricing the warrant at signing but with a collar of 25% above and below the measurement price in which the calculated value of the warrant would fluctuate, but outside of which there would be no further change in the calculated value. After confirming the counter-proposal with the other special committee members, Dr. Rastetter then forwarded a summary of the newly proposed terms of the warrant, which was made subject to the review and approval of the special committee's financial and legal advisors. Mr. Garner informed
Dr. Rastetter that he would review the special committee's counter-proposal with respect to the warrant with his advisors.

    On March 13, 2000, Dr. Rastetter met with Mr. Garner to discuss the special committee's counter-proposal with respect to the terms of the warrant. At that time, Mr. Garner presented two separate counter-proposals. The terms of the counter-proposals by Dura included the following:

    - the cash price of $13.25 per share and a warrant to purchase a number of shares of Dura common stock with a calculated Black-Scholes value which, when adjusted by a conversion ratio, would yield a calculated value of $2.50 per share of our callable common stock, using a 65% volatility factor, subject to adjustment to reflect changes in Dura's stock price prior to the closing of up to 20% above or below the measurement price calculated based on the average of the closing prices over 10 consecutive days prior to public announcement of the transaction terms; or

    - the cash price of $13.25 per share and a warrant with a 25% collar above and below the measurement price calculated based on the average of the closing prices five days prior to and five days after public announcement of the transaction terms.

    Dr. Rastetter then contacted the other special committee members and SG Cowen regarding Dura's counter-proposals. The special committee agreed to recommend the first of the two counter-proposals, subject to the preparation of a warrant valuation calculation by SG Cowen based on a range of assumptions. After the distribution of the warrant valuation calculation, the special committee determined to recommend Dura's counter-proposal of $13.25 in cash per share and a warrant with the 20% collar above and below the measurement price calculated based on the average of the closing prices of Dura's common stock over 10 consecutive days prior to public announcement of the transaction terms, subject to the satisfactory completion of due diligence, negotiation and execution of a mutually satisfactory definitive merger agreement, and receipt of a fairness opinion of SG Cowen.

    From February 15 through March 20, 2000, numerous drafts of the proposed merger agreement and warrant agreement were exchanged between Dura and the special committee and their respective legal and financial advisors and the final terms and conditions of such agreements were negotiated. Simultaneously, both parties' financial and legal advisors completed their respective due diligence investigations.

    On March 20, 2000, Dura's board of directors met by telephone conference to consider the proposed merger. After presentations by members of Dura's management team, Merrill Lynch and Dura's counsel, the board of directors of Dura deliberated about the proposed transaction and then voted unanimously to approve the merger agreement and the transactions contemplated thereby.


    On March 20, 2000, the special committee met with its legal and financial advisors to consider the merger agreement and the warrant agreement. The special committee received the oral opinion of SG Cowen, later confirmed in writing as of the same date, to the effect that, as of the date of the meeting, the consideration to be received by the holders of our callable common stock in the merger was fair, from a financial point of view, to the holders of our callable common stock. After a full discussion with respect to the merger, the merger agreement and the warrant agreement, and the other alternatives then available to us, the special committee unanimously determined the merger to be fair to and in the best interests of, our callable common stockholders and unanimously determined to recommend that our full board of directors act to approve and authorize the merger and the merger agreement and the warrant agreement. Thereafter, our board met, and upon the recommendation of the special committee, and with Mr. Garner and Dr. Kabakoff abstaining, approved and authorized the merger, the merger agreement, the warrant agreement and the transactions contemplated thereby.


    Also on March 20, 2000, as an inducement to Dura's execution of the merger agreement, a group of affiliated stockholders, who own approximately 22% of the outstanding shares of our callable common stock, entered into a written agreement to vote their shares in favor of the merger.

    Following the board meeting, we and Dura executed the merger agreement and on March 21, 2000, issued a joint press release announcing the execution of the merger agreement and the principal terms of the proposed transaction.

RECOMMENDATION OF OUR BOARD OF DIRECTORS; OUR REASONS FOR THE MERGER; FAIRNESS
  OF THE MERGER

    At a meeting held on March 20, 2000, the special committee, based on factors set forth below, unanimously determined that the merger is fair to, and in the best interests of, the holders of our callable common stock and resolved to recommend that our board:

    - determine the merger is fair to you and in your best interests;

    - approve the merger and the transactions contemplated thereby;

    - approve the merger and warrant agreements; and

    - recommend that you vote FOR adoption of the merger agreement.

    In determining that the merger is fair to you and in your best interests, and in making its recommendation to our board, the special committee considered the following factors, which, taken as whole, supported its decision:

    - Dura's and our respective financial condition, assets, results of operations, business, potential contingent liabilities and prospects of the business separately and as combined, and the risks involved in achieving those prospects;

    - the presentation and oral opinion of SG Cowen delivered to the special committee on March 20, 2000, to the effect that, as of such date, the merger consideration to be received by the holders of our callable common stock in the merger was fair, from a financial point of view, to the holders of our callable common stock. For a further description of the opinion of SG Cowen, see "Opinion of SG Cowen;"

    - the consideration by the special committee, based in part on the assistance of its financial and legal advisors, of the feasibility of various strategic alternatives, including the feasibility of licensing the technology to a third party, continuing to operate as a stand-alone entity, sale to a third party or liquidation, and the conclusion of the special committee that none of such alternatives was either feasible or more attractive than the merger proposal;


    - the terms and conditions of the merger agreement, including the following factors, which the special committee deemed favorable in reaching its decision:


       - the right of our board to terminate the agreement without a termination fee in order to proceed with a superior proposal or amend or withdraw its recommendation under specified circumstances;

       - the similarity of the terms of the warrants issued by Dura in connection with our initial public offering as compared with the terms of the warrants to be issued in the merger; and

       - the consideration to be received by you;


    - the current and historical market prices of Dura's common stock and our callable common stock and the fact that the offer represents a significant premium over such prices as described in the financial analysis prepared by SG Cowen;



    - the fact that our callable common stock is currently trading at a price per share that is significantly lower than the current purchase option exercise price and, given our prospects, the significant risk in the view of the special committee that our callable common stock price will not reach the purchase option exercise price prior to the expiration of the purchase option;


    - the limited range of alternative transactions available to us in view of the nature of the contractual arrangements between us and Dura and the effect on holders of our callable common stock if the merger is not consummated;

    - the fact that our current cash balance is rapidly diminishing and will be exhausted by the end of 2000, and we have no commitment from Dura to provide additional funding, and it has no contractual obligation to do so;

    - the fact that raising additional cash to fund our ongoing activities is likely to be very difficult in light of the contractual arrangements between us and Dura, and if additional cash cannot be raised, the belief that the value of our callable common stock could be materially and adversely affected;


    - the judgment of the special committee that $13.25 in cash per share and the inclusion of a Dura warrant as the merger consideration is the highest price reasonably available to our stockholders for the following reasons:



       - the extensive negotiations that occurred between the parties concerning the terms of the merger and the related agreements;


       - the course of negotiations between the parties regarding the offering price given that Dura originally proposed to acquire us for $12.50 per share with no warrant, but, following extensive and protracted negotiations with the special committee, the proposed price was increased to $13.25 per share and included a new warrant to purchase shares of Dura's common stock;

       - the pursuit of alternative transactions with third parties was deemed to be an unlikely alternative based, in part, on the special committee's discussions with its financial advisors and Skadden, Arps' legal analysis of the existing contractual obligations between us and Dura; and

       - since February 14, 2000, the date on which Dura publicly disclosed its proposal to acquire us, no competing offers, indications of interest or proposals by third parties were received by the special committee or its financial or legal advisors.


    The members of the special committee evaluated the factors in light of their knowledge of our business, their knowledge of the pharmaceutical and related industries and their business judgment. In view of the wide variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated thereby, while the special committee believes that these were all of the material factors considered, the special committee did not find it practicable to, and did not attempt to assign relative weights to the factors considered in reaching its decision but considered these factors taken as a whole in reaching its determination.



    The special committee considered the uncertainties associated with any financial analysis, particularly those involving projections of future performance. The special committee recognized that these analyses are not necessarily indicative of actual values or future results which may be significantly more or less favorable than suggested by the analyses. In addition, the special committee recognized that analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Specifically, the special committee was aware of the possibility that if the Spiros products currently under development were successfully brought to market in a timely manner and at a reasonable expense then the revenues generated could lead to a higher valuation than that offered by Dura. However, this possibility did not reflect the need to discount such valuation for the uncertainty associated with achieving such result. Despite these potential negative factors, the special committee concluded that the other factors cited above outweighed them.



    With respect to comparing the proposed transaction with the current market prices, the historical market prices, net book value, going concern value and discounted cash flow analysis using company forecasts and through licensing the technology to a third party (the latter of which the special committee viewed as the most feasible way to effectuate a liquidation if one were to be contemplated), the special committee relied on the analysis of SG Cowen and expressly adopts their discussion of such analysis, which is summarized below.


    The special committee believes the process it followed in approving the merger agreement was procedurally fair and unbiased because:

    - the special committee consisted of all of our directors who are not officers or directors of Dura and evaluated all our strategic alternatives which were reasonably available;

    - the members of the special committee will not personally benefit from the consummation of the transactions contemplated by the merger agreement, other than in their capacity as holders of stock options exercisable into our callable common stock;

    - the special committee recommended that our independent public accountants be changed in order to give them additional assurance as to our financial condition;

    - the special committee retained independent legal and financial advisors to assist it in evaluating our strategic alternatives, including Dura's acquisition proposal;


    - the special committee obtained a fairness opinion of SG Cowen;



    - the special committee negotiated with Dura on an arm's length basis and with the assistance of its advisors;



    - the special committee was fully cognizant of the potential conflict of interest that the other board members could have in the transaction in light of their management roles at Dura and, therefore, made their determination independent of any view expressed by any members of our board who were also employees of Dura; and



    - the members of the special committee hold options to purchase shares of our common stock at prices ranging from $14.00 to $15.81 per share (See--Interests of certain persons in the merger--for further information) and, the special committee members believe that these rights to purchase common stock align their interests with other stockholders and do not affect their independence in evaluating the transaction.


    Following the meeting of the special committee on March 20, 2000, our board of directors held a meeting and, based in part upon the unanimous recommendation of the special committee, which recommendation was adopted by our board in all respects, it determined the merger to be fair to you and in your best interests. Our board approved the merger, the merger agreement and the warrant agreement. Mr. Garner and Dr. Kabakoff abstained from this vote of our board. Our board of directors, with Mr. Garner and Dr. Kabakoff abstaining, recommends unanimously that you vote FOR adoption of the merger agreement. In addition to the analyses and conclusions of the special committee, which were adopted by our board of directors in all respects with Mr. Garner and

Dr. Kabakoff abstaining, our board of directors also based its determination on the arm's length negotiations of the special committee with representatives of Dura and on the fact that the special committee obtained the fairness opinion of SG Cowen. In view of the variety of factors considered in connection with its evaluation of the merger agreement and the related transactions, our board did not find it practicable to, and did not, quantify or attempt to assign relative weight to the specific factors considered in reaching its determination.

    In the event the merger is not consummated, we intend to continue as an independent public company and will, subject to the terms of the various agreements with Dura, attempt to pursue mergers or other strategic alternatives to realize value from the Spiros technology program for our stockholders.


FINANCIAL PROJECTIONS



    We provided SG Cowen and Merrill Lynch with non-public financial projections prepared by our senior management, in connection with their respective evaluations of the merger. The material portions of these projections are stated below:



                                                                  FISCAL YEAR ENDING DECEMBER 31,
                                       -------------------------------------------------------------------------------------
                                         2000       2001       2002       2003       2004       2005       2006       2007
                                       --------   --------   --------   --------   --------   --------   --------   --------
Revenues
  Beclomethasone.....................       --     $  6.1     $ 30.3     $ 68.2     $ 88.9     $101.7     $116.4     $130.6
  Budesonide.........................       --         --       12.9      108.4      168.4      219.5      271.5      322.6
  Total revenues.....................       --        6.1       43.1      176.6     $257.3     $321.2     $387.9     $453.2

Gross profit.........................       --        4.6       35.0      149.2      220.3      276.4      335.6      394.0
Operating expenses
  Selling, general and
    administrative...................      6.0       22.3       81.6      107.7      104.8      107.7      114.9      119.6
  Research and development...........     45.6       48.1        7.6         --         --         --         --         --
  Technology licensing fee...........      2.0        2.0        2.2        8.8       12.9       16.1       19.4       22.7
  Other operating expenses...........     19.5       18.6        0.8         --         --         --         --         --
  Operating income (loss)............    (73.2)     (86.5)     (57.1)      32.6      102.6      152.7      201.3      251.8
Provision for taxes..................       --         --         --       11.4       35.9       53.4       70.4       88.1
Net income (loss)....................   $(73.2)    $(86.5)    $(57.1)    $ 21.2     $ 66.7     $ 99.2     $130.8     $163.7



    Neither we nor Dura usually publicly disclose projections of future revenues, earnings or other financial information. We are not including the above projections in this document to influence your vote with respect to the adoption of the merger agreement or your decision with respect to an investment in shares of Dura common stock. Our projections were based on a variety of assumptions, including our ability to achieve strategic goals, objectives and targets over the applicable periods. These assumptions involve judgments with respect to future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.



    Our projections were not prepared with a view to public disclosure, use in this document or compliance with published guidelines of the SEC, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. Ernst & Young LLP, our independent auditors, nor any other independent auditors have examined or compiled these projections and does not assume any responsibility for them. You should also note that these projections were prepared early in the first quarter of 2000 and does not represent our current views.

OPINION OF SG COWEN SECURITIES CORPORATION

    On February 15, 2000, the special committee retained SG Cowen as its financial advisor to render an opinion to it as to the fairness, from a financial point of view, to the holders of our callable common stock of the consideration to be received by them in the merger.

    On March 20, 2000, SG Cowen delivered some of its written analyses and its oral opinion to the special committee, subsequently confirmed in writing as of the same date, to the effect that, and subject to the various assumptions set forth therein, as of March 20, 2000, the consideration to be received in the merger by the holders of our callable common stock was fair, from a financial point of view, to such holders. The full text of the written opinion of SG Cowen, dated March 20, 2000, is attached as Annex B and is incorporated by reference. You are urged to read the entire opinion for the assumptions made, procedures followed, other matters considered and limits of the review by SG Cowen.

    This summary of the written opinion of SG Cowen is qualified in its entirety by reference to the full text of the opinion. SG Cowen's analyses and opinion were prepared for and addressed to the special committee and are directed only to the fairness, from a financial point of view, of the consideration to be received in the transaction. SG Cowen's analyses and opinion do not constitute an opinion as to the merits of the merger or a recommendation to any holder of our callable common stock as to how to vote on the merger. The consideration to be received in the transaction was determined through negotiations between the special committee and Dura and not based on recommendations of SG Cowen.


    The following are the material financial and other matters that SG Cowen reviewed and considered in arriving at its opinion:


    - a draft of the merger agreement that SG Cowen received on March 19, 2000;

    - items of our publicly available information, including our annual reports filed on Form 10-K for the years ended December 31, 1997 and December 31, 1998, our quarterly reports filed on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1999, and our registration statement originally filed on Form S-1 dated October 10, 1997, as amended, and other relevant financial and operating data that we furnished to SG Cowen;

    - items of publicly available information for Dura, including its annual reports filed on Form 10-K for the years ended December 31, 1997 and December 31, 1998, and its quarterly reports filed on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1999;

    - internal financial analyses, financial forecasts, reports and other information concerning us, prepared by our management;

    - discussions SG Cowen had with members of our management concerning our historical and current business operations, financial conditions and prospects and other matters SG Cowen deemed relevant;

    - discussions SG Cowen had with members of the management of Dura concerning the historical and current business operations, financial conditions and prospects of Dura and other matters SG Cowen deemed relevant;

    - the reported price and trading histories of the shares of Dura common stock, the shares of our callable common stock, and the shares of our callable common stock and warrants to purchase shares of Dura common stock that traded as a unit through December 31, 1999;

    - consensus earnings per share estimates for Dura reported by First Call, a third-party financial information service, and projections of financial institutions;

    - financial forecasts and other information concerning Dura provided by the management of Dura;

    - selected operating results and trading multiples of Dura as compared to operating results and trading multiples of specified publicly traded companies SG Cowen deemed relevant;

    - selected financial terms of the merger as compared to the financial terms of selected business combinations SG Cowen deemed relevant;

    - based on our forecasts, our cash flows generated on a stand-alone basis to determine the present value of the discounted cash flows; and

    - other information, financial studies, analyses and investigations and other factors that SG Cowen deemed relevant for the purposes of its opinion.

    In conducting its review and arriving at its opinion, SG Cowen, with the special committee's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information that we or Dura provided to it or which was publicly available.
SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, this information. In addition, SG Cowen did not conduct any physical inspection of Dura's or our properties or facilities. SG Cowen further relied upon the assurance of our management that they were unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen assumed that our forecasts and Dura's forecasts provided to SG Cowen were reasonably prepared by our and Dura's respective management, on a basis reflecting the best currently available estimates and good faith judgments of the management teams as to future performance. Dura's and our management confirmed to SG Cowen, and SG Cowen assumed that each of our forecasts, Dura's forecasts, the First Call estimates and the analyst projections for Dura provided a reasonable basis for its opinion.

    SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of our or Dura's assets or liabilities, nor was SG Cowen furnished with these materials. With respect to all legal matters relating to us and Dura, SG Cowen relied on the advice of legal counsel to the special committee. SG Cowen expressed no opinion with respect to any legal matter. SG Cowen's opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. Moreover, although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion and SG Cowen has expressly disclaimed any responsibility to do so. Additionally, SG Cowen was not authorized or requested to, and did not, solicit alternative offers for us or our assets.

    In rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without being waived. SG Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft received by SG Cowen prior to rendering its opinion. SG Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the transaction.

    SG Cowen's opinion does not constitute a recommendation to any holder of our callable common stock as to how to vote on the proposed transaction. SG Cowen's opinion does not imply any conclusion as to the likely price or trading range for the warrant or of the underlying value of Dura common stock following consummation of the transaction or otherwise, which may vary depending on numerous factors that generally influence the price of securities. SG Cowen's opinion is limited to the fairness, from a financial point of view, to the holders of our callable common stock, of the consideration received in the merger. SG Cowen expresses no opinion as to the underlying business reasons that may support the decision of the special committee to approve, or our decision to consummate, the merger.

    The following is a summary of the material financial analyses performed by SG Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SG Cowen performed several procedures, including each of the financial analyses described below, and reviewed with our management the assumptions on which its analyses were based and other factors, including our historical and projected financial results. No limitations were imposed by the special committee with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion.

    ANALYSIS OF PREMIUMS PAID IN SELECTED TRANSACTIONS. SG Cowen reviewed the premium of the offer price over the trading prices one trading day, 20 trading days and the average price over the 20 trading days prior to the announcement date for 17 acquisitions of special purpose funding corporations in the biotechnology and pharmaceutical industries announced since June 20, 1991. These included 11 transactions in which the sponsor of the special purpose funding corporation exercised its right to purchase the stock of the special purpose funding corporation under the original purchase option and six transactions in which the stock of the special purpose funding corporation was purchased by the sponsor in a negotiated transaction.


    SG Cowen performed this analysis to compare the consideration offered in this merger to transactions in the public market. These transactions were selected because they involve companies in a comparable industry, and as with our relationship to Dura, the acquired companies in these transactions were formed to fund research and development activities performed by the acquiring company.


    The original purchase option exercised transactions were:

ACQUIRED COMPANY                                    ACQUIRING COMPANY
--------------------------------------------------  --------------------------------------------------
CliniChem Development Inc.                          BioChem Pharma Inc.
Neuralab Ltd.                                       Elan Corporation plc
Axogen Ltd.                                         Elan Corporation plc
Allergan Ligand Retinoid Therapeutics, Inc.         Allergan Inc. and Ligand Pharmaceuticals Inc.
Advanced Therapeutics Systems Ltd.                  Elan Corporation plc
Therapeutic Discovery Corporation                   ALZA Corporation
Drug Research Corporation                           Elan Corporation plc
Neozyme Corporation                                 Genzyme Corporation
Receptech Corporation                               Immunex Corporation
Tocor, Inc.                                         Centocor, Inc.
Bio-Electro Systems Inc.                            ALZA Corporation

    The negotiated transactions were:

ACQUIRED COMPANY                                    ACQUIRING COMPANY
--------------------------------------------------  --------------------------------------------------
PerSeptive Technologies II Corporation              PerSeptive Biosystems, Inc.
Neozyme II Corporation                              Genzyme Corporation
CytoRad, Inc.                                       Cytogen Corporation
Tocor II, Inc.                                      Centocor, Inc.
Aramed, Inc.                                        Gensia Pharmaceuticals, Inc.
SciGenics, Inc.                                     Genetics Institute


    The following table presents the premium of the offer prices over the trading prices one day, 20 trading days, and the average price over the 20 trading days prior to the announcement date for the exercised transactions (for which data were available for eight out of the 11 transactions) and the negotiated transactions, which in the aggregate, constitute the selected transactions, and the premiums implied in the merger. Implied premiums in the merger were based on consideration received in the transaction under the merger agreement assuming a warrant value equal to $2.50, which was the calculated value under the merger agreement at the time the merger was announced, and a closing stock price for our callable common stock on or before February 11, 2000, which was when Dura's first offer was announced.

                                                                   PREMIUMS PAID FOR:                             PREMIUM
                                             ---------------------------------------------------------------    IMPLIED BY
                                                  SELECTED              EXERCISED            NEGOTIATED        CONSIDERATION
                                                TRANSACTIONS          TRANSACTIONS          TRANSACTIONS           TO BE
                                             -------------------   -------------------   -------------------    RECEIVED IN
PREMIUMS PAID TO STOCK PRICE:                 MEDIAN      MEAN      MEDIAN      MEAN      MEDIAN      MEAN      THE MERGER
-----------------------------                --------   --------   --------   --------   --------   --------   -------------
  1 day prior to announcement.............     7.2%       25.8%      5.5%       7.2%       58.2%      47.6%        35.5%
  20 days prior to announcement...........     8.3%       31.4%      7.6%       9.8%       49.7%      56.7%        53.7%
  20 day average prior to announcement....     7.3%       28.6%      7.2%       7.9%       60.9%      52.8%        56.0%


    SG Cowen noted that the premiums implied by the consideration to be received in the merger were within ranges implied by premiums in comparable public transactions.


    Although the selected transactions were used for comparison purposes, none of those transactions is directly comparable to this transaction, and none of the companies in those transactions is directly comparable to us. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of those companies or us to which they are being compared.

    STOCK TRADING HISTORY. To provide contextual data and comparative market data, SG Cowen reviewed the historical market prices of our units and our callable common stock from December 17, 1997, the first trading day of our units, to March 16, 2000 and for the 12-month period ended March 16, 2000. SG Cowen noted that over the indicated periods the low and high prices for our units or our callable common stock were as set forth below. The stock price data prior to January 1, 2000 represents the price per unit. Each of our units included one share of our callable common stock and one warrant to purchase one-fourth of one share of Dura common stock. On January 1, 2000, our units separated into two publicly traded securities. Over the indicated periods, the low and high prices for our units or our callable common stock were:

                                              LOW                   HIGH
                                      -------------------   ---------------------
Period beginning December 17, 1997
  and ended March 16, 2000..........  $4.38 (Nov. 2, 1999)  $19.00 (Jan. 22, 1998)
The 12-month period ended March 16,
  2000..............................  $4.38 (Nov. 2, 1999)  $13.00 (Feb. 18, 2000)


    SG Cowen noted that the per share equity value for our callable common stock implied in the merger of $15.75 is greater than the high end of our trading range for the 12-month period ended March 16, 2000 and within our trading range for the period beginning December 17, 1997 and ended March 16, 2000. The implied value of $15.75 for our callable common stock in the merger was based on consideration received in the transaction under the merger agreement assuming a warrant value equal to $2.50, which was the calculated value under the merger agreement at the time the merger was announced.


    SG Cowen also reviewed the historical market prices of Dura's common stock from December 17, 1997 (the first trading day of the units) to March 16, 2000 and for the 12-month period ended March 16, 2000. SG Cowen noted that over the indicated periods the low and high prices for shares of Dura's common stock were:

                                                                LOW        HIGH
                                                              --------   --------
Period beginning December 17, 1997 and ended March 16,
  2000......................................................   $8.00      $48.63
The 12-month period ended March 16, 2000....................   $9.75      $19.13

    DISCOUNTED CASH FLOW ANALYSIS. SG Cowen estimated ranges of values for our callable common stock based upon the discounted present value of our projected after-tax cash flows and the discounted present value of our terminal value at December 31, 2007, calculated using a perpetual growth rate methodology, based on:

    - our forecasts, and

    - our forecasts, assuming the generation of cash flows solely through our licensing of our technology to a third party in exchange for royalty payments of 15% to 20% of the revenues set forth in our forecasts.


    The purpose of the discounted cash flow analysis is to compare the consideration received in the merger to the present value of after-tax cash flows implied by our forecasts. SG Cowen applied the discounted cash flow methodology to our forecasts because we are a development stage company and the majority of our value is derived from the sale of our products in the future.


    After-tax cash flow was calculated by taking projected earnings before interest and taxes and subtracting from this amount projected taxes, capital expenditures, changes in working capital and changes in other assets and liabilities and adding back projected depreciation and amortization. This analysis was based upon assumptions described by, projections supplied by and discussions held with our management. For each scenario, a range of values for our callable common stock was generated utilizing discount rates ranging from 25% to 35%. In calculating the terminal value, SG Cowen utilized a perpetual growth rate of zero, which was arrived at through discussions with us regarding the life cycles of our products.

    Utilizing this methodology, the per share equity value ranged from:

                                                                LOW        HIGH
                                                              --------   --------
Based on our forecasts......................................   $ 8.35     $24.14
Based on our forecasts, as adjusted by estimated royalty
  payments set forth above..................................   $10.15     $20.21


    SG Cowen noted that the equity value per share for our callable common stock implied in the merger of $15.75 is within the range of values for our callable common stock indicated by the discounted cash flow analysis.



    The summary set forth above does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised the special committee that, its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond our or Dura's control. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, the analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. SG Cowen does not assume responsibility if future results are materially different from those projected. The analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by the special committee in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.


    SG Cowen was selected by the special committee to render an opinion to the special committee because SG Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, the special committee desired the continued expertise of a representative of PaineWebber who had recently moved to SG Cowen from PaineWebber. In the ordinary course of its business, SG Cowen and its affiliates may trade our and Dura's equity and other securities for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. SG Cowen and its affiliates in the ordinary course of business may have from time to time provided, and in the future may provide, commercial and investment banking services to us and Dura, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and may have received and may in the future receive fees for the rendering of such services. SG Cowen and its affiliates currently do not provide commercial and investment banking services to Dura.

    Under the SG Cowen engagement letter, upon consummation of the transaction, SG Cowen will be entitled to receive a transaction fee equal to approximately $1.400 million. We also agreed to pay a fee of $500,000 to SG Cowen for rendering its opinion, which fee shall be credited against any fee paid upon consummation of the transaction. Additionally, we agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys' fees, and agreed to indemnify SG Cowen against specified liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm's length between the special committee and SG Cowen. A significant portion of the fee payable to SG Cowen is contingent upon the completion of the transaction.

DURA'S REASONS FOR THE MERGER

    Dura believes that the merger is fair to you because its terms and conditions were determined as a result of a fair procedure. The special committee is and was comprised entirely of directors who are not employees or officers of Dura. The special committee retained independent counsel and independent financial advisors to help them evaluate the opportunities available to us. The special committee caused our independent public accountants to be changed in order to give them additional assurance as to our financial condition. Dura notes that the merger does not require approval of a majority of unaffiliated security holders, but given the insignificant portion of the outstanding shares of callable common stock owned by Dura's affiliates, such a provision would not meaningfully add to the procedural fairness provided by the special committee process.


    Dura also believes that the merger is fair to you because its terms and conditions are substantively fair. Dura adopts the financial analysis prepared by SG Cowen and the analysis of the special committee as part of its conclusion as to the substantive fairness of the merger to you. However, Dura did not receive advice from or the opinion of SG Cowen. In addition, Dura retained Merrill Lynch to evaluate the fairness to Dura, from a financial point of view, of the consideration to be paid by Dura in the merger. Dura's board of directors considered the presentation and opinion of Merrill Lynch delivered to it in determining that the merger was substantively fair to Dura. Dura's belief as to the substantive fairness of the merger is also supported by the fact that the beneficial owner of the largest block of our callable common stock was willing to agree to vote for the proposed merger. Dura did not consider liquidation value or net book value in its analysis because it believes that those metrics are not appropriate measures for research and development-related technologies whose value is only realized in the long-run through commercialization of products.



    If Dura were to exercise its purchase option, it would have the right to purchase our callable common stock for $27.96 per share or an aggregate of $176.8 million from July 1, 2000 to September 30, 2000. By comparison, under the merger agreement, Dura will purchase our callable common stock for $13.25 in cash and a warrant to purchase a fractional share of Dura common stock with a calculated value of between $3.22 and $1.81 per share or an aggregate of between $104.2 and $95.3 million.


OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORTED

    Dura retained Merrill Lynch to act as its financial advisor with respect to the merger. As part of the engagement, Dura requested that Merrill Lynch evaluate the fairness, from a financial point of view, of the consideration to be paid by Dura in the merger. At the meeting of the board of directors of Dura on March 20, 2000, Merrill Lynch rendered its oral opinion to the board of directors of Dura, subsequently confirmed in writing as of March 20, 2000, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of their review, as set forth in their opinion, the consideration to be paid by Dura in the merger was fair, from a financial point of view, to Dura.

    The full text of Merrill Lynch's opinion, which sets forth material information relating to Merrill Lynch's opinion that the consideration to be paid by Dura in the merger was fair, from a financial point of view, to Dura, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Merrill Lynch, is attached as Annex C and is incorporated by reference. This description of Merrill Lynch's opinion should be reviewed together with the full text of the opinion, and you are urged to read the opinion and consider it carefully. Merrill Lynch's opinion is addressed to Dura's board of directors and evaluated only the fairness, from a financial point of view, of the merger consideration to Dura. The terms of the merger, including the merger consideration, were determined through negotiations between us and Dura and were not determined by Merrill Lynch. Merrill Lynch's opinion does not address the merits of the underlying decision of Dura to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any stockholder as to how to vote on the merger or any matter related to the merger.

    In arriving at its opinion, Merrill Lynch, among other things:

    - reviewed certain publicly available business and financial information relating to Dura and us that Merrill Lynch deemed to be relevant;

    - reviewed certain other information, furnished by Dura and us to Merrill Lynch, including financial forecasts relating to the respective business, earnings, cash flows, assets, liabilities and prospects of Dura and us, as well as the amount and timing of any cost savings, and related expenses and synergies expected to result from the merger;

    - conducted discussions with members of senior management and representatives concerning the matters described in the preceding two clauses, as well as their respective businesses and prospects before and after giving effect to the merger and the expected synergies;

    - reviewed the market prices and valuation multiples for our callable common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

    - reviewed our results of operations and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

    - compared the proposed financial terms of the merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

    - participated in certain discussions and negotiations among Dura's and our representatives and their financial and legal advisors;

    - reviewed the potential pro forma impact of the merger on Dura;

    - reviewed a draft of the merger agreement and the warrant agreement dated March 20, 2000; and

    - reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary.

    In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of our assets or liabilities, nor was Merrill Lynch furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct, nor did Merrill Lynch conduct, any physical inspection of our properties or facilities. With respect to the financial forecast information and the expected synergies to be derived from the merger furnished to or discussed with Merrill Lynch by Dura and us, Merrill Lynch assumed that this information had been reasonably prepared and reflected the best then available estimates and judgment of Dura's and our management as to the expected future financial performance of Dura or us and the expected synergies to be derived from the merger. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft it reviewed.

    Merrill Lynch's opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the merger. Under its engagement by Dura, Merrill Lynch has no obligation to update its opinion to take into account events occurring after the date that its opinion was delivered to Dura's board of directors. As a result, circumstances could develop prior to consummation of the merger that, if known at the time Merrill Lynch rendered its opinion, would have altered its opinion. Merrill Lynch expresses no opinion as to the prices at which the warrants or the shares of common stock of Dura will trade following the announcement or consummation of the merger.

    The matters considered by Merrill Lynch in arriving at its opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions, many of which are beyond Dura's and our control, and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than these estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future.

    At the meeting of Dura's board of directors held on March 20, 2000, Merrill Lynch presented financial analyses accompanied by written materials in connection with the delivery of its oral opinion at that meeting and its written opinion as of March 20, 2000.

    The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its opinion. Some of the summaries of financial analyses include information presented in tables. In order to fully understand the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.


    ANALYSIS OF COMPARABLE BUYBACK TRANSACTIONS. Merrill Lynch conducted an analysis of comparable buyback transactions. This analysis considered the premiums to pre-announcement price and premiums to cash value paid in comparable buyback transactions in order to calculate a range of implied equity values per share of our callable common stock. Merrill Lynch reviewed and analyzed the following six completed comparable discounted unit/share buyback transactions:


ACQUIRED COMPANY                                  ACQUIRING COMPANY
----------------                                  -----------------
SciGenics, Inc.                                   Genetics Institute
Aramed, Inc.                                      Gensia Pharmaceuticals, Inc.
Tocor II, Inc.                                    Centocor, Inc.
CytoRad, Inc.                                     Cytogen Corporation
Neozyme II Corporation                            Genzyme Corporation
PerSeptive Technologies II Corporation            PerSeptive Biosystems, Inc.


    Merrill Lynch calculated, among these comparable buyback transactions, the premium of adjusted offer price (which is the offer price adjusted by the theoretical value of attached warrants in the case of unit buyback transactions) relative to share prices of the targets before the public announcement of the transaction (adjusted by the theoretical value of attached warrants in the case of unit buyback transactions), finding a range from 2% to 120% with a median value of 51%, and cash value on the balance sheet per share, finding a range from 13% to 422% with a median value of 61%. Merrill Lynch also calculated the discount of the adjusted offer price relative to the contract price of the units/shares, finding a range from 20% to 59% with a median value of 27%. The following table presents the ranges of implied equity values per share of our callable common stock as compared with the merger consideration of $15.75 per share (consisting of $13.25 in cash and $2.50 in warrants to purchase shares of Dura common stock) based upon the calculated value at the time the merger was announced:



                                                                IMPLIED EQUITY
                                                              VALUE PER SHARE OF
                                                                 OUR CALLABLE
                                                                 COMMON STOCK
                                                              -------------------
                                                                LOW        HIGH
                                                              --------   --------
Premium to the pre-announcement price.......................   $15.69     $20.34
Premium to the cash value...................................   $13.98     $20.10
CONSIDERATION IMPLIED IN THE MERGER.........................        $15.75



    These ranges of implied equity values supported the fairness conclusion reached by Merrill Lynch. However, none of the buyback transactions that Merrill Lynch compared to the merger is identical to the merger. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of these results and involves complex considerations and judgments concerning differences in our financial and operating characteristics which would differentiate our acquisition value from that of the companies to which we were being compared.



    COMPARABLE COMPANY ANALYSIS. Using publicly available information, Merrill Lynch compared financial and operating information and ratios for the following research and development companies and used the ratios of market value relative to cash and share price relative to IPO price for such companies in order to calculate a range of implied equity values per share of our callable common stock:


    - Crescendo Pharmaceuticals Corporation;

    - Intelligent Polymers Limited; and

    - Allergan Speciality Therapeutics, Inc.

    Merrill Lynch analyzed various statistics on the comparable research and development companies and calculated the market value relative to cash, finding a mean value of 228.7%, and the share price relative to the research and development companies' IPO price, finding a mean value of 168.1%.


    The following table presents the range of implied equity values per share of our callable common stock as compared with the merger consideration valued at $15.75 per share at the time of announcement:



                                                                  IMPLIED EQUITY
                                                                VALUE PER SHARE OF
                                                                   OUR CALLABLE
                                                                   COMMON STOCK
                                                              ----------------------
                                                                LOW           HIGH
                                                              --------      --------
Market value to cash per share..............................   $3.50         $19.67
CONSIDERATION IMPLIED IN THE MERGER.........................          $15.75



    This range of implied equity values supported the fairness conclusion reached by Merrill Lynch. However, none of the companies that Merrill Lynch compared are identical to us. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of these results and involves complex considerations and judgments concerning differences in financial and operating characteristics of these companies and other factors that could affect the public trading value of these companies, as well as ours.



    DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch also performed a discounted cash flow analysis based upon financial forecasts provided by Dura's and our management. The purpose of this discounted cash flow analysis was to estimate the current value of Spiros based on projections of future cash flow and compare such valuation to the merger consideration on a per share basis. Utilizing the forecasts provided, Merrill Lynch calculated a range of equity values per share based upon the sum of the discounted net present value of our eight-year stream (2000-2007) of projected unlevered free cash flows plus the discounted net present value of the terminal value.


    In conducting its discounted cash flow analysis, Merrill Lynch utilized projections representing two cases, the base case and the adjusted base case. The adjusted base case differs from the base case in that it includes:

    - annual management, administrative and technology access fees paid by us to Dura;

    - direct costs incurred by us; and

    - tax benefits to Dura expected to result from the merger.

    For each case, Merrill Lynch used a 0% to 5% perpetual growth rate post-2007 and the following discount rates:

    - 30% to 35% discount rate on operating cash flows;

    - 5% discount rate on development costs; and

    - 10% discount rate on capital expenditures.

    The following table presents the ranges of implied equity values per share for our callable common stock as compared with the Merger consideration valued at $15.75 per share at the time of announcement:



                                                                IMPLIED EQUITY
                                                              VALUE PER SHARE OF
                                                                 OUR CALLABLE
                                                                 COMMON STOCK
                                                              -------------------
                                                                LOW        HIGH
                                                              --------   --------
Base case...................................................   $11.16     $20.54
Adjusted base case..........................................   $ 8.50     $18.15
CONSIDERATION IMPLIED IN THE MERGER.........................        $15.75



    These ranges of implied equity values supported the fairness conclusion reached by Merrill Lynch.



    PRO FORMA MERGER ANALYSIS. Merrill Lynch reviewed projected pro forma effects of the merger in order to estimate the impact of the merger on Dura's earnings per share, utilizing financial forecasts for Dura provided by the management of Dura. Based upon the calculated value at the time the merger was announced of the merger consideration of $15.75 per share, consisting of cash and a warrant, for each share of our callable common stock, Merrill Lynch observed that the merger would be dilutive in 2001 and 2002 and would become accretive in declining amounts during 2003 through 2005. Given the nature and circumstances of the proposed transaction, this pro forma merger analysis, when considered in conjunction with the results of the other analyses described above, supported the fairness conclusion reached by Merrill Lynch.


    OTHER FACTORS. In rendering its opinion, Merrill Lynch considered other factors, including, among other things, a review of:

    - the history of trading prices and volumes for our callable common stock and units; and

    - the history of trading prices for Dura common stock.

    Merrill Lynch also analyzed the value of the warrant component of the merger consideration based upon the Black-Scholes formula for valuing warrants of publicly traded companies.

    Merrill Lynch observed that the aggregate value of the merger consideration per share of our callable common stock may range from $15.06 to $16.47 at the closing of the merger depending on the value of the warrant component of the merger consideration which is subject to adjustment as described in "Description of the Warrants".

    Based upon the calculated value at the time the merger was announced of the merger consideration of $15.75 per share for each share of our callable common stock, Merrill Lynch also observed that, the premium of the merger consideration relative to the pre-announcement price, which was $11.625, the closing price as of February 11, 2000, the last trading day prior to the announcement of Dura's initial offer, of our callable common stock is 35% and the premium of the merger consideration relative to the cash value per share of our callable common stock is 80%.


    The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, the opinion is not readily susceptible to partial or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the analyses underlying Merrill Lynch's opinion.


    Dura retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking firm with substantial experience in mergers and acquisitions transactions. Merrill Lynch, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions and for other purposes and has substantial experience in mergers and acquisitions transactions.

    Dura has agreed to pay Merrill Lynch a fee totaling $1.5 million for its services, excluding reasonable out of pocket expenses incurred by Merrill Lynch, upon the consummation of the merger. In addition, Dura has agreed to indemnify Merrill Lynch for selected liabilities arising out of or in conjunction with its rendering of services under its engagement, including selected liabilities under the federal securities laws.

    Merrill Lynch is currently engaged by Dura with respect to the evaluation of strategic alternatives under consideration by Dura and has, in the past, provided financial advisory and financing services to us and Dura and may continue to do so and has received, and may receive, fees for the rendering of such services. Merrill Lynch acted as managing underwriter of our initial public offering.

    In addition, in the ordinary course of its business, Merrill Lynch may actively trade our callable common stock, as well as securities of Dura, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities.

PURPOSES OF THE MERGER AND PLANS OR PROPOSALS

    The purpose of the merger is for Dura to acquire us, including all rights to the use of the Spiros technology with the compounds licensed to us. Subsequent to the acquisition, all of our callable common stock will be retained by Dura, which has no present intention to dispose of our callable common stock. Subsequent to the acquisition, Dura has no plans, proposals or negotiations relating to any of the following in regard to us:

    - extraordinary transactions, such as a merger, reorganization or liquidation, involving us;

    - purchases, sales or transfers of a material amount of our assets;

    - material changes in our dividend rate or policy, indebtedness or capitalization;

    - material changes in our corporate structure or business;

    - acquisitions by any person of our securities or the disposition of our securities; or

    - any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

    Under the terms of the merger agreement, we will maintain a management team consistent with the management of Dura's other wholly owned subsidiaries, but our directors will be replaced by the directors of Dura's wholly owned subsidiary formed in connection with the merger. In connection with the merger:

    - our shares of callable common stock will no longer be eligible to be listed on The Nasdaq Stock Market;

    - our shares of callable common stock will become eligible for termination of registration under Section 12(g)(4) of the Exchange Act; and

    - our obligation to file reports under Section 15(d) of the Exchange Act will be suspended.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    We and Dura may make forward-looking statements in this document and the documents Dura incorporates by reference, all of which are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future business success or financial results. The forward-looking statements include, but are not limited to, statements as to expectations regarding:

    - future revenue opportunities;

    - Dura's integration of our business;

    - acquisition of complementary products and late-stage product development candidates;

    - future expense levels, including research and development, selling, general and administrative expenses, and amortization of goodwill and other intangibles;

    - strategic relationships and distribution relationships;

    - future capital needs;

    - the emergence of new technologies;

    - expansion of marketing and sales forces;

    - investment in new product development and enhancements;

    - expansion into new markets; and

    - future financial pronouncements.

    When we or Dura use words like "believe," "expect," "anticipate" or similar words, those statements are forward-looking statements.

    You should note that an investment in the warrants and shares of Dura's common stock involves risks and uncertainties that affect Dura's future business success or financial results. Dura's actual results could differ materially from those anticipated expressly or implicitly in these forward-looking statements as a result of many factors, including those set forth in "Risk Factors" and elsewhere in this document and the documents Dura incorporates by reference.


    Dura believes that it is important to communicate its expectations to you. However, there may be events in the future that Dura is not able to predict accurately or over which Dura has no control. You should be aware that the occurrence of the events described in the risk factors and elsewhere in this document and the documents which Dura incorporates by reference could materially and adversely affect Dura's business, financial condition and operating results.

                              THE SPECIAL MEETING

    WE ARE FURNISHING THIS DOCUMENT TO OUR STOCKHOLDERS AS PART OF THE SOLICITATION BY OUR BOARD OF DIRECTORS OF PROXIES FOR USE AT THE SPECIAL MEETING.

DATE, TIME AND PLACE

    We will hold the special meeting on       ,       , 2000, beginning at
10:00 a.m. at our offices at 7475 Lusk Boulevard, San Diego, California 92121.

PURPOSE OF THE SPECIAL MEETING; MATTERS TO BE CONSIDERED

    At the special meeting, you will be asked to vote on a proposal to adopt the merger agreement.

    You will be asked to consider any other matter properly brought before the special meeting or any adjournment or postponement of it by our board of directors. As of the date of this document, our board of directors knows of no other matter to be considered at the special meeting. We have made no provision in connection with the merger to grant security holders access to our corporate files or to obtain counsel or appraisal services for them at our expense.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM


    Only holders of record of our callable common stock and special common stock
at the close of business on       , 2000, the record date, are entitled to vote
at the special meeting. On the record date, 6,325,000 shares of our callable common stock and 1,000 shares of our special common stock were issued and outstanding and held by approximately 1,000 holders and one holder of record, respectively. A quorum will be present at the special meeting if a majority of the issued and outstanding shares of our callable common stock and our special common stock entitled to vote on the record date are represented in person or by proxy. If a quorum is not present at the special meeting, the special meeting will be adjourned or postponed to solicit additional proxies. No shares voted against the proposal will be voted in favor of one of these adjournments or postponements. Our stockholders will be entitled to one vote for each share of our callable common stock and our special common stock held of record at the close of business on the record date.


    Stockholders on the record date who do not vote in favor of approving the merger, who file with us before the vote on the merger a written notice of intent to demand the fair value of their shares and comply with all other statutory requirements of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this document as Annex D, will be entitled to dissenter's rights. If you vote in favor of approving the merger, you will waive your dissenter's rights. See "Rights of Dissenting Stockholders."

VOTES REQUIRED

    The votes required of our stockholders are:

    - a majority of the outstanding shares of our callable common stock; and

    - the affirmative vote of the holder of the issued and outstanding shares of our special common stock, all of which shares are held by Dura.

VOTING BY OUR DIRECTORS AND EXECUTIVE OFFICERS AND DURA

    At the close of business on the record date, members of our board of directors and our executive officers owned of record and were entitled to vote 29,960 shares of our callable common stock and no shares of our special common stock, which represented less than 1% of the outstanding shares. Each of our directors and executive officers and Dura intends to vote in favor of the proposal at the special meeting.

VOTING OF PROXIES

    All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders of our callable common stock and special common stock. If you do not provide voting instructions but properly return a proxy, your shares will be voted in favor of the proposal.

    We will treat shares abstaining from voting at the special meeting as present for purposes of determining whether a quorum is present at the special meeting.

    Brokers who hold shares of our callable common stock in "street name" for customers who are the beneficial owners of the shares may not give a proxy to vote their customers' shares unless specific instructions are received from their customers. These non-voted shares are referred to as broker non-votes and will not be counted as present for determining whether there is a quorum at the special meeting and will have the effect of a vote against the proposal.

    John R. Cook and Erle T. Mast, the holders of proxies under the enclosed proxy cards, may vote all shares represented by proxies in favor of one or more adjournments or postponements of the special meeting, including adjournments or postponements to permit further solicitations of proxies. No proxy voted against the proposal will be voted in favor of one of these adjournments or postponements. In the event any matter other than the proposal described in this document is properly brought before the special meeting, your shares of our callable common stock will be voted by Messrs. Cook and Mast in their discretion, unless you indicate that you do not wish to grant Messrs. Cook and Mast that authority.

REVOCABILITY OF PROXIES


    You may revoke your proxy at any time prior to its being voted by filing an instrument of revocation with your broker. You may also revoke your proxy by filing with your broker a duly executed proxy bearing a later date. If your shares are held in your own name, and not by your broker in "street name," you may revoke your proxy by appearing at the special meeting and voting in person. Currently, all of our callable common stock is held in "street name." Otherwise, you may appear at the meeting with a signed revocation and a legal proxy from your broker allowing you to vote your shares in person.


SOLICITATION OF PROXIES

    We will bear the cost of the solicitation of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone or other electronic means or in person. We will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of our callable common stock held of record by these persons. We will reimburse custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so. We have engaged [solicitor to be named] to represent us in connection with the solicitation of proxies at a cost to us of approximately
$      plus expenses, and will indemnify them against any losses arising out of proxy soliciting services on our behalf.


    THE MATTER TO BE CONSIDERED AT THE SPECIAL MEETING IS OF GREAT IMPORTANCE TO ALL OF OUR STOCKHOLDERS. OUR BOARD OF DIRECTORS URGES YOU TO READ AND CAREFULLY CONSIDER ALL OF THE INFORMATION PRESENTED IN THIS DOCUMENT AND THE DOCUMENTS INCORPORATED BY REFERENCE. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING BUSINESS REPLY ENVELOPE. YOU MAY ALSO VOTE BY TELEPHONE OR BY USING THE INTERNET. YOU WILL RECEIVE SPECIFIC INSTRUCTIONS FROM YOUR BROKER ON HOW TO VOTE TELEPHONICALLY OR BY USING THE INTERNET. IF YOU VOTE TELEPHONICALLY OR BY USING THE INTERNET AND WISH TO CHANGE YOUR VOTE, PLEASE FOLLOW YOUR BROKER'S INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

    When you consider the recommendation of the special committee and our board of directors that you vote in favor of adoption of the merger agreement, you should be aware that some of our officers and directors and their associates have an interest in the merger in addition to their interests solely as our stockholders, which are described below. These interest may create potential conflicts of interest. The special committee and our board was aware of each of these interests when it considered and approved the merger agreement and the merger.

    Dura will be required to indemnify, to the fullest extent allowed under law, each individual who is or was one of our officers or directors for all actions taken in those capacities, or at our request, at or before the completion of the merger. Dura will honor all of our indemnification obligations to those persons, whether created by our certificate of incorporation, bylaws or indemnification agreements, and will not repeal or amend the certificate or by-law provisions or the indemnification agreements regarding such indemnification in a manner that could be adverse to the interests of such former directors and officers.

    For six years after completing the merger, Dura will also provide officers' and directors' liability insurance policies covering acts or omissions before the completion of the merger for each individual covered under our comparable policy as of the date of the merger agreement. Dura will provide at least the same coverage and amounts containing terms no less advantageous to such officers and directors as provided in our comparable policy as of the date of the merger agreement.

    Selected officers of Dura and us and members of our board have received options to purchase an aggregate of 352,000 shares of our callable common stock. Each stock option held by members of the special committee will be converted into an option to receive merger consideration. Each of our other stock options will be converted into the right to receive cash in an amount equal to $13.25 per share of callable common stock plus the average of the closing trading price of the warrants for first 10 trading days following completion of the merger minus the exercise price for the option.

    Under the agreements between Dura and us, Dura conducts our research and development, provides us with management, administration and clinical services and is responsible for manufacturing and marketing the Spiros products. Accordingly, we are dependent on the financial data and analyses provided by Dura with respect to us, and Dura's interests may not be the same as our callable common stockholders.

                                   THE MERGER

ACCOUNTING TREATMENT AND FUTURE REPORTING

    Dura will account for the merger using the purchase method of accounting under Accounting Principles Board Opinion No. 16. Our results of operations will be included in Dura's consolidated results of operations following completion of the merger. Dura expects to incur a significant charge in the period in which the merger closes relating to the acquisition of our in-process technology, the amount of which will be determined based on an independent valuation of our assets and liabilities performed as of the effective date of the merger.

COMPARISON OF RIGHTS OF DURA'S STOCKHOLDERS AND OUR STOCKHOLDERS

    The rights of Dura stockholders and our stockholders are currently governed by the General Corporation Law of the State of Delaware and their and our respective certificates of incorporation and bylaws. Upon completion of the merger, the rights of Dura stockholders and of our stockholders who will become Dura stockholders upon exercise of the warrants received by them in the merger will be governed by the General Corporation Law of the State of Delaware, Dura's certificate of incorporation and Dura's bylaws.

    The rights of our stockholders under the General Corporation Law of the State of Delaware are identical to those of Dura stockholders. The rights of our stockholders under our certificate of incorporation and bylaws prior to the merger are substantially the same as the rights of Dura stockholders under Dura's certificate of incorporation and bylaws, with the following principal exceptions:


EXCULPATION PROVISIONS


    SPIROS CORP. II

    - Exculpation provision applies to officers, as well as directors; and

    - eliminates liability of each director and officer for monetary damages to the fullest extent permitted under California law.

    DURA

    - Exculpation provision applies to directors, and does not apply to officers; and

    - does not make specific exculpation provision under California law in its certificate of incorporation.

RESTRICTIONS ON BUSINESS COMBINATIONS

    SPIROS CORP. II

    - Must be approved by an affirmative vote of the holder of the issued and outstanding shares of special common stock.

    DURA

    - No restrictions on business combinations in its charter.

DIRECTORS

    SPIROS CORP. II

    - Number and term determined by the board, except that until the purchase option is exercised, expires or terminates, the board shall consist of at least five members;

    - holders of the special common stock are entitled to elect two directors until the purchase option is exercised, expires or terminates;

    - directors, other than those elected by the holders of the special common stock, may be removed with or without cause by the stockholders;

    - directors elected by the holders of the special common stock removed with or without cause by a vote of more than 50% of the outstanding shares of special common stock;

    - vacancies, other than a vacancy in the director elected by the holders of the special common stock, filled by board or stockholders; and

    - vacancies of director elected by the holders of the special common stock filled by a vote of more than 50% of the outstanding shares of special common stock.

    DURA

    - Number determined by the board;

    - two classes of directors with staggered two year terms;

    - removal only for cause and by a vote of the majority of the outstanding shares; and

    - vacancies filled only by board but, if filled by less than a majority of the board, stockholders holding at least 10% of the total shares outstanding may order an election.

AMENDMENT OF ORGANIZATIONAL DOCUMENTS

    SPIROS CORP. II

    - Certificate of incorporation may be amended by a vote of the:

        - majority of the holders of the outstanding callable common stock;


        - with respect to our authorized capital stock and the provisions regarding election of directors, by the holder of special common stock in addition to a majority of the callable common stockholders; and



        - with respect to the purchase option provisions, by a written instrument approved by the holder of the special common stock and by at least two-thirds of the outstanding callable common stock.


    DURA

    - Certificate of incorporation may be amended by a majority vote of stockholders; and

    - majority vote of board of directors sufficient to effect any amendment to bylaws.

        - with respect to the sections setting forth the amount of the purchase option exercise price, the periods and conditions under which the purchase option may be exercised and paid, the type of securities or method of calculating the number of securities issued upon payment of the purchase option exercise price, the written approval of the holders of 90% of the callable common stock.

    - Bylaws may be amended by the board of directors or majority vote of the holders of the outstanding callable common stock and special common stock, each voting separately as a class.

VOTING RIGHTS

    SPIROS CORP. II

    - One vote per share of the callable common stock on all matters, except as set forth below;

    - special common stock elects two directors; and

    - the vote of the holder of special common stock is required to approve:

        - allotment or issue of capital stock;

        - reduction of authorized capital stock;

        - alteration of rights of the special common stock;

        - borrowings in excess of $1 million at one time;

        - sale or liens on material part of business or assets;

        - dividends, mergers or other consolidations or reorganizations;

        - sale or disposition of substantially all of assets; and

        - alteration of the stock purchase option and election of directors provisions of the certificate of incorporation, or adoption, amendment or repeal of the bylaws.

    DURA

    - One vote per share of common stock and no special voting requirements.


CALIFORNIA INDEMNIFICATION PROVISIONS



    SPIROS CORP. II



    - Authorized to indemnify directors and officers to the fullest extent permissible under California law and to provide indemnification for agents in excess of permitted amounts under section 317 of the California Corporations Code subject to the limits of section 204 of the California Corporations Code, with respect to actions for breach of duty.



    DURA



    - Does not make specific indemnification provision under California law in its certificate of incorporation.

    The preceding summary of exceptions is not intended to be complete and is qualified in its entirety by reference to Dura's certificate of incorporation and bylaws, and our certificate of incorporation and bylaws. Dura incorporates by reference its description of its common stock, its certificate of incorporation and its bylaws and will send copies to our stockholders upon request of Dura's secretary.

RELATIONSHIP BETWEEN US AND DURA

    The following is a summary of various provisions of our agreements with Dura. The summary is qualified in its entirety by reference to the full text of such agreements, copies of which may be obtained upon request of Dura's secretary.

STOCK PURCHASE OPTION

    According to our certificate of incorporation, Dura, as holder of all issued and outstanding shares of special common stock, has the right to purchase all, but not less than all, of our callable common stock outstanding at the time the right is exercised. The purchase option is exercisable at any time prior to the earlier of December 31, 2002 or the 90th day after the date we provide Dura with notice that we have spent substantially all of our available cash. Dura may, at its election, extend such period by providing additional funding for the continued development of the Spiros products, but in no event beyond
December 31, 2002. If the purchase option is exercised, the exercise price, calculated on a per share basis, will be as follows:


IF OUR CALLABLE COMMON STOCK IS ACQUIRED UNDER THE PURCHASE OPTION  EXERCISE PRICE
------------------------------------------------------------------  --------------
On or after July 1, 2000 and on or before September 30, 2000...         $27.96
On or after October 1, 2000 and on or before December 31, 2000...        29.41

On or after January 1, 2001 and on or before March 31, 2001....          31.10
On or after April 1, 2001 and on or before June 30, 2001.......          32.88
On or after July 1, 2001 and on or before September 30, 2001...          34.77
On or after October 1, 2001 and on or before December 31, 2001...        36.76

On or after January 1, 2002 and on or before March 31, 2002....          38.87
On or after April 1, 2002 and on or before June 30, 2002.......          41.10
On or after July 1, 2002 and on or before September 30, 2002...          43.46
On or after October 1, 2002 and on or before December 31, 2002...        45.95


    The exercise price was mutually determined by us and Dura, at the time of our initial public offering, giving consideration to:

    - a compound annual rate of return upon exercise, as required by potential investors, to be achieved upon any exercise of the purchase option;

    - the implied returns to investors purchasing securities with a similar structure historically;

    - the comparability of the offering to those prior offerings, the value of the warrants;

    - the nature of Spiros products;

    - the agreements between us and Dura; and

    - other factors and advice given by the underwriters of the offering.

    The exercise price may be paid in cash or shares of Dura common stock, or any combination of cash and stock, at Dura's sole discretion. Any such shares of Dura common stock will be valued based upon the average of the closing price for Dura common stock on The Nasdaq Stock Market for 10 trading days immediately preceding the date of the exercise notice. In the event the purchase option were transferred, the payment by the subsequent holder of the majority of the special common stock could also be made in cash or, if such holder or its parent is a company whose common equity securities are listed on a national securities exchange or admitted to unlisted trading privileges or listed on The Nasdaq Stock Market, in the sole discretion of such holder, in shares of such listed common equity security. Dura presently intends to acquire our callable common stock under the merger agreement, and therefore does not currently intend to exercise the purchase option described above.

    Dura owns all of our issued and outstanding special common stock, which grants Dura the purchase option and confers voting and other rights, including the right to elect two directors to our board. Under our certificate of incorporation, we are prohibited, until the expiration of the purchase option, from taking or permitting actions inconsistent with Dura's rights under the purchase option. Examples of prohibited actions on our part without the consent of Dura include:

    - paying dividends;

    - issuing additional shares of capital stock;

    - borrowing more than $1 million in total;

    - merging, liquidating, or selling all or substantially all of our assets;
      or

    - altering the terms of the purchase option.

    At present, Dura has indicated it has no intention of transferring its shares of special common stock.

TECHNOLOGY LICENSE AGREEMENT

    We entered into a technology license agreement with Dura. Under the agreement, Dura granted us an exclusive, worldwide, perpetual, royalty-bearing license to use the core Spiros technology in research, development and commercialization (except with respect to beclomethasone in Asia) of the Spiros products, including rights to patents, patent applications and other intellectual property rights.

    As consideration for these license rights granted to us by Dura, we will pay Dura a technology access fee equal to the greater of 5% of the net sales of each Spiros product or $2 million for all Spiros products in any calendar year beginning in 1998. Our obligation will terminate, on a country-by-country basis, within 10 years from the first sale of that Spiros product in those countries where no patents covering such product are issued and in those countries where patents covering the Spiros products are issued, upon the expiration of the last-to-expire patent covering that Spiros product in such country.

    In addition, we granted Dura:

    - a worldwide, exclusive, royalty-free license to use the core technology and the program technology to develop the Spiros products under the terms of our development agreement;

    - a worldwide, exclusive, royalty-bearing license to use the program technology to sell Spiros products worldwide under the terms of our manufacturing and marketing agreement;

    - upon Dura's exercise of the option for Albuterol Spiros, a worldwide, exclusive, royalty-free, irrevocable, perpetual license to the program technology to develop, manufacture and commercialize Albuterol Spiros;

    - upon Dura's exercise of the product option, a worldwide, exclusive, royalty-free, irrevocable, perpetual license to the program technology to develop, manufacture and commercialize the Spiros product for which the option is exercised; and

    - a worldwide, exclusive, royalty-free, irrevocable, perpetual license to the program technology, including technology relating to enhancements to the existing Spiros technology or any next generation inhaler system, to develop, manufacture and commercialize products other than the Spiros products, including products that compete with the Spiros products.

    Under this agreement, Dura must use commercially reasonable efforts to secure the rights of third parties in technology that is necessary or useful to the development of the Spiros products. We have no obligation to accept any grant of such rights or to assume any obligation. If we desire to obtain any of those rights, we and Dura both agreed to negotiate in good faith regarding the allocation of any royalty, license fee or other payments payable to the third party and the assumption of any obligations applicable to that license.

    Until the expiration of the purchase option, Dura will direct and cause, at our expense, appropriate patent applications to be prepared, prosecuted and maintained with respect to patents licensed to us and with respect to any technology developed or acquired on behalf of us by Dura. Upon the termination of the unexercised purchase option, all patents and patent applications developed or acquired by Dura on our behalf will be assigned to us.

    Under the terms of the technology agreement, if we or Dura receive notice of alleged infringement of any patent, the other party must be notified of the infringement. All recoveries in any action to enforce patent rights will be retained by the parties in proportion to costs paid by the parties in enforcing that action.

    We have agreed to indemnify Dura against specified third-party claims, including patent infringement claims, relating to our use of the program technology or breach of the technology agreement, development agreement or manufacturing and marketing agreement. Dura agreed to indemnify us against specified third-party claims, including patent infringement claims, relating to Dura's use of the program technology, performance of development or breach of the three main agreements with Dura.

    Prior to the expiration of the purchase option, without Dura's prior written consent we cannot:

    - license, sublicense, encumber or otherwise transfer any rights in the program technology;

    - make, use or sell any of the program technology; or

    - authorize, cause or assist in any way any other person to do any of the above.

    Following the expiration or termination of the purchase option, these limitations will cease to be applicable. Thereafter, we would have the right to license, sublicense, encumber or otherwise transfer the program technology for use with any Spiros products that have not been acquired by Dura through the exercise of either product option. Dura may assign its rights and delegate its obligations under the technology agreement only to an affiliate of Dura, selected successors of Dura or specified persons that acquired substantially all of Dura's assets.

    The technology agreement will remain in full force and effect indefinitely, unless terminated by mutual agreement of the parties or by Dura's exercise of the purchase option. Either Dura or we may terminate the technology agreement prior to its expiration if the other party:

    - breaches any material obligation under the technology agreement or the development agreement, which breach continues for a period of 60 days after written notice of such breach;

    - enters into any voluntary proceeding in bankruptcy, reorganization or an arrangement for the benefit of its creditors, or its board of directors or stockholders authorize such action; or

    - fails to dismiss any such proceeding within 60 days after the same is involuntarily commenced.

    If we terminate the technology agreement, our license to use the program technology will continue, except with respect to any Spiros products that have been previously acquired by Dura through exercise of the product options. We will be free to enter into arrangements with third parties to research, develop and commercialize the Spiros products. If Dura terminates the technology agreement:

    - our license to use the core Spiros technology under the technology agreement will terminate;

    - all of our rights to the program technology will revert to Dura; and

    - all rights to develop, use and sell the Spiros products will revert to Dura.

    Both parties will use reasonable efforts for a period of 120 days after the technology agreement is terminated by Dura to reach agreement on royalties and other compensation to be paid to us by Dura, solely with respect to the Spiros products and the program technology. In the absence of such agreement, the matter will be submitted to binding arbitration. Upon termination of the technology agreement by us, we may not be able to make alternative arrangements for the research, development and commercialization of some or all of the Spiros products.

ALBUTEROL AND PRODUCT OPTION AGREEMENT

    We entered into the albuterol and product option agreement with Dura under which Dura may obtain the assets related to Albuterol Spiros and the assets related to the other option product.

    The assets related to the product acquired under this agreement include:

    - the relevant Spiros product;

    - the compound as formulated for use in the product;

    - a perpetual, sublicensable, non-exclusive, royalty-free license to the technology owned, developed or acquired by Dura during the term of the development agreement applicable to the product for use solely with the product; and

    - all applications and documents filed with the FDA or a foreign regulatory authority to obtain regulatory approval to commence commercial sale or use of the product.

    The option to acquire Albuterol Spiros is currently exercisable and ends on the earlier of 360 days after receipt of FDA approval to market Albuterol Spiros or the date Dura ceases to manufacture or market Albuterol Spiros in accordance with the terms of the manufacturing and marketing agreement.

    Upon exercise of the option to acquire Albuterol Spiros, Dura will make a single payment to us in cash equal to the aggregate purchase option exercise price, assuming acquisition of all shares of callable common stock in December 2001, multiplied by a fraction, the numerator of which will equal the development and commercialization costs and expenses incurred by us in connection with the development and commercialization of Albuterol Spiros and the denominator of which will equal the funds available for development of Spiros products. Proceeds, if any, from the exercise of any product option are excluded.

    The other product option is currently exercisable with respect to each other Spiros product and ends 90 days after receipt of FDA approval to market such Spiros product. This option may only be exercised with respect to a single Spiros product.

    Upon exercise of the other product option, Dura will make a single payment to us in cash equal to 110% of the aggregate purchase option exercise price, assuming acquisition of all shares of callable common stock in December 2001, multiplied by a fraction, the numerator of which will equal the development and commercialization costs and expenses incurred by us in connection with the development of such product and the denominator of which will equal the funds available for development of Spiros products. Proceeds, if any, from the exercise of any product option are excluded.

    Any payments received by us with respect to the exercise of either product option will be available to us to further develop Spiros products.

    The product option agreement will automatically terminate in the event that we terminate the technology agreement, the development agreement or the manufacturing and marketing agreement, consistent with the terms of those agreements. Additionally, the product option agreement will terminate on the date the purchase option terminates, whether by exercise or otherwise. Dura presently intends to acquire the Spiros products pursuant to the merger and, therefore, does not currently intend to exercise the albuterol or other product option.

DEVELOPMENT AGREEMENT

    We entered into a development agreement with Dura under which Dura agreed to use commercially reasonable efforts to develop the Spiros products and to make other development expenditures. Dura furnishes all labor, supervision, services, supplies and materials necessary to perform the development.

    Dura has also agreed to use commercially reasonable efforts to obtain the rights to, and to sublicense to us, any patent or technology license held by a third party that Dura reasonably determines to be necessary or useful to enable Dura to conduct the development. Dura also acts as our exclusive agent for the filing and prosecuting of all regulatory applications and permits required for FDA approval in Dura's name and any other necessary regulatory approvals for the Spiros products. In the event that the purchase option expires unexercised, Dura will use its reasonable efforts to cause all applications and documents filed with the FDA or a foreign regulatory authority to obtain regulatory approvals for the Spiros products, with respect to which Dura has not acquired exclusive rights, to be assigned to us.

    Dura conducts the development in accordance with an annual workplan and budget. Dura provides us with annual workplans and budgets, which are subject to approval and acceptance by our board of directors. Dura must report any significant deviations from an annual workplan and budget in a timely manner. Further, our reimbursement for expenditures to Dura may not exceed in any calendar year 120% of the amount allocated in the applicable annual workplan and budget, unless otherwise approved by us. Under the current development plan and budget for 2000, we expected to expend all cash during the second half of the year. The development plan and budget for the second half of 2000 are subject to change in the event the merger with Dura is not completed.

    During the term of the development agreement, both companies will provide the other with quarterly reports with respect to all payments due and all credits taken for such quarter. Dura's quarterly report to us includes a statement of the development costs as defined in the agreement incurred during the quarter and a summary of work performed for us. Additionally, each company is required to maintain and make available for inspection by an independent public accountant selected by the requesting party such records of the other party as may be necessary to verify the accuracy of reports and payments made under the development agreement. The inspection may occur once in each calendar year and upon reasonable notice and during regular business hours.

    Payments to Dura under the development agreement are made for the full amount of all of Dura's research and development expenses, general and administrative expenses, capital equipment costs, and all other costs and expenses incurred by Dura in performing the activities described above. Our payments are limited to the maximum amount of the funds we have available. Development costs will include development expenses, including salaries, benefits, supplies, and facilities and overhead allocations, that are billed at a rate of fully burdened cost plus 25%. Services provided by third parties are billed at a rate of cost plus 20%. This pricing structure is considered by Dura to be consistent with contractual relationships it has had with other third parties.

    If either Dura or us determines that the development of a particular Spiros product should be discontinued because continued development is not feasible or is uneconomic, or that the development should be expanded to include additional compounds, then both companies will use reasonable efforts to agree on the nature of the development and the identity of any other compound to be developed.

    Under the development agreement, the costs of the manufacture and sale of Spiros products to conduct clinical trials necessary to obtain FDA approval or any other required regulatory approval are included in development costs. Dura will pay us any revenue received from the sale of such Spiros products prior to receipt of FDA approval to market.

    Either company may terminate the development agreement prior to its expiration if the other party:

    - breaches any material obligation under the technology agreement or the development agreement, which breach continues for a period of 60 days after written notice thereof;

    - enters into any voluntary proceeding in bankruptcy reorganization or an arrangement for the benefit of its creditors, or its board of directors or stockholders authorize such action; or

    - fails to dismiss any such proceeding within 60 days after the same is involuntarily commenced.

    Dura's obligation to perform development work under the development agreement terminates when we have cash or cash equivalents of less than $5 million. We project this to occur during the second half of 2000 based on our current development program. Dura may elect to provide additional funding for the development of the Spiros products in its sole discretion.

    Dura may assign its rights and delegate its obligations under the development agreement only to an affiliate of Dura, selected successors of Dura or selected persons that acquired substantially all of the assets of Dura. We may not assign our rights or delegate our obligations under the agreement.

MANUFACTURING AND MARKETING AGREEMENT

    We entered into a manufacturing and marketing agreement with Dura under which we granted to Dura an exclusive, worldwide license to manufacture and market the Spiros products. Dura will pay us on a quarterly basis a royalty of 7% of the net sales of each Spiros product. The royalty begins upon receipt of FDA approval to market such product. Prior to the expiration of the option to acquire assets related to Albuterol Spiros, no royalty payment is due with respect to net sales of Albuterol Spiros.

    Under this agreement, Dura agreed to use diligent efforts to commence sales of each Spiros product promptly upon receiving FDA approval for such product. Dura will be responsible for maintaining competent, qualified sales personnel and agreed not to make any representations inconsistent with the approved labeling of each Spiros product.

    "Net sales" for purposes of this agreement and the technology agreement is defined as the gross amount invoiced for sales of the Spiros products by Dura or its sublicensees, if any, to third parties less:

    - discounts actually allowed;

    - credits for claims, allowances, retroactive price reductions or returned Spiros products;

    - prepaid freight charges incurred in transporting Spiros products to customers;

    - sales taxes and other governmental charges actually paid in connection with the sales, but excluding income taxes; and

    - royalty obligations paid to the inventor of some aspects of the Spiros technology.

    Net sales will not include sales between or among Dura, its affiliates and its sublicensees unless such sales are for end use rather than for purposes of resale.

    This agreement will terminate upon the exercise or termination of the purchase option or by mutual agreement of the parties at any time. In the event Dura exercises either product option, this agreement will terminate with respect to the relevant product, but will otherwise continue in full force and effect.

SERVICES AGREEMENT

    We entered into a services agreement with Dura under which Dura provides specified management and administrative services to us, performed either internally or externally on our behalf, at the rate of $100,000 per calendar quarter. This agreement terminates on the earlier of the exercise of the purchase option or 12 months after expiration of the purchase option.

SPECIAL COMMON STOCK

    There are currently 1,000 shares of our special common stock issued, all of which are held by Dura. The special common stock does not confer on its holder the right to vote at any meeting of our stockholders except as required by law or as described in the next paragraph. The holder of special common stock is entitled to elect two of our directors. In the event we are dissolved, our callable common stock has a priority over the special common stock with respect to return of capital. The special common stock is not otherwise entitled to participate in any way in our profits or assets. We do not presently intend to issue any additional shares of special common stock.

    Until the expiration of Dura's purchase option, no resolution or act of us or our board of directors to authorize or permit any of the following will be effective without the prior written approval of the holders of a majority of the outstanding special common stock:

    - the allotment or issue of shares or other securities of us or the creation of any right to such an allotment or issue;

    - the reduction of our authorized capital stock;

    - the alteration of or any change to the rights, powers, preferences and restrictions of the special common stock;

    - outstanding borrowings of an aggregate of more than $1 million at any one time;

    - the sale or other disposition of or the creation of any lien or liens on the whole or a material part of our business or assets;

    - the declaration or payment of dividends or the making of any other distributions to our stockholders;

    - the merger, consolidation or reorganization of us with or into any other corporation;

    - the sale, liquidation or other disposition of all or substantially all of our assets;

    - the alteration or amendment of the provisions of our certificate of incorporation containing the stock purchase option and providing for the election of directors; and

    - the adoption, amendment or repeal of our bylaws.

    As a result, Dura, as the holder of the outstanding special common stock, could preclude the holders of a majority of the shares of our callable common stock and our board of directors from taking any of the actions described above for so long as Dura continues to hold its shares. Dura may transfer or sell all, but not less than all, of its shares of special common stock. As a result, an unrelated third party may acquire rights associated with the special common stock, including the rights discussed in this section. Any resolution to wind up our affairs or to liquidate us will confer upon the holders of the special common stock a right to vote. Shares of special common stock will carry a number of votes equal to the total number of votes carried by our callable common stock outstanding at that time.

SALES AND MARKETING

    We rely entirely on Dura under the manufacturing and marketing agreement for our sales and marketing efforts. Under the manufacturing and marketing agreement, Dura is required to submit an annual marketing plan to be approved by us.

DURA'S FUNDING OF THE MERGER


    Dura expects to pay a total of approximately $89.7 million in cash, which includes expenses related to the merger, and to issue 6,355,000 warrants to purchase fractional shares of Dura common stock. Dura had $299.2 million of cash and short-term investments as of March 31, 2000. Dura intends to pay the cash portion of the merger consideration out of its available working capital resources.


EXPENSES

    The following table describes the estimated expenses to be incurred in connection with the merger. We and Dura will each pay our own expenses.


                                                      DURA'S     SPIROS CORP. II'S
                                                     EXPENSES        EXPENSES
                                                    ----------   -----------------
Investment banking................................  $1,700,000      $1,400,000
Legal.............................................     250,000       1,000,000
Accounting........................................      50,000          50,000
Proxy solicitation................................           0          25,000
Printing..........................................     100,000         100,000
Miscellaneous.....................................      50,000          50,000

                              THE MERGER AGREEMENT

    The following is a brief summary of the material provisions of the merger agreement. YOU ARE URGED TO READ THE FULL TEXT OF THE MERGER AGREEMENT WHICH IS ATTACHED AS ANNEX A CAREFULLY AND IN ITS ENTIRETY.

TERMS OF THE MERGER

GENERAL

    The merger agreement contemplates the merger of Starfish Acquisition
Corp., Inc., a wholly owned subsidiary of Dura, into us. After the merger, we will survive as a wholly owned subsidiary of Dura. The merger will be completed once Dura files a certificate of merger with the Secretary of State of the State of Delaware. Dura believes that this filing will occur at the same time as the closing under the merger agreement which, unless otherwise agreed, will occur as promptly after June 18, 2000 as is reasonably possible, and not more than three business days after the satisfaction or waiver of the conditions to the merger.

CONVERSION OF SECURITIES

    Once we and Dura complete the merger, the following will occur:

    - each share of our callable common stock owned by us as treasury stock and each share of our callable common stock owned by Dura or any wholly owned subsidiary of Dura, other than shares of our callable common stock in accounts for the benefit of third parties, will be cancelled;

    - each share of our special common stock owned by Dura, us or any wholly owned subsidiary of Dura will be cancelled; and

    - each share of our callable common stock which has not been cancelled will be converted into the right to receive $13.25 in cash and a warrant to purchase a fractional share of Dura common stock.

STOCK OPTIONS AND OTHER STOCK RIGHTS

    Each stock option held by the members of the special committee will be converted into the right to receive, upon exercise, the merger consideration. Each of our other stock options will be converted into the right to receive cash in an amount equal to $13.25 per share of callable common stock plus the average of the closing trading price of the warrants for first 10 trading days following completion of the merger minus the exercise price for the option.

EXCHANGE OF SHARES

ISSUANCE OF NEW SHARES

    Concurrently with completion of the merger, Dura will deposit with ChaseMellon Shareholder Services, LLC, as exchange agent, sufficient funds and warrants to satisfy its obligation to the holders of our callable common stock. Upon surrender of each share of our callable common stock to the exchange agent, you will receive $13.25 in cash and a certificate representing a Dura warrant.

NO TRANSFERS AFTER COMPLETION

    As soon as we complete the merger, our stock transfer books will be closed, and there will be no further registration of transfers of our stock.

NO LIABILITY UNDER ABANDONED PROPERTY LAWS

    Neither Dura, the new wholly owned subsidiary nor the exchange agent will be liable to any of our stockholders for any undistributed cash or warrants that are delivered to a public official under an applicable abandoned property or similar laws.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains our representations and warranties relating to, among other things:

    - corporate organization, authority and qualification;

    - capitalization;

    - authority to execute and validity of the agreement;

    - board approval required for the merger;

    - stockholder approval required for the merger;

    - consents and approvals required for the merger;

    - reports and financial statements;

    - absence of undisclosed liabilities;

    - absence of litigation;

    - the information supplied in connection with this document;

    - opinion of financial advisor;

    - insider interests; and

    - brokers and finders.

    The merger agreement also contains Dura's representations and warranties as to, among other things:

    - corporate organization, authority and qualification;

    - capitalization;

    - subsidiaries;

    - authority to execute and validity of the agreement;

    - warrant shares;

    - consents and approvals required for the merger;

    - reports and financial statements;

    - the information supplied in connection with this document;

    - sufficient funds for the merger consideration;

    - share ownership;

    - operations of Dura's merger subsidiary;

    - brokers and finders;

    - absence of specified changes or events; and

    - absence of litigation.

COVENANTS

    We agreed we will generally:

    - conduct our business in the ordinary course of business and consistent with past practice;

    - not amend our organizational documents;

    - not incur or modify any indebtedness or material contract, other than in the ordinary course of business and consistent with past practice;

    - not incur any debt or obligations under capital leases, modify the terms of any liability, assume or otherwise become liable for the obligations of any other person, make any loans to any other person, nor enter into any material commitment;

    - not transfer or encumber any assets other than in the ordinary course of business and consistent with prior practice;

    - not make any change in the compensation payable to any of our officers, directors, employees, agents or consultants;

    - not permit any insurance policy naming us as a beneficiary to be cancelled without the prior written consent of Dura;

    - not enter into any transaction relating to the purchase of assets other than in the ordinary course of business and consistent with prior practice;

    - not pay any of our liabilities other than in the ordinary course of business and consistent with prior practice;

    - not adopt a plan of complete or partial liquidation;

    - not change any accounting methods used by us unless required by generally accepted accounting principles nor make any material election relating to taxes;

    - not take any action that would be likely to prevent the consummation of the merger; and

    - provide Dura with access to our records.

    Both we and Dura have also agreed to:

    - cooperate with each other in the preparation of information filed with the SEC, including this document;

    - update the other with respect to changes to their respective companies up until the merger is completed, particularly with respect to any change that could be expected to violate the merger agreement;

    - ensure that there are no material misstatements or omissions contained in the documents filed with the SEC in connection with the merger; and

    - file as soon as practicable notifications under the Hart-Scott Rodino Antitrust Improvements Act, respond as promptly as practicable to any inquiries received from the Federal Trade Commission and request early termination of the Hart-Scott-Rodino Antitrust Improvements Act waiting period.

NO SOLICITATION OF TRANSACTIONS

    We agreed that we will not directly or indirectly solicit or entertain a proposal by a third party to acquire an interest in us or propose, enter into or participate in any discussions or negotiations regarding any proposal of that type, unless our board concludes in good faith, with the advice of an independent financial advisor, that such a proposal is reasonably likely to be funded, reasonably capable of being consummated, more favorable to our stockholders and necessary for the board to fulfill its fiduciary duties to our stockholders.

    If we receive a proposal of that type, we must immediately inform Dura of the material terms and conditions of such proposal and the identity of the person making it. We must also keep Dura fully informed regarding any significant details or developments with respect to the proposal and of all significant steps we are taking in response to the proposal.

    We agreed that neither we nor our board of directors nor any committee thereof will:

    - propose to withdraw or modify its recommendation to approve the merger agreement;

    - propose to approve or recommend any third-party proposal to acquire an interest in us; or

    - enter into any agreement with respect to any third-party proposal to acquire an interest in us.

    If, however, the board complies with the provisions regarding third party proposals described above, the board may, on the third business day following the receipt of written notice by us to Dura, withdraw or modify its approval or recommendation of the merger or the merger agreement, approve or recommend a superior proposal or enter into an agreement with respect to a superior proposal, provided we have first attempted, upon the request of Dura, to negotiate in good faith to arrive at adjusted terms in order to proceed with Dura.

CONDITIONS TO THE MERGER

    Dura's and our respective obligations to complete the merger depend on the satisfaction or waiver by the other party of each of the following conditions:

    - the approval of the merger by a majority of the holders of our callable common stock and a majority of the holders of our special common stock;

    - the absence of government authority or stop orders or injunctions prohibiting the merger;

    - expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act; and

    - the effectiveness of, and the absence of stop order proceedings with respect to, the registration statement of which this document forms a part.

    Our obligation to complete the merger agreement also depends on the satisfaction or waiver of the conditions that:

    - Dura's representations and warranties are true and accurate in all material respects;

    - Dura and its subsidiary comply in all material respects with their respective covenants and obligations under the merger agreement; and

    - the approval for listing on The Nasdaq Stock Market of the warrants to purchase shares of Dura common stock and the shares of common stock which may be issued upon exercise of the warrants.

    Dura's subsidiary's obligations to complete the merger also depend on the satisfaction or waiver of the conditions that:

    - our representations and warranties are true and accurate in all material respects;

    - we comply in all material respects with our covenants and obligations under the merger agreement; and

    - no circumstances arise that have a significant effect on our business.

    Neither party has made a determination as to whether it would waive one or more of the conditions described above. No party may waive the requirement of stockholders' approval. If the waiver of any of the conditions constitutes a material change in the disclosure made in this document, the parties will, to the extent required by law, circulate a revised proxy statement and resolicit stockholders' approval.

TERMINATION

    The merger may be abandoned, at any time before Dura and we complete the merger and before or after you approve the merger, in the following circumstances:

    - by our and Dura's mutual written consent;

    - by either us or Dura, if the merger is not completed before September 30, 2000 through no fault of the party wishing to terminate the merger agreement;

    - by us or Dura, if a final decree, law, rule, regulation, order or injunction prevents the completion of the merger or if Dura is compelled to dispose of or hold separate any portion of our assets or properties;

    - by us, if our board of directors accepts a superior merger proposal in the manner permitted by the merger agreement;

    - by us, if Dura's representations and warranties become untrue or if Dura breaches its representations and warranties or covenants in a material way;

    - by Dura, if we take action in furtherance of a competing proposal or transaction; or

    - by Dura, if our representations and warranties become untrue or if we breach our representations and warranties or its covenants in a material way.

EXPENSES

    All expenses incurred in the merger will be paid by the party incurring the expenses.

FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed treasury regulations, current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not apply retroactively, could alter the tax consequences described in the following discussion.

    You should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular stockholders in light of their particular circumstances, including stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who are foreign persons, who do not hold our stock as capital assets or who acquired their shares in connection with stock option plans or in other compensatory transactions. In addition, the following discussion does not address:

    - the tax consequences of the merger under foreign, state or local tax laws;

    - the tax consequences of transactions taking place prior or subsequent to, or concurrently with, the merger, whether or not the transactions are undertaken in connection with the merger, including without limitation any transaction in which shares of our stock are acquired or shares of our stock are disposed of; or

    - the tax consequences of any receipt of rights to acquire warrants to purchase shares of Dura common stock.

    Accordingly, you are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

EFFECT OF THE MERGER

    For each share of callable common stock, the merger will be a taxable transaction for federal income tax purposes. You will recognize gain or loss equal to the difference between:

    - your tax basis in the callable common stock surrendered, and

    - the sum of any cash received, plus the fair market value of the warrant received.

    In general, for purposes relevant to the merger, a "collapsible corporation" is a corporation that is formed or availed of principally for the production of property with a view to the sale or exchange of stock of the corporation by its stockholders before the corporation has realized two-thirds of the income to be derived from such property. We and Dura believe that we would be characterized as a collapsible corporation. In the event that it is determined that we are a collapsible corporation, gain recognized by stockholders who have owned, directly or indirectly at any time, more than 5% of the value of our stock might be treated as ordinary income. An exception is potentially available to greater than 5% stockholders if the unrealized appreciation in our assets which would produce ordinary income if sold by us or by any other person who holds directly or indirectly more than 20% of our stock is less than 15% of our net worth. We do not believe that we hold any significantly appreciated assets which would produce ordinary income if sold by us. Other than entities affiliated with Farallon Capital, LLC, we are not aware of any person who, directly or indirectly, owns more than 20% by value of our stock. If the unrealized appreciation as described above is less than 15% of our net worth, stockholders owning more than 5% but not more than 20% by value of our stock will not recognize ordinary income unless they are dealers in property of the type held by us which has appreciated significantly. THOSE OF YOU OWNING DIRECTLY OR INDIRECTLY MORE THAN 5% OF OUR STOCK SHOULD CONSULT WITH AND MUST RELY ON YOUR OWN TAX ADVISOR REGARDING THE APPLICATION TO YOU OF THE COLLAPSIBLE CORPORATION RULES.

    If the collapsible corporation rules do not apply to you, the gain or loss recognized as a result of the merger should generally be treated as capital gain or loss for federal income tax purposes. For taxpayers other than corporations, capital gains from sales of assets held for more than one year are subject to taxation at preferential rates. Deduction of capital loss is limited. Capital losses generally may be deducted only to the extent of capital gains for federal income tax purposes, plus an additional amount. For taxpayers other than corporations, that amount is $3,000 per year. That amount is $1,500 in the case of a married individual filing a separate return. Capital losses not deductible in one year may be carried forward and, subject to the limitation, deducted in subsequent years.

HOLDING OF WARRANTS

    The warrants received by you will have a tax basis equal to the fair market value of each warrant received. The holding period for the warrants will commence upon completion of the merger.

EXERCISE OF WARRANTS

    You will generally not recognize any gain or loss for federal income tax purposes upon exercise of the warrants. Upon exercise of the warrants, you will receive shares of Dura common stock with a tax basis equal to your tax basis in the warrant and the exercise price. The holding period for the shares of Dura common stock acquired upon exercise of a warrant will begin on the date of exercise of the warrant.

DISPOSITION OF WARRANTS

    In general, the sale, exchange or other taxable disposition of a warrant will result in gain or loss to you in an amount equal to the difference between the amount realized on such sale, exchange or other disposition and your tax basis in the warrant. Gain or loss from the sale or exchange of the warrants generally will be long-term capital gain or loss if the warrant is held by you for more than one year at the time of the sale or exchange.

EXPIRATION OF WARRANTS

    Upon expiration of a warrant, you will generally realize a long-term capital loss equal to your tax basis in the warrant.

BACKUP WITHHOLDING

    Specified payments due to you under the merger may be subject to "backup withholding" at the rate of 31% for federal income tax purposes unless specified requirements are satisfied. In order to avoid backup withholding, you generally must complete Form W-8 if you are a nonresident alien individual or foreign entity or Form W-9 if you are a United States resident or domestic entity. You should have a Form W-8 or a Form W-9 on file with your broker.

    THE FEDERAL INCOME TAX DISCUSSION ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU SHOULD NOTE THAT THE PARTIES HAVE NOT OBTAINED, AND WILL NOT OBTAIN, A RULING FROM THE IRS OR AN OPINION OF COUNSEL REGARDING THE MATTERS DESCRIBED HEREIN. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PROPOSED TRANSACTIONS, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

                               RELATED AGREEMENTS

VOTING AGREEMENT

    Investment funds managed by Farallon Partners, LLC and investment accounts managed by Farallon Capital, LLC, have entered into a voting agreement with Dura and us. The terms of the voting agreement provide that these stockholders will vote all shares of our callable common stock beneficially owned by them in favor of the adoption of the merger agreement.

    As of March 20, 2000, these stockholders beneficially owned 1,374,400 shares of our callable common stock, which represented approximately 22% of the outstanding shares of our callable common stock.

    None of the stockholders who are parties to the voting agreement were paid additional consideration in connection with the execution of the voting agreement.

                          DESCRIPTION OF THE WARRANTS

    The following is a brief summary of provisions of the warrants being offered to you. This summary is not intended to be complete and is qualified in its entirety by reference to the warrant agreement between Dura and ChaseMellon Shareholder Services, LLC, as warrant agent. Dura incorporates by reference the warrant agreement and a copy will be sent to you upon request of Dura's secretary (see "Summary--Where you can find more information").

    The warrants to be issued upon consummation of the merger will be of a different class than the warrants to purchase Dura common stock currently outstanding, including the warrants which are listed and traded on The Nasdaq Stock Market under the symbol "DURAW." As of the date of this document, the following Dura warrants were outstanding:

    - 240,000 Series W warrants to purchase an aggregate of 672,000 shares of Dura common stock at $2.38 per share;

    - 700,000 Series S warrants to purchase an aggregate of 1,680,000 shares of Dura common stock at $19.47 per share;

    - 6,325,000 warrants to purchase an aggregate of 1,581,250 shares of Dura common stock at $54.84 per share, which are listed and traded on The Nasdaq Stock Market under the symbol "DURAW;" and

    - 200,000 warrants to purchase 200,000 shares of Dura common stock at $45.12 per share.

EXERCISE PRICE AND TERMS

    The warrants will be exercisable immediately upon completion of the merger and for five years thereafter at an exercise price equal to $17.94 per share of Dura common stock, subject to adjustment for dilution events and other provisions described below. The number of shares of Dura common stock issuable under each warrant will be determined based on the average closing price of Dura common stock for the 10 trading days prior to the day on which we hold the special meeting. Dura is registering up to 2,539,458 shares of its common stock issuable under the warrants. The exact number of shares issuable will depend on market conditons. The calculated Black-Scholes value for each warrant will be between $3.22 and $1.81. The holder of any warrant may exercise such warrant by surrendering the certificate representing the warrant to the warrant agent, with the subscription form properly completed and signed, together with payment of the exercise price. The warrants may be exercised any time in whole or in part at the exercise price then in effect until the expiration of the warrants five years after completion of the merger. No fractional shares of Dura common stock will be issued upon exercise of the warrants.


    As of      , 2000, the last trading day before the printing of this
document, the fraction of a share purchasable under each warrant would be
with a Black-Scholes calculated value of       . There can be no assurance,
however, that the fraction issuable will be the same at the closing date or that the market price of the warrant will equal the Black-Scholes value of the warrant.


ADJUSTMENTS

    The exercise price and the number of shares of Dura common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of the following:

    - stock splits, stock combinations, rights offerings, stock dividends or other special dividends with respect to Dura common stock;

    - capital reorganizations of Dura;

    - any reclassification of Dura common stock;

    - any consolidation or merger or any other business combination of Dura with or into another corporation; and

    - any sale, lease or transfer to any person of all or substantially all of the assets of Dura.

WARRANTHOLDER IS NOT A STOCKHOLDER

    The warrants do not confer upon the holder any voting, preemptive or other rights as a stockholder of Dura.

TRANSFER, EXCHANGE AND EXERCISE

    The warrants are in registered form and may be presented to ChaseMellon Shareholder Services, LLC, as the warrant agent, for transfer or exchange, or exercise accompanied by payment of the exercise price, at any time prior to the fifth anniversary from the date of issuance at which time the warrants become void and of no value.

DURA COMMON STOCK UNDERLYING THE WARRANTS

    Based on Dura's various 10-day average stock prices, a holder of one warrant would have the right to receive, upon exercise, a fraction of Dura common stock as follows:

                                                              BLACK-SCHOLES
                             PREMIUM/                         CALCULATION OF   FRACTION OF DURA    CALCULATED VALUE
                        (DISCOUNT) TO DURA                    WARRANT VALUE      COMMON STOCK          PER SHARE
     DURA 10-DAY          10-DAY AVERAGE                       OF ONE SHARE     HOLDER OF ONE     OF SPIROS CORP. II
   AVERAGE COMMON       STOCK PRICE ENDING                       OF DURA         WARRANT MAY           CALLABLE
     STOCK PRICE        ON MARCH 17, 2000    EXERCISE PRICE    COMMON STOCK        PURCHASE          COMMON STOCK
---------------------   ------------------   --------------   --------------   ----------------   -------------------
       $ 8.00                  (44.3)%           $17.94           $ 3.34            0.5420               $1.81
       $10.00                  (30.3)%           $17.94           $ 4.71            0.3851               $1.81
       $11.48                  (20.0)%           $17.94           $ 5.78            0.3137               $1.81
       $12.92                  (10.0)%           $17.94           $ 6.86            0.3137               $2.15
       $14.35(a)                 0.0%            $17.94           $ 7.97            0.3137               $2.50
       $15.79                   10.0%            $17.94           $ 9.11            0.3137               $2.86
       $17.22                   20.0%            $17.94           $10.28            0.3137               $3.22
       $19.00                   32.4%            $17.94           $11.76            0.2743               $3.22
       $21.00                   46.3%            $17.94           $13.45            0.2397               $3.22

------------------------

(a) Represents the average stock price for Dura common stock for the 10 consecutive trading days ending on and including March 17, 2000.

    The exercise price used above is based on a 25% premium to $14.35, the average price for Dura common stock for the 10 consecutive trading days ending on and including March 17, 2000. The Black-Scholes calculation of warrant value is based on the following assumptions:


       - risk-free rate equal to 6.43%;


       - volatility of 65.0%; and


       - 5 years to expiration from date of issue.



    As of               , 2000, the last trading day before the printing of this
document, the fraction of a share purchasable under each warrant would be
with a Black-Scholes calculated value of       . There can be no assurance,
however, that the fraction issuable will be the same at the closing date or that the market price of the warrant will equal the Black-Scholes value of the warrant.

                            SELECTED FINANCIAL DATA


    The following selected financial data should be read with our financial statements and the notes to those statements and "Our Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document. The statement of operations data for the period September 23, 1997 (date of incorporation) through December 31, 1997 and the year ended December 31, 1998 and the balance sheet data at December 31, 1998, are derived from our financial statements which have been audited by Deloitte & Touche LLP, our independent auditors during that time period. The balance sheet data at December 31, 1997 is derived from our audited financial statements. The statements of operations data for the year ended December 31, 1999 and the balance sheet data at December 31, 1999, are derived from our financial statements which have been audited by Ernst & Young LLP, our current independent auditors, and are included elsewhere in this document. The statement of operations data for the three months ended March 31, 1999 and 2000 and the period September 23, 1997 (date of incorporation) through March 31, 2000, and the balance sheet data at March 31, 2000 are derived from unaudited financial statements of Spiros Corp. II which are included elsewhere in this document. Please note that historical results are not necessarily indicative of the results to be expected in the future.


    The numbers in the table below are in thousands, except per share data.


                                SEPTEMBER 23, 1997                                      THREE MONTHS       SEPTEMBER 23, 1997
                                     (DATE OF                                               ENDED               (DATE OF
                                  INCORPORATION)      YEAR ENDED      YEAR ENDED          MARCH 31,          INCORPORATION)
                                     THROUGH         DECEMBER 31,    DECEMBER 31,    -------------------        THROUGH
                                DECEMBER 31, 1997        1998            1999          1999       2000       MARCH 31, 2000
                                ------------------   -------------   -------------   --------   --------   ------------------
STATEMENT OF OPERATIONS DATA:
Operating loss................       $ (7,146)         $(51,825)       $(60,405)     $(13,593)  $(15,250)      $ 134,626
Interest income...............       $    222          $  8,239        $  5,341      $  1,587   $    875       $  14,677
Net loss......................       $ (6,924)         $(43,793)       $(55,064)     $(12,006)  $(14,375)      $(120,156)
Net loss per share:
  Basic and diluted...........       $  (1.09)         $  (6.92)       $  (8.71)     $  (1.90)  $  (2.27)      $  (19.00)

BALANCE SHEET DATA:
Cash, cash equivalents and
  short-term investments......       $170,506          $123,604        $ 71,043                 $ 55,820
Working capital...............       $162,081          $118,918        $ 64,246                 $ 50,106
Total assets..................       $170,506          $123,796        $ 71,139                 $ 55,933
Shareholders' equity..........       $162,081          $118,918        $ 64,246                 $ 50,106

                  OUR MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    We were incorporated in Delaware on September 23, 1997 for the purpose of continuing the development of the Spiros technology, a dry powder pulmonary drug delivery system, and to conduct formulation work, clinical trials and commercialization for specified leading asthma and chronic obstructive pulmonary disease drugs for use with Spiros. We commenced operations on December 22, 1997.

    On December 22, 1997, we and Dura completed an initial public offering of 6,325,000 units, each unit consisting of one share of our callable common stock and one warrant to purchase one-fourth of one share of Dura common stock at a price of $54.84 per share. The offering resulted in net proceeds to us of approximately $94 million. Concurrently, Dura contributed $75 million to us. We expect to pay to Dura substantially all funds from the offering and the $75 million contribution from Dura and interest earned on these funds for the development and commercialization of Spiros technology and the use of Spiros technology with specified drugs under our various agreements with Dura. See "The Merger--Relationship between us and Dura."

    Under our current development plan and budget for 2000 we expect to expend all of our cash during the second half of the year. The development plan and budget for the second half of 2000 are subject to review and change in the event the merger with Dura is not completed.

    In the event the merger is not completed, Dura, as holder of 100% of the outstanding shares of our special common stock, still has an irrevocable option to purchase all, but not less than all, of the issued and outstanding shares of our callable common stock at predetermined prices. Dura may exercise the purchase option at any time through the earlier of:

    - December 31, 2002;

    - the 90th day after the date we provide Dura with our quarterly financial statements showing cash or cash equivalents of less than $5 million, although Dura may extend such period by providing additional funding for the continued development of Spiros technology, but in no event beyond December 31, 2002; or

    - upon termination the technology license, development, or the manufacturing agreements with Dura.


    The purchase option exercise price per share is $27.96 through September 30, 2000, and increases on a quarterly basis to $45.95 per share through December 31, 2002. The purchase price may be paid, at Dura's discretion, in cash, shares of Dura common stock, or any combination thereof.


    In December 1997, we entered into a technology license agreement with Dura. Dura granted us an exclusive, worldwide, perpetual royalty-bearing license to use technology owned by Dura relating to the use of Spiros technology with the asthma and COPD drugs albuterol, beclomethasone, ipratropium, budesonide, and a combination of albuterol and ipratropium. We also executed a series of agreements with Dura which provide for the development, marketing, and manufacturing of Spiros technology with specified compounds and for the provision of general and administrative services by Dura. Because Dura conducts all of our current activities under these agreements, we do not maintain any research staff or occupy any research facilities.

RESULTS OF OPERATIONS

    We incurred net losses of $43.8 million and $55.1 million for the years ended December 31, 1998 and 1999, respectively. For 1998 and 1999, research and development costs totaled $50.8 million and $59.2 million, respectively, and general and administrative expenses totaled $1 million and $1.2 million, respectively. The research and development expenses were for Spiros technology-related activities performed by Dura under agreements with us. Our interest income for 1998 and 1999 totaled $8.2 million and $5.3 million, respectively. The decline results from lower balances of cash and short-term investments during 1999 versus 1998. We expect our interest income to continue to decrease in 2000 as our funds are used to continue the development of the Spiros products.


    We incurred net losses of $12 million and $14.4 million for the three months ended March 31, 1999 and 2000, respectively. Research and development costs totaled $13.3 million and $14.8 million for the first quarter of 1999 and 2000, respectively, and general and administrative expenses totaled $277,000 and $483,000, respectively, for the same periods. The research and development expenses were for Spiros-related activities performed by Dura under agreements with us. Our interest income for the first quarter of 1999 and 2000 totaled $1.6 million and $875,000, respectively. The decline results from lower balances of cash and short-term investments during the first quarter of 2000 versus the first quarter of 1999. We expect our interest income to continue to decrease in 2000 as our funds are used to continue the development of the Spiros products.


    We commenced operations in December 1997 and incurred a net loss of $6.9 million for the period ended December 31, 1997 on research and development expenses of $7 million. The lower amount of revenues and expenses in 1997 reflect the fact that our operations commenced that year.

LIQUIDITY AND CAPITAL RESOURCES


    Our initial capitalization totaled $169 million, consisting of net proceeds from our initial public offering of approximately $94 million and a $75 million contribution from Dura. At March 31, 2000, we had cash, cash equivalents, and short-term investments totaling $55.8 million and working capital totaling
$50.1 million, a decrease of $15.2 million and $14.1 million, respectively, from December 31, 1999. Our existing working capital and expected interest income will not be sufficient to fund our cash requirements through December 31, 2000. Based on our current development plan and budget for the Spiros products, we expect to expend all of our existing cash during the second half of 2000. Further, we do not believe that our existing funds will be sufficient to complete the development of any Spiros product. In the event the merger with Dura is not consummated, the use of our existing funds will require Dura to consider whether to exercise its option to purchase our callable common stock under the contractual terms, which it may not be prepared to do at that time. Until the expiration of Dura's option, we are restricted from raising additional funds without Dura's consent. While Dura may, at its sole option, provide funds for further development of the Spiros products or infuse additional capital into us through the exercise of Dura's product purchase options, it is not obligated to do so. If Dura fails to provide additional funding, we will explore the other strategic alternatives available to us, including liquidation, sale to a third party, or licensing of the technology. There can be no assurance that any of these alternatives will be successful.


    As noted above, in March 2000, we entered into a definitive merger agreement with Dura for the acquisition by Dura of all the outstanding shares of our callable common stock. Under the merger agreement, Dura will purchase each share of callable common stock for $13.25 in cash plus a five-year warrant to purchase a fractional share of Dura common stock at $17.94 per share. Closing of the merger is subject to approval by our stockholders.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The following table sets forth the high and low sale prices of the units, of which our callable common stock was a part through December 31, 1999, and thereafter of our callable common stock as reported on The Nasdaq Stock Market, without retail mark-up, mark-down, or commissions, for the last two years by quarter. Each unit consisted of one share of our callable common stock and a warrant for Dura common stock. As of January 3, 2000, the callable common stock and the warrant began trading publicly as separate securities.


                                                    UNITS
                                             -------------------
                                               HIGH       LOW
                                             --------   --------
2000
First Quarter..............................   $14.25    $ 6.875
Second Quarter.............................   $15.00    $13.125
Third Quarter (through     , 2000).........   $   --    $    --

1999
First Quarter..............................   $10.38    $  8.13
Second Quarter.............................   $10.63    $  8.38
Third Quarter..............................   $ 9.00    $  6.50
Fourth Quarter.............................   $ 8.25    $  4.38

1998
First Quarter..............................   $19.00    $ 13.75
Second Quarter.............................   $17.38    $ 15.88
Third Quarter..............................   $17.00    $  9.38
Fourth Quarter.............................   $11.75    $  6.63


    As of March 1, 2000, the closing price of our callable common stock was $12.50. As of March 1, 2000 there were approximately 1,000 beneficial holders of record of our callable common stock and one holder of record of special common stock.

    We have not paid any dividends on our callable common stock and do not expect to do so in the foreseeable future. Holders of our callable common stock are entitled to receive any such dividends as may be recommended by the board of directors and approved by the holder of the special shares. The special common stock is not entitled to receive dividends.


    On December 22, 1997, we and Dura completed an initial public offering of 6,325,000 units. Each unit consisted of one share of our callable common stock and one warrant to purchase one-fourth of one share of Dura common stock, pursuant to a registration statement on Form S-1/S-3 (No. 333-37673/37673-01). The registration statement was declared effective on December 16, 1997. The net proceeds from the offering were invested in cash, cash equivalents and short-term investments. As of December 31, 1999, we had used $97.7 million of our cash, cash equivalents and short-term investments, all of which has been paid to Dura, for our operating activities and had $64.2 million of working capital.


                             CHANGE IN ACCOUNTANTS

    On February 23, 2000, we engaged Ernst & Young LLP as our independent auditors to audit our financial statements in place of Deloitte & Touche LLP, our former independent auditors. In the course of reviewing and evaluating our strategic alternatives, the special committee recommended to our board of directors that we engage a different independent accounting firm to conduct our 1999 year-end audit from the independent accounting firm used by Dura for its own audit. The decision to change independent auditors was approved by our board of directors and by our audit committee.

    During the period ended December 31, 1999, and the subsequent period through February 23, 2000, there were no disagreements or reportable events between the former independent auditors and us on any matter relating to accounting principles or practices, financial statement disclosure, or auditing scope or procedures. In addition, the former independent auditors' report on our financial statements for the year ended December 31, 1998, and the periods September 23, 1997 (date of incorporation) through December 31, 1997 and 1998, contained no adverse opinions or disclaimers of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We invest our excess cash and short term investments in U.S. government and corporate debt securities with high quality credit ratings and maturities of less than two years. These investments are not held for trading or other speculative purposes. Changes in interest rates affect the investment income we earn on our investments and, therefore, impact our cash flows and results of operations. We are not exposed to risks for changes in foreign currency exchange rates, commodity prices, or any other market rates.

                          DESCRIPTION OF OUR BUSINESS

OVERVIEW

    We were incorporated in Delaware in September 1997 to continue the development of the Spiros technology, a dry powder pulmonary drug delivery system, and to conduct formulation work, clinical trials and commercialization for specified leading asthma and chronic obstructive pulmonary disease drugs for use with the Spiros technology.

    We commenced operations on December 22, 1997 when we and Dura completed a $101 million initial public offering of 6,325,000 units, each unit consisting of one share of our callable common stock and one warrant to purchase one-fourth of one share of Dura's common stock. The offering resulted in net proceeds to us of approximately $94 million. Our offering was underwritten by Merrill
Lynch & Co. and Donaldson, Lufkin & Jenrette Securities Corporation. Concurrent with the offering, Dura contributed $75 million to our operations. Substantially all funds from the offering, the $75 million contribution, and interest earned on these funds have been and are expected to be paid to Dura for the development and commercialization of Spiros technology and the use of Spiros technology with applications for albuterol, beclomethasone, budesonide, ipratropium, albuterol-ipratropium combination, and additional designated compounds, if any. Current product development efforts are focused on beclomethasone and budesonide. We have also considered expending funds on enhancements to the existing Spiros technology and development of a next generation inhaler technology.


    The warrants issued in our initial public offering are exercisable through December 31, 2002 at an exercise price of $54.84 per share of Dura common stock.
As of _______, 2000, Dura's common stock was trading at       . As of
January 3, 2000, the callable common stock and the warrant began trading publicly as separate securities. As holder of 100% of our special common stock, Dura has a right through December 31, 2002 to purchase all, but not less than all, of the then outstanding shares of our callable common stock at predetermined prices. From July 1, 2000 through September 30, 2000, the exercise price of the option is $27.96 per share. The purchase price may be paid, at Dura's option, in cash, shares of Dura's common stock or a combination of cash and stock. In addition, Dura holds an option through specified dates, to acquire for cash exclusive rights for the use of Spiros technology with albuterol and with a second product other than albuterol.


    In connection with our initial public offering, we entered into a number of agreements with Dura under which Dura currently performs development of the Spiros products as further discussed in "The Merger--Relationship between us and Dura." We do not have our own research, development, clinical, licensing, administration, manufacturing or marketing employees or facilities, and thus are entirely dependent on Dura in those areas.

ASTHMA AND COPD MARKET

    Asthma is a complex physiological disorder characterized by airway hyperactivity to a variety of stimuli such as dust, pollen, stress or physical exercise, resulting in airway obstruction that is partially or temporarily reversible. The U.S. asthma population has grown steadily in recent years. COPD is a complex condition comprising a combination of chronic bronchitis, emphysema and airway obstruction. The disease affects males more often than females and is exacerbated by smoking and other insults to the lung. Incidence is as high as 20% of the adult male population, though only a minority are clinically disabled. The U.S. combined market for inhaled therapeutic drugs to treat asthma and COPD was approximately $2.1 billion in 1998.

PULMONARY DRUG DELIVERY SYSTEMS

    Inhaled therapeutic drugs have been shown to be effective in treating or preventing the symptoms of asthma, COPD and other respiratory diseases. When treating respiratory diseases, inhalation delivery puts the drug directly into the lung for topical treatment. If administered in capsule, tablet or liquid form, rather than through inhalation, the patient must take sufficient drug dosages to achieve a systemic therapeutic blood level to benefit the lungs. In many instances, this may cause serious side effects by affecting other organs. Because inhaled therapy delivers the drug directly into the lungs, it provides comparable efficacy with less risk of systemic side effects at greatly reduced dosages. Inhalation delivery also yields a fast onset of action, reducing the time for patient relief.

TRADITIONAL INHALATION DELIVERY DEVICES

    Most currently-approved inhalation devices are one of the following three types:

    METERED DOSE INHALERS. Metered dose inhalers, also known as MDIs, are currently the most widely used inhalation delivery system due to their relative convenience and portability. MDIs consist of a suspension or solution of drug filled into a canister, sealed with a metering valve and pressurized using a propellant, most commonly a chloroflorcarbon or CFC. Unfortunately, it is estimated that only 10% to 20% of the dose from an MDI actually reaches the lung, with the remainder of the drug being deposited in the mouth and throat or the stomach where it has no therapeutic effect and may cause unwanted side effects. The limited amount of drug that reaches the lung is caused primarily by the inability of most patients to coordinate their inhalation with the initiation of the delivery system and the resulting high velocity of the propellant-driven aerosol. To increase the amount of drug that actually reaches the lung, patients are sometimes prescribed spacers to use with their MDIs, thereby increasing the complexity and reducing the portability of the device.

    JET NEBULIZERS. Jet nebulizers aerosolize a liquid solution of medicine, either ultrasonically or with compressed air, creating a fine mist that patients inhale slowly over several minutes. Jet nebulizers are much larger than other inhalation delivery systems and, because of their size, are primarily used to deliver aerosol to hospitalized patients, patients with acute asthma and patients unable to coordinate the use of other inhalation delivery devices. Jet nebulizers are generally considered to be less convenient and less portable because of their size and the complexity of use.

    DRY POWDER INHALERS. Dry powder inhalers represent a significant advancement in the development of inhalation delivery systems. Dry powder inhalers are relatively convenient and portable, and are CFC-free. They are breath actuated, so they eliminate the need for the press-and-breathe coordination associated with MDIs. Although dry powder inhalers overcome the need to coordinate inhalation with the initiation of the device, currently marketed dry powder inhalers require high inspiratory flow rates, making the ultimate dose delivered to the patient dependent on the patient's inspiratory effort. This high inspiratory flow rate is difficult to achieve for children, the elderly and patients with breathing difficulties.

    We anticipate that dry powder inhalers like Spiros will gradually replace MDIs as the leading pulmonary delivery systems, due primarily to the phasing out of CFC propellants and coordination problems associated with many MDIs. Some companies are studying alternative propellants, such as hydrofluorocarbons, for use in MDIs. We believe, however, that any product using an alternative propellant will still suffer from many of the limitations of currently marketed MDIs, including the need for patients to coordinate breathing with actuation of the drug delivery system. In Europe, where several pharmaceutical companies have marketed dry powder inhalers for a number of years, sales of dry powder inhalers had increased to 27% of the total sales of inhaled asthma products in 1999.

POTENTIAL ADVANTAGES OF SPIROS

    We believe Spiros, if approved by the FDA, may provide advantages over other currently available pulmonary drug delivery systems:

    - INSPIRATORY FLOW RATE INDEPENDENCE AND LOW FLOW RATE CAPABILITY. Spiros is designed to deliver a relatively consistent drug dose to the lungs over a wide range of inspiratory flow rates, which can vary depending on a patient's health, age, effort or physical abilities. Tests of Spiros on human subjects have shown a relatively consistent amount of drug deposition throughout the clinically relevant inspiratory range. Existing dry powder inhalers can vary significantly in their level of drug deposition depending on the patient's inspiratory flow rate. Many of them also require high inspiratory flow rates for the patient to obtain the labeled dose of the drug. Therefore, they may deliver significantly less drug at the lower flow rates typically associated with compromised pulmonary function.

    - MINIMUM NEED FOR PATIENT COORDINATION. Spiros is breath actuated and does not require the user to coordinate inhalation and actuation of the drug delivery system. MDIs generally require users to coordinate their breathing with initiation of the MDI. Studies indicate that a significant percentage of patients, particularly young children and the elderly, do not use MDIs correctly. Spiros is designed to solve these coordination problems by delivering the drug to patient's lungs as they inhale.

    - PATIENT CONVENIENCE. Spiros is designed to be convenient for patients, with features such as breath actuation and portability due to its light weight and small size, quick delivery time, simple operation, dose delivery feedback and multi-dose capability. Spiros also allows the patient to see the actual number of doses remaining in a cassette or blister pack and an LED light alerts the patient of the need to replace Spiros prior to the end of its useful life.

    - FREE OF CHLOROFLUOROCARBON PROPELLANTS. Spiros does not use CFCs while most MDIs, currently the most popular form of aerosol drug delivery, use CFCs. CFC propellants have ozone destructive characteristics. Virtually all of the world's industrial nations, under the auspices of the United Nations Environmental Program, have pledged to cease use of CFCs by the year 2000. Continued use of CFCs in medical products has been permitted under annual exemptions. As a result of the planned phase out of CFCs, we believe that dry powder inhalers will become a leading method for pulmonary drug delivery.

THE SPIROS PULMONARY DRUG DELIVERY SYSTEM

    Spiros technology uses electromechanical energy to aerosolize pharmaceuticals in dry powder formulations for delivery to the lungs while providing advantages over traditional pulmonary delivery systems.

CORE TECHNOLOGY

    The core technology contained in the Spiros system is an aerosol generator that uses electromechanical energy to disperse dry powder to form an aerosol for inhalation. The main components of the aerosol generator include the impeller, the motor, the breath-actuated switch, and the dosing chamber. When the switch is activated, the electric circuit is completed and the impeller rotates. The action of the impeller on the dry powder formulation supplies the energy to disperse the drug and provide a cloud of aerosolized drug for inhalation. The cloud of aerosolized drug is suspended in the dosing chamber and is delivered to the lungs only as the patient inhales. This technology controls both the powder dispersion to form the aerosol and allows for patient-actuated inhalation, making the drug delivery independent of the inspiratory force generated by the patient. Virtually the same dose is delivered at low and high inspiratory efforts, making the system relatively flow rate independent.

    Products are currently under development in two separate Spiros systems, a cassette system and a blisterdisk system, both using the same core technology with different powder storage systems. Because of the physical and chemical requirements of the specific drugs deliverable by Spiros technology, as well as the varying needs of the patients and marketplace, we believe that our cassette and blisterdisk systems will provide flexibility for delivery of many different types of drugs.

    CASSETTE SYSTEM. The cassette system was the first Spiros system developed. The powder storage device in this system is a 30-dose plastic cassette packed in a foil pouch. To use the cassette system, a patient first removes the cassette from the pouch and opens the lid of the Spiros generator to load the cassette. When the lid is closed, the cassette rotates to deliver a dose of drug into the dosing chamber. An impeller is located within the dosing chamber. When the patient inhales through the mouthpiece, the impeller is automatically activated at a relatively low flow rate. The action of the impeller on the powder in the chamber generates the aerosol, which the patient inhales. When the cassette is empty, the patient opens the lid, removes the empty cassette and loads a new cassette.

    BLISTERDISK SYSTEM. Although many drugs and powder formulations are sufficiently stable using the cassette system, some drugs, are sensitive to relative humidity. We have developed a blisterdisk system for drugs that require a barrier against moisture or light. This system uses powder-filled sealed foil blisters, which prevent moisture contact with the powder. The powder storage device in this system is a 16-dose blisterdisk and is sufficiently flexible to accommodate a wide variety of drugs. To use the blisterdisk system, a patient opens the mouthpiece cover, pushes a button to open the blister and inhales through the mouthpiece to actuate the impeller and aerosolize the dose. As the patient closes the mouthpiece cover, the next blister is advanced to the dosing position. When the blisterdisk is empty, the patient opens the lid, removes the empty blisterdisk and loads a new blisterdisk.

SPIROS PRODUCTS IN DEVELOPMENT

    Five compounds were initially selected to be developed for delivery through Spiros technology: a beta-agonist, albuterol, two steroids, beclomethasone and budesonide, an anticholinergic, ipratropium, and a combination of albuterol and ipratropium. However, to focus resources on the development of the steroid products, we have suspended funding for work on albuterol, ipratropium and the albuterol-ipratropium combination products.

    ALBUTEROL. Albuterol was the first product developed in the Spiros system. On our behalf, Dura filed a new drug application for Albuterol Spiros in 1997 and in November 1998 received a complete response letter from the FDA. The response letter indicated that the new drug application would not be approved unless specified deficiencies were addressed. The FDA requested that several chemistry, manufacturing, and control issues, as well as specified electromechanical reliablility issues, be resolved. After several meetings with the FDA, the requirements that would address the issues raised by the FDA and support a resubmission of the Albuterol Spiros new drug application were identified. The chemistry, manufacturing and control issues for Albuterol Spiros were being addressed at the time we made our decision to suspend funding for the future development of Albuterol Spiros.


    BECLOMETHASONE. Beclomethasone is a steroid used to treat the inflammatory component of asthma and selected symptoms of COPD. Sales of beclomethasone in 1998 in the major countries of the world were approximately $700 million. In the first quarter of 1997, Dura completed dose ranging studies for a one dosage strength of beclomethasone in the Spiros cassette system under an investigational new drug application. In the fourth quarter of 1997, Dura commenced a late-stage 12-week trial in humans to demonstrate safety and efficacy. Enrollment of patients was completed by the second quarter of 1998. The study demonstrated that Beclomethasone Spiros provided improved potency and comparable safety and efficacy to the approved MDI product to which it was compared. After receiving feedback from the FDA, we reformulated Beclomethasone Spiros and finalized the commercial Spiros inhaler design. In the fourth quarter of 1999, Dura, on our behalf, initiated the first in a new series of pivotal clinical studies for Beclomethasone Spiros. An important objective of these studies is to demonstrate the reliability of the Spiros system, to confirm the results of the earlier trials and to demonstrate that comparable efficacy and potentially improved safety may be achieved with Beclomethasone Spiros using lower dosages than currently approved MDI formulations. If the clinical trials are successful, we currently plan to file a new drug application for Beclomethasone Spiros in the first half of 2001 and, if the product is approved by the FDA, to launch the product in 2002.



    BUDESONIDE. Budesonide is a new generation steroid used to treat the inflammatory component of asthma. Sales of budesonide in 1998 in the major countries of the world were approximately $720 million. Dura, on our behalf, initiated screening of patients for a dose-targeting study for Budesonide Spiros in the first quarter of 2000 and plans to begin a pivotal clinical program in the second half of 2000. If the clinical trials are successful, we currently plan to file a new drug application for Budesonide Spiros in 2002 and, if the product is approved by the FDA, to launch the product in 2003.


OTHER PRODUCT DEVELOPMENT EFFORTS

    On our behalf, Dura's scientists have recently invented a new technology for forming aerosols from powder formulations. This new technology builds on earlier work with Spiros technology and its aerosol delivery system, using a motorless inhaler system which can use existing powder storage systems or new unit dose systems. Broad patent coverage is being sought for this new technology.

    Our board of directors has the right, with the consent of Dura, to select additional designated compounds for the treatment of respiratory diseases, including asthma, allergy, cystic fibrosis or respiratory infection for delivery using Spiros technology. However, we have decided to focus our resources on the development of the steroid products and do not anticipate that we will select any additional designated compounds for development.

SALES AND MARKETING

    We rely entirely on Dura under the manufacturing and marketing agreement for our sales and marketing efforts. Under the manufacturing and marketing agreement, Dura is required to submit an annual marketing plan to be approved by us.

COMPETITION

    There are at least 10 companies currently involved in the development, marketing or sales of single and/or multiple dose dry powder pulmonary drug delivery systems. Many of these companies, which include large pharmaceutical firms with financial and marketing resources and development capabilities substantially greater than ours, are engaged in developing, marketing and selling products that compete with our proposed products. In addition, Dura may develop or acquire products, which may compete with Spiros products. Further, other products now in use or under development by others may be more effective than our current or future products. The industry is characterized by rapid technological change, and competitors may develop their products more rapidly than we are able. Competitors may also be able to complete the regulatory process sooner, and therefore, may begin to market their products in advance of our products. We believe that competition among both prescription pharmaceuticals and pulmonary delivery systems will be based on, among other things, product efficacy, safety, reliability, availability and price.

MANUFACTURING

    A substantial amount of the work under the development agreement and the manufacturing and marketing agreement will be conducted at Dura's facilities. Dura believes that its available facilities are sufficient to satisfy its obligations under the development agreement and the manufacturing and marketing agreement. However, the same facilities may be used by Dura for work performed on its own account and in the performance of third-party contracts.

PATENTS AND PROPRIETARY RIGHTS

    Dura presently holds 12 U.S. patents and 13 U.S. patent applications relating to the Spiros technology to be further developed by us. The issued patents include a patent with claims covering the use in Spiros technology of an impeller to create an aerosol cloud of a drug intended for inhalation, which expires in 2011. Dura has also filed specified continuations in part and foreign patent applications relating to Spiros technology. All of the above patents and patent applications, relating to the Spiros technology, together with their respective continuations in part and foreign patent applications, have been licensed to us for specified users under the technology agreement. Until the expiration or termination of the purchase option, Dura is required to file patent applications, at our expense, with respect to inventions included in our technology. Dura will be the owner, while we will be the exclusive licensee for use with the Spiros products of any patents included in our technology. Our success will therefore depend in part upon the ability of Dura or us, as the case may be, to obtain strong patent protection both in the United States and other countries.

    On our behalf, Dura's scientists have recently invented a new technology for forming aerosols from powder formulations. This new technology builds on earlier work with Spiros technology and its aerosol delivery system, using a motorless inhaler system which can use existing powder storage systems or new unit dose systems. Broad patent coverage is being sought for this new technology.

    We consider the protection of discoveries in connection with our development activities important to our business. We intend to seek patent protection in the U.S. and selected foreign countries where deemed appropriate. Dura has also filed foreign patent applications relating to selected aspects of Spiros technology.

    We also rely upon trade secrets, unpatented proprietary know-how and continuing technological innovation to develop our competitive position. For a discussion of risks related to our intellectual property rights, see "Risk Factors."

GOVERNMENT REGULATION

    The manufacturing and marketing of Spiros products are subject to regulation by Federal and state government authorities. In the U.S., pharmaceuticals and drug delivery systems, including Spiros technology, are also subject to rigorous FDA regulation and may be subject to regulation by other jurisdictions, including the state of California. The federal Food, Drug, and Cosmetic Act and the Public Health Service Act govern the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of Spiros products. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources.

    To obtain FDA approval for each of the Spiros products, Dura, on our behalf, must conduct each of the following steps and possibly others:

    - laboratory and possibly animal tests;

    - the submission to the FDA of an investigational new drug, or IND, application, which must become effective before human clinical trials may commence;

    - adequate and well-controlled human clinical trials to establish safety and efficacy;

    - the submission of an NDA to the FDA for marketing approval; and

    - FDA approval of the NDA prior to any commercial sale or shipment.

    The NDA must include, in addition to a compilation of preclinical and clinical data, complete information about product performance and manufacturing facilities and processes. Prior to completion of the regulatory review process, the FDA may conduct an inspection of the facility, manufacturing procedures, operating systems and personnel qualifications. In addition to obtaining FDA approval for each product, each domestic drug and/or device manufacturing facility must be registered with and approved by the FDA. Domestic manufacturing facilities are subject to biennial inspections by the FDA and inspections by other jurisdictions and must comply with good manufacturing practice for both drugs and devices. To supply products for use in the U.S., foreign manufacturing establishments must comply with current good manufacturing practice and other requirements and are subject to periodic inspection by the FDA or by regulatory authorities in such countries under reciprocal agreements with the FDA.

    Preclinical testing includes laboratory evaluation of product chemistry and animal studies, if appropriate, to assess the safety and efficacy of the product and its formulation. The results of the preclinical tests are submitted to the FDA as part of an IND application, and unless the FDA objects, the IND application will become effective 30 days following its receipt by the FDA, thus allowing the product to be tested in humans.

    Clinical trials involve the administration of the pharmaceutical product to healthy volunteers or to patients identified as having the condition for which the pharmaceutical agent is being tested. The pharmaceutical product is administered under the supervision of a qualified principal investigator. Clinical trials are conducted in accordance with Good Clinical Practice and protocols previously submitted to the FDA as part of the IND application that detail the objectives of the study, the parameters used to monitor safety and the efficacy criteria evaluated. Each clinical study is conducted under the auspices of an independent Institutional Review Board, or IRB, at the institution at which the study is conducted. The IRB considers, among other things, the design of the study, ethical factors, the safety of the human subjects and the possible liability risk for the institution.

    Clinical trials for new products are typically conducted in three sequential phases that may overlap. In Phase I, the initial introduction of the pharmaceutical into healthy human volunteers, the emphasis is on testing for safety and adverse effects, dosage tolerance, metabolism, distribution, excretion and clinical pharmacology. Phase II involves studies in a limited patient population to determine the initial efficacy of the pharmaceutical for specific targeted indications, to determine dosage tolerance and optimal dosage and to identify possible adverse side effect and safety risks. Once a compound is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to more fully evaluate clinical outcomes. The FDA reviews both the clinical plans and the results of the trials and may require the study to be discontinued at any time if there are significant safety issues.

    The results of the preclinical and clinical trials for pharmaceutical drug products such as those being developed by Dura, on our behalf, are submitted to the FDA in the form of an NDA for marketing approval. FDA approval can take several months to several years, or approval may be denied. The approval process can be affected by a number of factors, including the severity of the side effects, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. Additional animal studies or clinical trials may be requested during the FDA review process and may delay marketing approval. After FDA approval for the initial indication, further clinical trials are necessary to gain approval for the use of the product for any additional indications. The FDA may also

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
require post-marketing testing and surveillance to monitor for adverse effects, which can involve significant additional expense.

    The FDA has considerable discretion to decide what requirements must be met prior to approval. We believe, based upon the FDA's historical practice with respect to drug inhalers, that the FDA will regulate each combination of Spiros technology with a compound as a discrete pharmaceutical or drug product requiring separate approval as a new drug.

    The Federal Food, Drug, and Cosmetic Act permits the export of unapproved drugs to a foreign country, provided the product complies with the laws of that country and has valid marketing authorization in at least one of a list of designated "Tier 1" countries. Once a product is exported to a qualified foreign country, we will be subject to the applicable foreign regulatory requirements governing human clinical trials and marketing approval in that country. The requirements relating to the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country and there can be no assurance that we will be able to meet and fulfill the statutory requirements in a particular country.

RESEARCH AND DEVELOPMENT EXPENSES


    We incurred research and development expenses for the period from September 23, 1997 (date of incorporation) through December 31, 1997, the years ended December 31, 1998 and 1999, and the three months ended March 31, 2000 of $7.0 million, $50.8 million, $59.2 million and $14.8 million, respectively.


HUMAN RESOURCES

    We have no employees. Our officers, Dr. David S. Kabakoff, chairman, president and chief executive officer, Erle T. Mast, vice president and chief financial officer, and John R. Cook, secretary, are also employees of Dura.

PROPERTY

    Our corporate offices are located in Dura's executive offices in San Diego, California. We do not own or lease any facilities.

RISKS AND UNCERTAINTIES

    SPIROS TECHNOLOGY REQUIRES SIGNIFICANT ADDITIONAL DEVELOPMENT, WHICH IS COSTLY, TIME-CONSUMING AND MAY NEVER BE COMMERCIALLY SUCCESSFUL.

    Spiros, our proprietary dry powder pulmonary drug delivery system, will require significant additional development efforts as well as clinical testing. This work is very costly and time consuming. Even after spending significant amounts of money and time, the development and commercialization, if any, of any Spiros product may not be successful.

    WE MAY NOT HAVE SUFFICIENT FUNDS TO COMPLETE THE DEVELOPMENT OF ANY SPIROS PRODUCT.

    Based on our current development plan and budget for the Spiros projects, we expect to expend all of our existing funds in the second half of 2000. As a result, we do not believe that our current available funds will be adequate to complete the development or regulatory review process for any of the Spiros products. Until the expiration of Dura's purchase option, we are significantly restricted from raising additional funds without Dura's consent. While Dura may, at its sole option, provide funds for further development of the Spiros products or provide additional cash to us through the exercise of the albuterol or product purchase options, it is not obligated to do so. Dura may not have adequate information available to it when our funds are depleted to make a decision on the exercise of the albuterol or product option. If the purchase option or either the albuterol or product options is not

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
exercised by Dura, and the merger agreement is not completed, we would have to raise substantial funding while hiring, or otherwise obtaining access to, research and management personnel to perform the work now performed by Dura. We may not be successful in doing any of these tasks.

    DURA MAY NOT EXERCISE ITS OPTIONS.

    In the event the merger with Dura is not completed, Dura is not obligated to exercise its stock purchase option, the albuterol purchase option or the second product purchase option, and it will exercise these options only if Dura's board of directors determines that it is in Dura's best interest to do so. Even if the Spiros products are developed and approved, if Dura does not exercise any of its options, we will be required to find alternative ways to commercially market or exploit the Spiros products. We may not be able to do so. If we attempt to develop or market the Spiros products ourselves, we will require substantial additional funds. We may not be able to raise funds when needed. Similarly, if we elect to license the Spiros products to third parties, such arrangements, if available, may be on terms less favorable to us than the terms of our arrangements with Dura.

    BEFORE WE CAN MARKET ANY SPIROS PRODUCT, WE WILL HAVE TO OBTAIN REQUIRED GOVERNMENTAL APPROVALS, WHICH IS NOT ASSURED.

    The development, testing, manufacturing and marketing of pharmaceutical products are subject to extensive regulation by governmental authorities, including the FDA. The FDA must approve each Spiros product before that product can be manufactured or marketed for commercial sale. Failure to obtain such approvals could result in Dura not exercising its purchase option for our callable common stock. The review and approval process mandated by the FDA is very rigorous, requiring extensive preclinical and clinical testing as well as determining manufacturing capability and product performance. None of the products currently in development may ever be approved by the FDA.

    WE ARE DEPENDENT ON DURA FOR ALL ACTIVITIES IN THE DEVELOPMENT OF SPIROS PRODUCTS.

    We do not have manufacturing or marketing capabilities. We and Dura will determine specified activities to be undertaken under the development agreement. In all events Dura will have substantial influence over all activities and procedures, including the timing and priorities of these activities and procedures, to be undertaken under our agreements with Dura. Dura has no obligation to complete any development or other activity after all of our funds have been spent. Dura's own projects and other third party projects may compete for time and resources with our projects. The resources that Dura uses for our projects may therefore be limited.

    Under our agreements with Dura, we are obligated to use only Dura's facilities for manufacturing in the U.S. during the term of the manufacturing and marketing agreement. Dura has the right to use contract manufacturers and currently plans to rely on third parties to manufacture specified components of Spiros. Dura's facilities or those of its contract manufacturers may not be adequate for our needs. In addition, Dura or its contract manufacturers may require additional FDA approvals prior to commencing manufacturing of Spiros products. The Spiros products may not be manufacturable, whether by Dura or a contract manufacturer, on a commercial scale, for commercially reasonable cost or on a timely basis. We have no experience in sales, marketing or distribution. Under the manufacturing and marketing agreement, Dura has exclusive worldwide marketing rights to the Spiros products. Dura's sales and marketing force may not be able to establish commercially successful sales and distribution capabilities for the Spiros products.

    DURA WILL NEED TO SIGNIFICANTLY EXPAND ITS MANUFACTURING CAPABILITY AND COMPLY WITH GOVERNMENT REGULATIONS BEFORE IT CAN MANUFACTURE ANY SPIROS PRODUCTS ON OUR BEHALF.

    If Dura or other third parties are not successful in attaining acceptable manufacturing quality levels or meeting regulatory requirements, our ability to commercialize the Spiros products will be adversely affected. Dura will need to significantly expand its current manufacturing operations and comply with regulations prescribed by various regulatory agencies to achieve the quality and required

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
levels of production of our products to obtain marketing approval. In addition, Dura's manufacturing facility must be registered with and licensed by various regulatory authorities and must comply with current good manufacturing practice requirements prescribed by the FDA and the State of California. Any third parties used in manufacturing Spiros will be required to significantly scale up their activities and to produce components which meet applicable specifications on a timely and consistent basis.

    THE PHARMACEUTICAL INDUSTRY IS EXTREMELY COMPETITIVE.

    Many companies, including large pharmaceutical firms with financial and marketing resources and development capabilities substantially greater than ours, are engaged in developing, marketing and selling products that compete with those that we plan to offer. Our failure to effectively respond to the competitive pressures of our industry would have an adverse effect on our ability to effectively sell our products. The selling prices of such products typically decline as competition increases. Further, other products now in use or under development by others may be more effective than our current or future products. The industry is characterized by rapid technological change, and competitors may develop their products more rapidly than us. Competitors may also be able to complete the regulatory process sooner, and therefore, may begin to market their products in advance of our products.

    WE DO NOT HAVE A LONG OPERATING HISTORY AND WE MAY NEVER ACHIEVE PROFITABILITY OR PAY DIVIDENDS.

    We have a limited operating history upon which investors may base an evaluation of our likely financial performance. We anticipate that substantially all of our available funds will be expended prior to the receipt of any significant revenues, resulting in significant losses. Further, even if the Spiros products are developed or marketed under the agreements with Dura, they may not be able to be marketed profitably. Even if such Spiros products are commercialized profitably, we may never recover our initial losses. We are prevented from paying dividends on our common stock without the approval of Dura, and accordingly, do not expect to pay any dividends.

    POTENTIAL COMPETITION FROM DURA MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

    Dura is engaged in ongoing licensing and development of new products. While Dura has exclusively licensed to us the rights to develop, manufacture and commercialize the specified Spiros products, Dura is not prohibited from developing other products using Spiros, including those products that may compete with our Spiros products, or from in-licensing or acquiring products that may compete with the Spiros products. Dura's activities may lead to the development, in-licensing or acquisition of products that compete with our Spiros products. It is possible that Dura's rights with respect to such competitive products could reduce Dura's incentive to exercise the albuterol option, the other product option or the stock purchase option.

    DURA HAS THE ABILITY TO LIMIT SPECIFIED ACTIVITIES.

    Until the expiration of the purchase option, Dura must approve specified activities, including:

    - issuing our securities;

    - borrowing an aggregate of more than $1 million at any one time;

    - selling a material part of our business or assets;

    - declaring or paying dividends or making any other distributions to our stockholders;

    - merging or consolidating with any other corporation; and

    - adopting, amending or repealing our bylaws.

    Accordingly, Dura could preclude our stockholders and board of directors from taking any of these actions prior to the expiration of the purchase option. Dura, as holder of all of our outstanding special common stock, may transfer or sell all, but not less than all, of its shares. As a result, an unrelated third party may acquire rights associated with the special common stock, including the rights discussed

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
in this section and the right to exercise the albuterol option, the product option and the purchase option. An acquiror of the special common stock may not have the same financial resources or development, manufacturing or marketing capabilities as Dura, which may reduce the likelihood of the exercise of the albuterol option, the other product option or the stock purchase option.

    OUR ABILITY TO OBTAIN PATENTS AND PROTECT OUR PROPRIETARY RIGHTS IS UNCERTAIN AND COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

    Our ability to obtain patents on current or future products or technologies, defend our patents, maintain trade secrets and operate without infringing upon the proprietary rights of others both in the U.S. and abroad is uncertain. Patents may never issue. Even if issued or licensed to us, patents may not be enforceable, provide substantial protection from competition or be of commercial benefit to us. Even if all these are true, we may not possess the financial resources necessary to enforce or defend any patent rights we hold or obtain. Our commercial success will also depend upon avoiding the infringement of patents issued to competitors and upon maintaining the technology licenses upon which specified Dura products are based. Litigation, which is costly, may be necessary to enforce our patent and license rights or to determine the scope and validity of proprietary rights of third parties. If any of our products or technologies are found to infringe upon patents or other rights owned by third parties, we could be required to obtain a license to continue to manufacture or market such products or technologies. Licenses to such patent rights may not be available to us on commercially reasonable terms, if at all. If we do not obtain such licenses, we could encounter delays in marketing affected products or technologies or we could find that the development, manufacture or sale of products requiring such licenses is not possible.

    OUR STOCK PRICE IS VOLATILE.

    The market prices for securities of emerging companies, including ours, have historically been highly volatile. Future announcements concerning us or our competitors may have a significant impact on the market price of our callable common stock. Such announcements might include:

    - financial results;

    - the results of clinical testing or other developments with our competitors' products;

    - regulatory developments;

    - technological innovations;

    - new commercial products;

    - changes to government regulations;

    - regulatory decisions on commercialization of products;

    - developments concerning proprietary rights;

    - litigation or public concern as to safety of our products; or

    - our failure to achieve securities analysts' expectations concerning our earnings per share.

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
                           OUR PRINCIPAL STOCKHOLDERS

    The following are the only persons we know of to beneficially own more than 5% of our callable common stock or our special common stock as of March 1, 2000. Except as indicated in the footnotes to this table, the entities named in the table have sole voting and investment power with respect to all shares of callable common stock or special common stock shown as beneficially owned by them. Percentage of ownership is calculated under SEC Rule 13d-3(d)(1).

                                                                                    NUMBER
                                                                       NUMBER     OF SHARES    PERCENTAGE
                                      NAME AND ADDRESS                OF SHARES   UNDERLYING    OF SHARES
TITLE OF CLASS                      OF BENEFICIAL OWNER                 OWNED      OPTIONS     OUTSTANDING
--------------          --------------------------------------------  ---------   ----------   -----------
Callable                Dura Pharmaceuticals, Inc.(1)                         0   6,325,000        100%
Common Stock....        7475 Lusk Blvd.
                        San Diego, California 92121

Callable                Funds managed by Farallon Partners,           1,374,400           0       21.7%
Common Stock....        L.L.C.(2)
                        One Maritime Plaza, Suite 1324
                        San Francisco, California 94111

Callable                Elan International Services, Ltd.(3)            937,500           0       14.8%
Common Stock....        102 St. St. James Court
                        Flatts, Smiths FL04
                        Bermuda

Callable                HBK Investments, L.P.(4)                        935,400           0       14.8%
Common Stock....        300 Crescent Court, Suite 700
                        Dallas, Texas 75201

Callable                Lehman Brothers Holdings Inc.(5)                441,400           0        7.0%
Common Stock....        3 World Financial Center, 24th Floor
                        New York, New York 10285

Special                 Dura Pharmaceuticals, Inc.(1)                     1,000           0        100%
Common Stock....        7475 Lusk Blvd.
                        San Diego, California 92121

------------------------

(1) Pursuant to Amendment No. 2 to Schedule 13D dated February 14, 2000. Dura holds beneficially and of record all shares of our special common stock. Dura is also deemed, under the rules and regulations of the SEC, to be the beneficial owner of all of the outstanding shares of our callable common stock by virtue of its stock purchase option to acquire all of our callable common stock.

(2) Pursuant to Amendment No. 1 to Schedule 13D dated March 21, 2000. Such entities reported shared voting and dispositive power over the shares, and specified affiliates disclaim beneficial ownership. Selected Farallon entities entered into a voting agreement under which they agreed to vote in favor of the merger with Dura.

(3) Pursuant to Schedule 13D dated March 12, 1998.

(4) Pursuant to Schedule 13D dated February 15, 2000.

(5) Pursuant to Amendment No. 1 to Schedule 13G dated December 31, 1998.

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
                      SECURITY OWNERSHIP OF OUR MANAGEMENT

    The following table sets forth information regarding the ownership of our callable common stock as of March 1, 2000, by each director, by our chairman, president and chief executive officer, by our other executive officers, and by our directors and executive officers as a group. The address for each beneficial owner listed below is 7475 Lusk Blvd., San Diego, California 92121. The persons named in the table have sole voting and investment power with respect to all shares of our callable common stock shown as beneficially owned by them, subject to community property laws, where applicable. Percentage of ownership is calculated under SEC Rule 13d-3(d)(1). Asterisk denotes ownership of less than 1%.

                                          NAME OF                      NUMBER OF          PERCENTAGE OF
    TITLE OF CLASS                    BENEFICIAL OWNER                SHARES OWNED      SHARES OUTSTANDING
----------------------      ------------------------------------      ------------      ------------------
Callable Common Stock       Sol Lizerbram                                     0                  *

Callable Common Stock       William H. Rastetter                              0                  *

Callable Common Stock       Alain B. Schreiber                                0                  *

Callable Common Stock       Cam L. Garner                                18,250                  *

Callable Common Stock       David S. Kabakoff                            10,660                  *

Callable Common Stock       Erle T. Mast                                  1,050                  *

Callable Common Stock       Directors and executive officers
                            as a group (6 persons)                       29,960                  *

                           RELATED PARTY TRANSACTIONS


    Dr. Kabakoff currently serves as president, Dura Technologies, and Mr. Garner serves as chairman and chief executive officer of Dura. Under various agreements, we have engaged Dura to develop products to which we have rights, for use with Spiros technology, a proprietary dry powder pulmonary drug delivery system. For fiscal year 1999, we incurred research and development expenses of $59.2 million for activities conducted under the agreements with Dura.



    Dura has a purchase option which entitles it to purchase all, but not less than all, of our callable common stock. The purchase option is exercisable at any time before December 31, 2002, which exercise period may be shortened or lengthened in specified circumstances. If the purchase option is exercised, the per share exercise price is $27.96 for the quarter ended September 30, 2000, and increases on a quarterly basis to $45.95 per share through December 31, 2002. The purchase option exercise price may be paid in cash or shares of common stock of Dura, or any combination of the foregoing, at Dura's sole discretion. Dura has no legal obligation to exercise the purchase option. Dura owns all of our issued and outstanding special common stock which confers specified voting and other rights, including the right to elect two of our directors. In addition, Dura holds an option to acquire our exclusive rights for use of the Spiros system with albuterol and with a second product other than albuterol. The purchase price for these options is payable in cash.


                       RIGHTS OF DISSENTING STOCKHOLDERS

    Under the Delaware General Corporation Law, any holder of our callable common stock who does not wish to accept the merger consideration in respect of shares of our callable common stock has the right to dissent from the merger and to seek an appraisal of and to be paid the fair cash value, exclusive of any element of value arising from the accomplishment or expectation of the merger, for the stockholder's shares, judicially determined, and paid to the stockholder in cash, together with a fair rate of interest, if any, so long as that the stockholder fully complies with the provisions of Section 262 of the Delaware General Corporation Law. We have attached a copy of Section 262 as Annex D to this document.

    Making sure that you actually perfect your appraisal rights can be complicated. The procedural rules are specific and must be followed precisely. Failure to comply with the procedure may cause a termination of your appraisal rights. The following information is intended as a brief summary of the material provisions of the statutory procedures you must follow in order to perfect your appraisal right. Please review Annex D for the complete procedure. Neither we nor Dura will give you any notice other than as described in this document and as required by the Delaware General Corporation Law.

APPRAISAL RIGHTS PROCEDURES

    If you are a callable common stockholder and you wish to exercise your appraisal rights, you must cause your broker to satisfy the provisions of
Section 262 of the Delaware General Corporation Law. Section 262 requires the following:

    - YOUR BROKER MUST CAUSE THE DEPOSITORY TRUST COMPANY TO MAKE A WRITTEN DEMAND FOR APPRAISAL. Your broker must cause The Depository Trust Company to deliver a written demand for appraisal to us before the vote on the adoption of the merger agreement is taken at the special meeting. This written demand for appraisal must be separate from The Depository Trust Company proxy. A vote against the merger agreement will not alone constitute demand for appraisal.

    - YOUR BROKER MUST CAUSE THE DEPOSITORY TRUST COMPANY TO REFRAIN FROM VOTING IN FAVOR OF THE MERGER. Your broker must cause The Depository Trust Company not vote for adoption of the merger agreement. If you cause your broker to vote in favor of the adoption of the merger agreement, this will terminate your right to appraisal. You can also terminate your right to appraisal if your broker returns a signed proxy and fails to vote against adoption of the merger agreement or fails to note that you are abstaining from voting. Your appraisal rights will be terminated even if your broker previously filed a written demand for appraisal.

    - YOU MUST CONTINUOUSLY HOLD YOUR SHARES OF CALLABLE COMMON STOCK. You must continuously hold your shares of callable common stock, from the date you make the demand for appraisal through the closing of the merger. If you are the record holder of our callable common stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the completion of the merger, you will lose any right to appraisal in respect of those shares. You should read the paragraphs below for more details on making a demand for appraisal.

    - YOU MUST A FILE PETITION. Your broker must cause The Depository Trust Company to file, within 120 days after the completion of the merger, a petition in the Delaware Court of Chancery demanding a determination of the fair value of our callable common stock.

    A written demand for appraisal of shares of our callable common stock is only effective if it is signed by, or for, The Depository Trust Company on behalf of the the stockholder of record who owns such shares at the time the demand is made. The demand must be signed as the stockholder's name appears on their shares of our callable common stock certificate(s). If you are the beneficial owner of shares of our callable common stock, but not the stockholder of record, you must have the stockholder of record sign a demand for appraisal.

    If you elect to exercise appraisal rights, The Depository Trust Company will mail or deliver a written demand to Spiros Development Corporation II, Inc., 7475 Lusk Boulevard, San Diego, California 92121, Attention: Corporate Secretary.

    It is important that we receive all written demands before the vote on the adoption of the merger agreement is taken at the special meeting. The written demand for appraisal should specify the applicable participant in The Depository Trust Company, the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is demanding appraisal of that stockholder's shares.

    If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the merger consideration provided in the merger agreement.

WRITTEN NOTICE

    Within 10 days after the closing of the merger, we must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

PETITION WITH THE CHANCERY COURT

    Within 120 days after the completion of the acquisition, either the surviving corporation or any stockholder who has complied with the conditions of
Section 262 of the Delaware General Corporation Law, may file a petition in the Delaware Court of Chancery. This petition should request that the court determine the value of the shares of stock held by all of the stockholders who are entitled to appraisal rights. If you intend to exercise your rights of appraisal, you should cause your broker to have The Depository Trust Company file such a petition in the chancery court. We have no intention at this time to file such a petition. Because we have no obligation to file such a petition, if you do not cause your broker to have The Depository Trust Company file such a petition within 120 days after the completion of the acquisition, you will lose your rights of appraisal.

WITHDRAWAL OF DEMAND

    If you change your mind and decide you no longer want appraisal rights, you may cause your broker to have The Depository Trust Company withdraw your demand for appraisal rights at any time within 60 days after the completion of the acquisition. You may also cause your broker to have The Depository Trust Company withdraw your demand for appraisal rights after 60 days after the completion of the acquisition, but only with our written consent. If you effectively cause your broker to have The Depository Trust Company withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

REQUEST FOR APPRAISAL RIGHTS STATEMENT

    If you have complied with the conditions of Section 262 of the Delaware General Corporation Law, you are entitled to receive a statement from us. This statement will set forth the number of shares that have demanded appraisal rights, and the number of stockholders who own those shares. In order to receive this statement, you must send a written request to us within 120 days after the completion of the acquisition. After the completion of the acquisition, we have 10 days after receiving a request to mail you the statement.

CHANCERY COURT PROCEDURES

    If you cause your broker to have The Depository Trust Company properly file a petition for appraisal in the Delaware Court of Chancery and deliver a copy to us, we will then have 20 days to provide the court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with us as to the value of their shares. The court will then send notice to all of the stockholders who have demanded appraisal rights. If the chancery court thinks it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with
Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal rights under that law. The court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the court's directions, you may be dismissed from the proceeding.

APPRAISAL OF SHARES

    After the Court of Chancery determines which stockholders are entitled to appraisal rights, the court will appraise the shares of stock. To determine the fair value of the shares, the court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the acquisition. After the court determines the fair value of the shares, it will direct us to pay that value to the stockholders who are entitled to appraisal rights. The chancery court can also direct us to pay interest, simple or compound, on that value if the chancery court determines that interest is appropriate. In order to receive payment for your shares, you must then surrender your stock certificates to us.

    The Court of Chancery could determine that the fair value of shares of stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement. You should also be aware that an opinion of an investment banking firm that the merger is fair, from a financial point of view, is not an opinion that the merger consideration is the same as the fair value under Section 262 of the Delaware General Corporation Law.

COSTS AND EXPENSES OF APPRAISAL PROCEEDING

    The costs of the appraisal proceeding may be assessed against us and the stockholders participating in the appraisal proceeding, as the Court of Chancery deems equitable under the circumstances. You can request that the court determine the amount of interest, if any, we should pay on the value of stock owned by stockholders entitled to the payment of interest. You may also request that the court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

LOSS OF STOCKHOLDER'S RIGHTS

    If you cause your broker to have The Depository Trust Company demand appraisal rights, after the closing of the acquisition you will not be entitled to:

    - for any purpose, vote the shares of stock for which you have demanded appraisal rights;

    - receive payment of dividends or any other distribution with respect to such shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the completion of the acquisition; or

    - receive the payment of the consideration provided for in the merger agreement unless you properly withdraw your demand for appraisal.

    If no petition for an appraisal is filed within 120 days after the completion of the acquisition, your right to an appraisal will cease. You may withdraw your demand for appraisal and accept the merger consideration by delivering to us a written withdrawal of your demand, except that:

    - any attempt to withdraw made more than 60 days after the completion of the acquisition will require our written approval; and

    - an appraisal proceeding in the Court of Chancery cannot be dismissed unless the court approves.

    If you fail to comply strictly with the procedures described above you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, we strongly urge you to consult a legal advisor before attempting to exercise your appraisal rights.

                                 LEGAL MATTERS

    The validity of the warrants to purchase shares of Dura common stock and the shares of Dura common stock underlying such warrants offered by this document will be passed upon for Dura by Brobeck, Phleger & Harrison LLP, San Diego, California. As of April 21, 2000, affiliates of Brobeck, Phleger & Harrison LLP beneficially owned a total of approximately 1,500 shares of Dura common stock, 1,000 warrants to purchase shares of Dura common stock and 1,000 shares of our callable common stock.

                                    EXPERTS

    Our financial statements at December 31, 1999 and for the year ended December 31, 1999, included in this proxy statement/prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report filed with this document, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    Our financial statements as of December 31, 1998 and for the year ended December 31, 1998 and for the period September 23, 1997 (date of incorporation) through December 31, 1997 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this document, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements incorporated in this proxy statement/prospectus by reference from Dura's Annual Report on Form 10-K for the year ended
December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference, and have been so incorporated in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

                           INCORPORATION BY REFERENCE

    The SEC allows Dura to "incorporate by reference" the information Dura files with it, which means that Dura can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this document, and later information filed with the SEC will update and supersede this information. Dura incorporates by reference the documents listed below and any future filings made with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the day on which we hold the special meeting.

    - Dura's annual report on Form 10-K for the year ended December 31, 1999;


    - Dura's quarterly report on Form 10-Q for the quarter ended March 31, 2000;


    - Dura's current report on Form 8-K filed March 21, 2000; and

    - The description of Dura's common stock contained in its registration statement on Form 8-A as filed with the SEC on December 12, 1997.

    Any statement contained in this document or in a document incorporated or deemed to be incorporated by reference in this document shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained or in any applicable prospectus supplement or any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

                      WHERE YOU CAN FIND MORE INFORMATION

    Dura has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the offer and sale of the warrants and the shares of Dura common stock issuable upon exercise of the warrants. This document does not contain all the information contained in the registration statement. For further information with respect to Dura, the warrants and the shares of Dura common stock issuable upon exercise of the warrants, Dura refers you to the registration statement and the exhibits and schedules filed with the registration statement. Dura has described all material information for each contract, agreement or other document filed with the registration statement in this document. However, statements contained in this document as to the contents of any contract, agreement or other document referred to are not necessarily complete. As a result, you should refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement for a complete description of the matter involved.

    You may read and copy all or any portion of the registration statement or any reports, statements or other information that Dura file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC's filings, including the registration statement are also available to you without charge on their web site http://www.sec.gov.

                             STOCKHOLDER PROPOSALS

    We expect the acquisition to be completed and therefore do not expect to hold a 2000 annual meeting of stockholders. Under the present rules of the SEC, the deadline for our stockholders to submit proposals to be considered for inclusion in our proxy statement for our 2000 annual meeting of stockholders was December 18, 1999. In the event that the merger is not completed and we do hold our 2000 annual meeting of stockholders, your proposals may be included in our annual meeting proxy statement if they comply with the rules and regulations promulgated by the SEC and our bylaws. In addition, the proxy solicited by our board of directors for our special meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we received notice of such proposal not later than ____________, 2000.

                         INDEX TO FINANCIAL STATEMENTS
                    SPIROS DEVELOPMENT CORPORATION II, INC.


                                                                PAGE
                                                              --------
Ernst & Young LLP Independent Auditors' Report..............     F-2

Deloitte & Touche LLP Independent Auditors' Report..........     F-3

Balance Sheets as of December 31, 1998 and 1999.............     F-4

Statements of Operations for the Years Ended December 31,
  1998 and 1999, and the Periods September 23, 1997 (Date of
  Incorporation) through December 31, 1997 and 1999.........     F-5

Statement of Shareholders' Equity for the Period September
  23, 1997 (Date of Incorporation) through December 31,
  1999......................................................     F-6

Statements of Cash Flows for the Years Ended December 31,
  1998 and 1999, and the Periods September 23, 1997 (Date of
  Incorporation) through December 31, 1997 and 1999.........     F-8

Notes to Financial Statements...............................     F-9

                    UNAUDITED FINANCIAL STATEMENTS

Balance Sheet as of March 31, 2000..........................    F-16

Statements of Operations for the Three Months Ended
  March 31, 1999 and 2000 and for the Period September 23,
  1997 (Date of Incorporation) through March 31, 2000.......    F-17

Statements of Cash Flows for the Three Months Ended
  March 31, 1999 and 2000 and for the Period September 23,
  1997 (Date of Incorporation) through March 31, 2000.......    F-18

Notes to Financial Statements...............................    F-19

   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Consolidated Financial
  Information...............................................    F-21

Unaudited Pro Forma Condensed Consolidated Balance Sheet as
  of March 31, 2000.........................................    F-22

Unaudited Pro Forma Condensed Consolidated Statement of
  Operations for the Three Months Ended March 31, 2000......    F-23

Unaudited Pro Forma Condensed Consolidated Statement of
  Operations for the Year Ended December 31, 1999...........    F-24

Notes to Unaudited Pro Forma Condensed Consolidated
  Financial Information.....................................    F-25

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Spiros Development Corporation II, Inc.

    We have audited the accompanying balance sheet of Spiros Development Corporation II, Inc. (a development stage company) as of December 31, 1999, and the related statements of operations, shareholders' equity and cash flows for the year then ended and for the period September 23, 1997 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements as of December 31, 1998, and for the period September 23, 1997 (inception) through December 31, 1997 and 1998 were audited by other auditors whose report dated February 9, 1999 expressed an unqualified opinion on those statements. The financial statements for the period September 23, 1997 (inception) through December 31, 1998 include no revenues and a net loss of $50.7 million, respectively. Our opinion on the statements of operations, shareholders' equity and cash flows for the period September 23, 1997 (inception) through December 31, 1999, insofar as it relates to amounts for prior periods through December 31, 1998, is based solely on the report of other auditors.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Spiros Development Corporation II, Inc. at December 31, 1999, and the results of its operations and its cash flows for the year then ended and the period from September 23, 1997 (inception) through December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

San Diego, California
March 21, 2000

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Spiros Development Corporation II, Inc.:

    We have audited the accompanying balance sheet of Spiros Development Corporation II, Inc. (a development stage company) (the "Company") as of December 31, 1998, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 1998 and the period September 23, 1997 (date of incorporation) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1998 and the period September 23, 1997 (date of incorporation) through December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

San Diego, California
February 9, 1999

                    SPIROS DEVELOPMENT CORPORATION II, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1999


               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                     ASSETS


                                                                1998       1999
                                                              --------   ---------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 20,535   $  13,325
  Short-term investments....................................   103,069      57,718
  Other current assets......................................       192          96
                                                              --------   ---------
      Total current assets..................................   123,796      71,139
                                                              --------   ---------
TOTAL.......................................................  $123,796   $  71,139
                                                              ========   =========

                       LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Payable to Dura Pharmaceuticals, Inc......................  $  4,597   $   6,720
  Accrued liabilities.......................................       281         173
                                                              --------   ---------
      Total current liabilities.............................     4,878       6,893
                                                              --------   ---------
COMMITMENTS AND CONTINGENCIES (NOTE 5)
SHAREHOLDERS' EQUITY:
  Special common stock, par value $1.00, 1,000 shares
    authorized, issued and outstanding......................         1           1
  Callable common stock, par value $.001, 7,500,000 shares
    authorized; 6,325,000 shares issued and outstanding.....         6           6
  Additional paid-in capital................................   169,404     170,191
  Accumulated other comprehensive income (loss).............       224        (171)
  Accumulated deficit.......................................   (50,717)   (105,781)
                                                              --------   ---------
      Total shareholders' equity............................   118,918      64,246
                                                              --------   ---------
TOTAL.......................................................  $123,796   $  71,139
                                                              ========   =========

                See accompanying notes to financial statements.

                    SPIROS DEVELOPMENT CORPORATION II, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999, AND
             THE PERIODS SEPTEMBER 23, 1997 (DATE OF INCORPORATION)
                       THROUGH DECEMBER 31, 1997 AND 1999

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                  SEPTEMBER 23, 1997                                      SEPTEMBER 23, 1997
                                (DATE OF INCORPORATION)                                 (DATE OF INCORPORATION)
                                        THROUGH            YEAR ENDED     YEAR ENDED            THROUGH
                                     DECEMBER 31,         DECEMBER 31,   DECEMBER 31,        DECEMBER 31,
                                         1997                 1998           1999                1999
                                -----------------------   ------------   ------------   -----------------------
EXPENSES (WITH RELATED PARTY,
  NOTE 5):
  Research and development....          $ 7,040             $ 50,799       $ 59,211            $ 117,050
  General and
    administrative............              106                1,026          1,194                2,326
                                        -------             --------       --------            ---------
OPERATING LOSS................            7,146               51,825         60,405              119,376
                                        -------             --------       --------            ---------
INTEREST INCOME...............              222                8,239          5,341               13,802
                                        -------             --------       --------            ---------
LOSS BEFORE INCOME TAXES......           (6,924)             (43,586)       (55,064)            (105,574)
PROVISION FOR INCOME TAXES....                                   207                                 207
                                        -------             --------       --------            ---------
NET LOSS......................          $(6,924)            $(43,793)      $(55,064)           $(105,781)
                                        =======             ========       ========            =========
NET LOSS PER SHARE:
  Basic and diluted...........          $ (1.09)            $  (6.92)      $  (8.71)           $  (16.72)
                                        =======             ========       ========            =========
WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES:
  Basic and diluted...........            6,325                6,325          6,325                6,325


                See accompanying notes to financial statements.

                    SPIROS DEVELOPMENT CORPORATION II, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF SHAREHOLDERS' EQUITY
           FOR THE PERIOD SEPTEMBER 23, 1997 (DATE OF INCORPORATION)
                           THROUGH DECEMBER 31, 1999

                                 (IN THOUSANDS)

                                         SPECIAL              CALLABLE
                                      COMMON STOCK          COMMON STOCK       ADDITIONAL                   ACCUMULATED
                                   -------------------   -------------------    PAID-IN     COMPREHENSIVE   OTHER COMP.
                                    SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL         LOSS          INCOME
                                   --------   --------   --------   --------   ----------   -------------   -----------
BALANCE, SEPTEMBER 23, 1997 (DATE
  OF INCORPORATION)
Sale of special common stock.....         1     $  1
Sale of callable common stock....                         6,325        $6       $ 93,961
Contribution from Dura
  Pharmaceuticals, Inc...........                                                 75,000
Compensation expense for stock
  options granted................                                                     16
Comprehensive loss:
  Net loss.......................                                                             $  (6,924)
  Unrealized gain on
    investments..................                                                                    21        $  21
                                                                                              ---------
    Comprehensive loss...........                                                                (6,903)
                                   --------     ----      -----        --       --------      =========        -----
BALANCE, DECEMBER 31, 1997.......         1        1      6,325         6        168,977                          21
                                   --------     ----      -----        --       --------                       -----
Additional issuance costs on sale
  of callable common stock.......                                                    (71)
Compensation expense for stock
  options granted................                                                    498
Comprehensive loss:
  Net loss.......................                                                               (43,793)
  Unrealized gain on
    investments..................                                                                   203          203
                                                                                              ---------
    Comprehensive loss...........                                                               (43,590)
                                   --------     ----      -----        --       --------      =========        -----
BALANCE, DECEMBER 31, 1998.......         1        1      6,325         6        169,404                         224
                                   --------     ----      -----        --       --------                       -----
Compensation expense for stock
  options granted................                                                    787
Comprehensive loss:
  Net loss.......................                                                               (55,064)
  Unrealized loss on
    investments..................                                                                  (395)        (395)
                                                                                              ---------
    Comprehensive loss...........                                                             $ (55,459)
                                   --------     ----      -----        --       --------      =========        -----
BALANCE, DECEMBER 31, 1999.......         1     $  1      6,325        $6       $170,191                       $(171)
                                   ========     ====      =====        ==       ========                       =====

                    SPIROS DEVELOPMENT CORPORATION II, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF SHAREHOLDERS' EQUITY
           FOR THE PERIOD SEPTEMBER 23, 1997 (DATE OF INCORPORATION)
                     THROUGH DECEMBER 31, 1999 (CONTINUED)

                                 (IN THOUSANDS)

                                                              ACCUMULATED
                                                                DEFICIT      TOTAL
                                                              -----------   --------
BALANCE, SEPTEMBER 23, 1997 (DATE OF INCORPORATION)
Sale of special common stock................................                $     1
Sale of callable common stock...............................                 93,967
Contribution from Dura Pharmaceuticals, Inc.................                 75,000
Compensation expense for stock options granted..............                     16
Comprehensive loss:
  Net loss..................................................   $  (6,924)    (6,924)
  Unrealized gain on investments............................                     21
    Comprehensive loss
                                                               ---------    -------
BALANCE, DECEMBER 31, 1997..................................      (6,924)   162,081
                                                               ---------    -------
Additional issuance costs on sale of callable common
  stock.....................................................                    (71)
Compensation expense for stock options granted..............                    498
Comprehensive loss:
  Net loss..................................................     (43,793)   (43,793)
  Unrealized gain on investments............................                    203
    Comprehensive loss
                                                               ---------    -------
BALANCE, DECEMBER 31, 1998..................................     (50,717)   118,918
                                                               ---------    -------
Compensation expense for stock options granted..............                    787
Comprehensive loss:
  Net loss..................................................     (55,064)   (55,064)
  Unrealized loss on investments............................                   (395)
    Comprehensive loss
                                                               ---------    -------
BALANCE, DECEMBER 31, 1999..................................   $(105,781)   $64,246
                                                               =========    =======

                See accompanying notes to financial statements.

                    SPIROS DEVELOPMENT CORPORATION II, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999, AND
             THE PERIODS SEPTEMBER 23, 1997 (DATE OF INCORPORATION)
                       THROUGH DECEMBER 31, 1997 AND 1999

                                 (IN THOUSANDS)

                                      SEPTEMBER 23, 1997                                 SEPTEMBER 23, 1997
                                           (DATE OF                                           (DATE OF
                                        INCORPORATION)                                     INCORPORATION)
                                           THROUGH          YEAR ENDED     YEAR ENDED         THROUGH
                                         DECEMBER 31,      DECEMBER 31,   DECEMBER 31,      DECEMBER 31,
                                             1997              1998           1999              1999
                                      ------------------   ------------   ------------   ------------------
OPERATING ACTIVITIES:
  Net loss..........................       $ (6,924)         $ (43,793)     $(55,064)         $(105,781)
  Adjustments to reconcile net loss
    to net cash provided by
    operating activities:
    Compensation expense for stock
      options granted...............             16                498           787              1,301
    Changes in assets and
      liabilities:
      Other current assets..........                              (192)           96                (96)
      Payable to Dura
        Pharmaceuticals, Inc........          7,110             (2,513)        2,123              6,720
      Accrued liabilities...........             26                255          (108)               173
                                           --------          ---------      --------          ---------
        Net cash provided by (used
          in) operating
          activities................            228            (45,745)      (52,166)           (97,683)
                                           --------          ---------      --------          ---------
INVESTING ACTIVITIES:
  Purchases of short-term
    investments.....................        (31,450)          (142,908)      (29,559)          (203,917)
  Sales and maturities of short-term
    investments.....................                            71,513        74,515            146,028
                                           --------          ---------      --------          ---------
        Net cash provided by (used
          in) investing
          activities................        (31,450)           (71,395)       44,956            (57,889)
                                           --------          ---------      --------          ---------
FINANCING ACTIVITIES:
  Net proceeds from issuance of
    special common and callable
    common stock....................         93,968                (71)                          93,897
  Contribution from Dura
    Pharmaceuticals, Inc. for
    purchase option.................         75,000                                              75,000
  Increase (decrease) in payable to
    Dura Pharmaceuticals, Inc. for
    issuance costs..................          1,289             (1,289)
                                           --------          ---------      --------          ---------
        Net cash provided by (used
          in) financing
          activities................        170,257             (1,360)                         168,897
                                           --------          ---------      --------          ---------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS..................        139,035           (118,500)       (7,210)            13,325
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD...............                           139,035        20,535
                                           --------          ---------      --------          ---------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD............................       $139,035          $  20,535      $ 13,325          $  13,325
                                           ========          =========      ========          =========

                See accompanying notes to financial statements.

                    SPIROS DEVELOPMENT CORPORATION II, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

    Spiros Development Corporation II, Inc. (the "Company") was incorporated in the state of Delaware on September 23, 1997 for the purpose of continuing the development of Spiros-Registered Trademark-, a dry powder pulmonary drug delivery system, and to conduct formulation work, clinical trials and commercialization for certain specified leading asthma and chronic obstructive pulmonary disease ("COPD") drugs for use with Spiros. The Company commenced operations on December 22, 1997.

    On December 22, 1997, the Company and Dura Pharmaceuticals, Inc. ("Dura") completed an initial public offering (the "Offering") of 6,325,000 Units, each Unit consisting of one share of callable common stock of the Company and one warrant to purchase one-fourth of one share of Dura common stock. The offering resulted in net proceeds to the Company of approximately $94 million. Concurrently, Dura contributed $75 million to the Company. Substantially all funds from the Offering, the $75 million contribution and interest earned thereon, are expected to be paid to Dura for the development and commercialization of Spiros and the use of Spiros with certain drugs pursuant to various agreements (Note 5). Through December 31, 1999, each share of the Company's callable common stock was combined to trade publicly as a unit with the warrant to purchase one-fourth of one share of Dura's common stock at a price per share of $54.84. As of January 1, 2000, the warrant began trading as a separate security.

2. DEFINITIVE MERGER AGREEMENT WITH DURA PHARMACEUTICALS, INC.

    In March 2000 we entered into a merger agreement with Dura. Under the agreement, for each share of our callable common stock our shareholders will receive $13.25 in cash and one five-year warrant to purchase a fractional share of Dura's common stock at $17.94 per share, which represents a 25% premium over the average closing price of Dura's common stock for the ten trading days prior to the date of the merger agreement. The exact fraction of a share of Dura's common stock purchasable under the warrant will be determined based on the average closing price of Dura's common stock for the ten trading days prior to the vote of our shareholders on the merger and will result in a calculated Black-Scholes value for each warrant of between $3.22 and $1.81. The total consideration for the merger as of the date of the merger agreement was calculated to be $100.8 million, or $15.75 per share of callable common stock. Closing of the transaction is subject to Hart-Scott-Rodino clearance, effectiveness of the registration statement for Dura's warrants, and our shareholder approval. We and Dura have received voting agreements in favor of the merger from holders of approximately 22% of our outstanding callable common stock. A special committee of independent members of our board, formed in December 1999 to evaluate our strategic alternatives, has approved the merger agreement and is recommending that our shareholders approve the merger.

    The Company's current development plan and budget for 2000 are expected to result in the Company expending all cash during the second half of the year. The development plan and budget for the second half of 2000 are subject to change in the event the merger with Dura is not completed.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    BASIS OF PRESENTATION--Because the Company has not yet completed product development, obtained regulatory approval, verified the market acceptance and demand for Spiros or recorded any revenues from its principal operations, its activities have been accounted for as those of a "development stage

                    SPIROS DEVELOPMENT CORPORATION II, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) enterprise," as set forth in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises."

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and related notes. Changes in those estimates may affect amounts reported in future periods.

    CASH AND CASH EQUIVALENTS--The Company considers cash equivalents to include only highly liquid securities with an original maturity of three months or less. Investments with an original maturity of more than three months from the date of acquisition are considered short-term investments.

    SHORT-TERM INVESTMENTS--The Company has classified all of its short-term investments as available-for-sale. The entire amount of the Company's portfolio is available for current operations. Investments are carried at fair value as determined by quoted market prices, with unrealized gains and losses reported as accumulated other comprehensive income within shareholders' equity. Investment income is recognized when earned and includes the amortization of premiums and discounts on investments. The Company invests its excess cash in money market and fixed income securities of companies with strong credit ratings and U.S. government obligations.

    RESEARCH AND DEVELOPMENT COSTS--Research and development costs are expensed as incurred.


    STOCK BASED COMPENSATION--As permitted by SFAS No. 123, "Accounting for Stock Based Compensation," the Company accounts for the costs associated with stock option grants to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations ("APB 25"). Compensation expense for costs associated with stock option grants to non-employees is measured based on the fair value of the options granted and is recognized over the vesting period.


    COMPREHENSIVE INCOME--Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires reporting and displaying comprehensive income (loss) and its components which, for the Company, includes net loss and unrealized income (loss) on investments. In accordance with SFAS 130, the accumulated balance of other comprehensive income is disclosed as a separate component of shareholders' equity.

    NET LOSS PER SHARE--The Company incurred a net loss for the periods ended December 31, 1997, 1998 and 1999, and as such, the weighted average number of shares of Callable Common Stock used for basic and diluted earnings per share does not include potential common shares from outstanding stock options as their inclusion would be antidilutive. The weighted average number of shares also exclude shares of special common stock ("Special Shares") outstanding since such shares are not entitled to participate in the profits of the Company.

                    SPIROS DEVELOPMENT CORPORATION II, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. SHORT-TERM INVESTMENTS

    The following is a summary of short-term investments as of December 31, 1998 and 1999 (in thousands):

                                                          UNREALIZED     ESTIMATED
                                               COST     GAINS (LOSSES)   FAIR VALUE
                                             --------   --------------   ----------
December 31, 1998:
  U.S. government securities...............  $  5,127       $   6         $  5,133
  U.S. corporate debt securities...........    97,718         218           97,936
                                             --------       -----         --------
Total......................................  $102,845       $ 224         $103,069
                                             ========       =====         ========
December 31, 1999:
  U.S. corporate debt securities...........  $ 57,889       $(171)        $ 57,718
                                             ========       =====         ========

    The following is a summary of the amortized cost and estimated fair value of short-term investments by contractual maturity at December 31, 1999 (in thousands):

                                                                      ESTIMATED
                                                             COST     FAIR VALUE
                                                           --------   ----------
Due in one year or less..................................  $46,702     $46,727
Due after one year through two years.....................   11,187      10,991
                                                           -------     -------
Total....................................................  $57,889     $57,718
                                                           =======     =======

5. ARRANGEMENTS WITH DURA PHARMACEUTICALS, INC.

    The Company and Dura are party to various agreements entered into in December 1997 which provide for the development, marketing, and manufacturing of Spiros with specified compounds and for the provision of general and administrative services by Dura. A summary of these agreements is presented below.

    TECHNOLOGY LICENSE AGREEMENT--Under this agreement, Dura granted to the Company an exclusive, worldwide (except for the use of beclomethasone in certain parts of Asia), perpetual, royalty-bearing license to use technology owned or controlled by Dura relating to the use of Spiros (the "Core Technology") with the following asthma and COPD drugs: albuterol (a beta-agonist), beclomethasone (an anti-inflammatory), budesonide (an anti-inflammatory), ipratropium (an anticholinergic), and an albuterol/ipratropium combination drug (collectively, the "Spiros Products"). In consideration for these rights, the Company pays an annual technology access fee equal to the greater of (a) 5% of the net sales of each Spiros Product, or (b) $2 million. For 1998 and 1999, the Company paid a technology access fee of $2 million. This obligation will terminate, on a country-by-country basis, (a) within 10 years from the first sale of such Spiros Product in those countries where no patents covering such product are issued and
(b) in those countries where patents covering the Spiros Products are issued, upon the last expiration of the applicable patents.

    The Technology License Agreement will remain in effect indefinitely, unless terminated by mutual agreement of the Company and Dura or upon Dura's exercise or expiration of its Purchase Option (see Note 6).

                    SPIROS DEVELOPMENT CORPORATION II, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. ARRANGEMENTS WITH DURA PHARMACEUTICALS, INC. (CONTINUED)
    ALBUTEROL AND PRODUCT OPTION AGREEMENT--Under this agreement, the Company granted to Dura the option to acquire for specified time periods the Albuterol Option and the Product Option. Pursuant to the Albuterol Option, Dura has the right to acquire from the Company all assets related to the use of Spiros with albuterol. The Albuterol Option is currently exercisable and expires 360 days after receipt of U.S. Food and Drug Administration (the "FDA") approval to market. Pursuant to the Product Option, Dura has the right to acquire from the Company all assets and rights related to the use of Spiros with a second product other than albuterol. The Product Option is currently exercisable and expires 90 days after receipt of FDA approval to market such Spiros Product. The formula for determining the purchase price for each of the products is set forth in the agreement and is based, in part, on the costs incurred by the Company for the development of the products.

    DEVELOPMENT AGREEMENT--Under this agreement, the Company has engaged Dura to develop Spiros for use with the Spiros Products. Dura furnishes all labor, supervision, services, supplies, and materials necessary to perform the development activities and obtain regulatory approvals for the sale and marketing of the Spiros Products. These activities are carried out by Dura in accordance with annual workplans and budgets which are subject to approval and acceptance by the Company's Board of Directors. Payments to Dura for services provided under the Development Agreement are based on fully-burdened costs incurred by Dura plus rates ranging from 20% to 25% of such costs.

    MANUFACTURING AND MARKETING AGREEMENT--Under this agreement, the Company granted to Dura an exclusive, worldwide license to manufacture and market the Spiros Products. Dura will pay the Company on a quarterly basis a royalty of 7% of the net sales of each Spiros Product. Prior to the expiration of the Product Option for albuterol, no royalty payment will be made with respect to net sales of the albuterol product. The Manufacturing and Marketing Agreement will terminate upon exercise or termination of the Purchase Option or by mutual agreement of the Company and Dura at any time. In the event Dura exercises either of its options under the Albuterol and Product Purchase Option Agreement, the Manufacturing and Marketing Agreement will terminate with respect to the applicable Spiros Product.

    SERVICES AGREEMENT--Under this agreement, Dura provides certain management and administrative services to the Company and is compensated $100,000 per calendar quarter. In 1998, the Company reimbursed Dura $1.3 million for costs and expenses incurred by Dura in connection with the Offering, net of amounts reimbursed by the underwriters. The Services Agreement terminates upon exercise by Dura of the Purchase Option or 12 months after the expiration of the Purchase Option.

    The Company's President and Chief Executive Officer, Vice President and Chief Financial Officer, and Secretary are also officers of Dura. In addition, two members of the Company's board of directors are officers of Dura, one of whom is the Company's Chief Executive Officer.

6. SHAREHOLDERS' EQUITY

    The Company's authorized capital stock consists of 7,500,000 shares of Callable Common Stock, of which 6,325,000 shares were issued and outstanding as of December 31, 1998 and 1999, and 1,000 shares of Special Shares, all of which were issued and outstanding as of December 31, 1998 and 1999.

    Dura, as the holder of 100% of the Special Shares, has an irrevocable option (the "Purchase Option") to purchase all, but not less than all, of the issued and outstanding shares of the Company's

                    SPIROS DEVELOPMENT CORPORATION II, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. SHAREHOLDERS' EQUITY (CONTINUED)
Callable Common Stock at predetermined prices. Dura may exercise the Purchase Option at any time through the earlier of (a) December 31, 2002, (b) the 90th day after the date the Company provides Dura with quarterly financial statements of the Company showing cash or cash equivalents of less than $5 million, although Dura may extend such period by providing additional funding for the continued development of the Spiros Products, but in no event beyond December 31, 2002, or (c) upon termination of the Technology License, Development, or the Manufacturing and Marketing Agreements between the Company and Dura (Note 5). Assuming the exercise of the Purchase Option, the per share purchase price was $24.01 through December 31, 1999, and increases on a quarterly basis to $45.95 per share through December 31, 2002. The Purchase Option price may be paid, at Dura's discretion, in cash, shares of Dura common stock, or any combination thereof. Dura has no legal obligation to exercise the Purchase Option. For a description of the definitive merger agreement with Dura, see Note 2.

    As holder of the Special Shares, Dura also has the right to elect two members of the Company's board of directors (currently comprised of 5 total members) and must approve certain corporate transactions as set forth in the Company's Amended and Restated Certificate of Incorporation, including (i) the allotment or issue of shares or other securities of the Company or the creation of any right to such an allotment or issue; (ii) the reduction of the Company's authorized capital stock; (iii) the alteration of or any change to the rights, powers, preferences and restrictions of the Special Shares; (iv) outstanding borrowings of an aggregate of more than $1 million at any one time; (v) the sale or other disposition of or the creation of any lien or liens on the whole or a material part of the Company's business or assets; (vi) the declaration or payment of dividends or the making of any other distributions to the Company's shareholders; (vii) the merger, consolidation or reorganization of the Company with or into any other corporation; (viii) the sale, liquidation or other disposition of all or substantially all of the assets of the Company; (ix) the alteration or amendment of Articles IV or VII of the Company's Amended and Restated Certificate of Incorporation; and (x) the adoption, amendment or repeal of the Bylaws of the Company. As holder of the Special Shares, however, Dura does not have the right to any profits of the Company.

7. STOCK COMPENSATION PLAN

    The Company adopted the 1997 Stock Option Plan (the "Plan"), which provides for the initial issuance of up to 700,000 stock options to employees, board members, and consultants or other independent advisors who provide services to the Company. The number of shares issuable under the Plan is subject to an automatic annual increase on February 15 of each calendar year, beginning with the 1998 calendar year, by the number of shares necessary to cause the total number of shares authorized under the Plan to be equal to 15% of the then outstanding shares of Common Stock of the Company. On February 15, 1998, the total number of authorized shares increased to 948,750, which has remained constant through December 31, 1999. Generally, options are to be granted at prices equal to at least 100% of the fair market value of the Company's Common Stock at the date of grant, expire not later than 10 years from the date of grant, and become vested upon Dura's exercise of its Purchase Option (Note 6) or five years from the date of grant, whichever is earlier. Options shall be cancelled if the optionee ceases to provide services to the Company prior to the vesting date.

                    SPIROS DEVELOPMENT CORPORATION II, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. STOCK COMPENSATION PLAN (CONTINUED)
    The following table summarizes stock option activity under the Plan:

                                                                        SHARES
                                                              ---------------------------    AVERAGE
                                                                               OPTIONS      EXERCISE
                                                                OPTIONS     AVAILABLE FOR   PRICE PER
                                                              OUTSTANDING       GRANT         SHARE
                                                              -----------   -------------   ---------
Balance, September 23, 1997 (date of incorporation)
  Options authorized........................................                    700,000
  Options granted...........................................    548,000        (548,000)     $14.00
                                                                -------        --------
Balance, December 31, 1997..................................    548,000         152,000      $14.00
  Options authorized........................................                    248,750
  Options granted...........................................    272,000        (272,000)     $14.35
                                                                -------        --------
Balance, December 31, 1998..................................    820,000         128,750      $14.12
  Options granted...........................................     12,500         (12,500)     $14.00
  Options cancelled.........................................    (78,000)         78,000      $14.01
                                                                -------        --------
Balance, December 31, 1999..................................    754,500         194,250      $14.13
                                                                =======        ========

No options were exercisable as of December 31, 1998 and 1999.

    The following table summarizes information concerning outstanding options as of December 31, 1999:

                                          WEIGHTED
                                          AVERAGE        WEIGHTED
                                         REMAINING       AVERAGE
      RANGE OF            NUMBER      CONTRACTUAL LIFE   EXERCISE
   EXERCISE PRICES      OUTSTANDING       (YEARS)         PRICE
---------------------   -----------   ----------------   --------
$14.00-$15.88             754,500            8.2          $14.13


In accordance with SFAS No. 123, the Company applies the provisions of APB 25 in accounting for stock options granted to employees and, accordingly, no compensation expense has been recognized for options granted to employees. In accordance with SFAS 123, options granted to non-employees are accounted for based on their estimated fair value. Compensation expense equal to the options' estimated fair value is recognized over the expected vesting period. During 1997, the Company granted 341,000 options to non-employees, for which the Company recorded compensation expense of $16,000, $384,000, and $374,000 for the periods ended December 31, 1997, 1998, and 1999, respectively. During 1998, the Company granted 232,000 options to non-employees, for which the Company recorded compensation expense of $114,000 and $400,000 for the years ended December 31, 1998 and 1999, respectively. During 1999, the Company granted 12,500 options to non-employees for which the Company recorded compensation expense of $13,000. Stock options granted to non-employees are generally in exchange for research and development and administrative services provided on behalf of the Company. If the Company had elected to recognize compensation expense for options granted to employees based on the estimated fair value of the options as of the grant date, the net loss for the periods ended December 31, 1997, 1998, and 1999 would have been increased by $10,000, $271,000 and

                    SPIROS DEVELOPMENT CORPORATION II, INC.

                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. STOCK COMPENSATION PLAN (CONTINUED)
$402,000, respectively. The estimated weighted average fair value at grant date of options granted during the periods ended December 31, 1997, 1998 and 1999 was $4.58, $3.99, and $2.62, respectively. The fair value was estimated using the Black-Scholes option-pricing model with the following assumptions:

                                          1997             1998                    1999
                                        --------   ---------------------   ---------------------
Expected dividend yield...............   None              None                    None
Expected stock price volatility.......    30%               30%                     30%
Risk-free interest rate...............   5.7%            4.4--5.7%                  5%
Expected life of options..............  4 years       3.1--3.9 years          1.6--1.8 years

8. INCOME TAXES

    The provision for income taxes for the year ended December 31, 1998 totaled $207,000, which consisted entirely of current state income taxes. There was no provision for income taxes for 1999. As of December 31, 1998 and 1999, the Company had deferred tax assets totaling approximately $20.5 million and $42.8 million, respectively, which primarily relate to federal and state net operating loss carryforwards which approximate $104 million for federal and $24 million for state purposes as of December 31, 1999. The federal tax loss carryforwards begin to expire in 2012, and the state tax loss carryforwards begin to expire in 2002. Because the Company performs research and development and the prospect of generating future earnings is uncertain, the deferred tax assets have been fully reserved.

                    SPIROS DEVELOPMENT CORPORATION II, INC.



                         (A DEVELOPMENT STAGE COMPANY)



                                 BALANCE SHEETS



                                 MARCH 31, 2000



                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)




                                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  25,713
  Short-term investments....................................     30,107
  Other current assets......................................        113
                                                              ---------
          Total current assets..............................     55,933
                                                              ---------
TOTAL.......................................................  $  55,933
                                                              =========
                  LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Payable to Dura Pharmaceuticals, Inc......................  $   5,694
  Accrued liabilities.......................................        133
                                                              ---------
          Total current liabilities.........................      5,827
                                                              ---------
SHAREHOLDERS' EQUITY:
  Special common stock, par value $1.00, 1,000 shares
    authorized, issued, and outstanding.....................          1
  Callable common stock, par value $.001, 7,500,000 shares
    authorized; 6,325,000 shares issued and outstanding.....          6
  Additional paid-in capital................................    170,376
  Accumulated other comprehensive loss......................       (121)
  Accumulated deficit.......................................   (120,156)
                                                              ---------
          Total shareholders' equity........................     50,106
                                                              ---------
TOTAL.......................................................  $  55,933
                                                              =========


                See accompanying notes to financial statements.

                    SPIROS DEVELOPMENT CORPORATION II, INC.
                         (A DEVELOPMENT STAGE COMPANY)



                            STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000



                       AND THE PERIOD SEPTEMBER 23, 1997
                            (DATE OF INCORPORATION)



                             THROUGH MARCH 31, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                  (UNAUDITED)



                                                                                 SEPTEMBER 23, 1997
                                                           THREE       THREE          (DATE OF
                                                          MONTHS      MONTHS       INCORPORATION)
                                                           ENDED       ENDED          THROUGH
                                                         MARCH 31,   MARCH 31,       MARCH 31,
                                                           1999        2000             2000
                                                         ---------   ---------   ------------------
EXPENSES (WITH RELATED PARTY):
  Research and development.............................  $  13,316   $  14,767       $  131,817
  General and administrative...........................        277         483            2,809
                                                         ---------   ---------       ----------
OPERATING LOSS.........................................     13,593      15,250          134,626
                                                         ---------   ---------       ----------
INTEREST INCOME........................................      1,587         875           14,677
                                                         ---------   ---------       ----------
Loss Before Income Taxes...............................    (12,006)    (14,375)        (119,949)
PROVISION FOR INCOME TAXES.............................        207                          207
                                                         ---------   ---------       ----------
NET LOSS...............................................  $ (12,006)  $ (14,375)      $ (120,156)
                                                         =========   =========       ==========
NET LOSS PER SHARE:
  Basic and diluted....................................  $   (1.90)  $   (2.27)      $   (19.00)
                                                         =========   =========       ==========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
  Basic and diluted....................................      6,325       6,325            6,325
                                                         =========   =========       ==========


                See accompanying notes to financial statements.

                    SPIROS DEVELOPMENT CORPORATION II, INC.



                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS



          FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND MARCH 31, 2000
                     AND FOR THE PERIOD SEPTEMBER 23, 1997



                            (DATE OF INCORPORATION)
                             THROUGH MARCH 31, 2000



                                 (IN THOUSANDS)
                                  (UNAUDITED)



                                                                                 SEPTEMBER 23, 1997
                                                           THREE       THREE          (DATE OF
                                                          MONTHS      MONTHS       INCORPORATION)
                                                           ENDED       ENDED          THROUGH
                                                         MARCH 31,   MARCH 31,       MARCH 31,
                                                           1999        2000             2000
                                                         ---------   ---------   ------------------
NET CASH USED IN OPERATING ACTIVITIES..................  $ (11,424)  $ (15,273)      $ (112,956)
                                                         ---------   ---------       ----------
INVESTING ACTIVITIES:
  Purchases of short-term investments..................    (11,264)                    (203,917)
  Sales and maturities of short-term investments.......     29,367      27,661          173,689
                                                         ---------   ---------       ----------
          NET CASH PROVIDED BY (USED IN) INVESTING
            ACTIVITIES.................................     18,103      27,661          (30,228)
                                                         ---------   ---------       ----------
FINANCING ACTIVITIES:
  Net proceeds from issuance of special common and
    callable common stock..............................                                  93,897
  Contribution from Dura Pharmaceuticals, Inc. for
    purchase option....................................                                  75,000
                                                         ---------   ---------       ----------
          NET CASH PROVIDED BY FINANCING ACTIVITIES....                                 168,897
                                                         ---------   ---------       ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS..............      6,679      12,388           25,713
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.......     20,535      13,325
                                                         ---------   ---------       ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.............  $  27,214   $  25,713       $   25,713
                                                         =========   =========       ==========


                See accompanying notes to financial statements.

                    SPIROS DEVELOPMENT CORPORATION II, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)



1. BASIS OF PRESENTATION



    The accompanying unaudited financial statements have been prepared by Spiros Development Corporation II, Inc. ("Spiros Corp. II" or the "Company") in accordance with the instructions to Form 10-Q. The financial statements reflect all adjustments, consisting of only normal recurring accruals, which are, in the opinion of management, necessary for a fair statement of the results of the periods presented. For more complete financial information, these financial statements and notes thereto should be read in conjunction with the audited financial statements and notes thereto for the periods ended December 31, 1999 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. The results of operations for the interim periods are not necessarily indicative of results to be expected for any other interim periods or for the year as a whole.



    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and related notes. Changes in those estimates may affect amounts reported in future periods.



2. ORGANIZATION



    Spiros Corp. II was incorporated in the state of Delaware on September 23, 1997 for the purpose of continuing the development of Spiros(R), a dry powder pulmonary drug delivery system, and to conduct formulation work, clinical trials and commercialization for certain specified leading asthma and chronic obstructive pulmonary disease ("COPD") drugs for use with Spiros. The Company commenced operations on December 22, 1997.



    On December 22, 1997, the Company and Dura Pharmaceuticals, Inc. ("Dura") completed an initial public offering (the "Offering") of 6,325,000 Units, each Unit consisting of one share of callable common stock of the Company and one warrant to purchase one-fourth of one share of Dura common stock at a price per share of $54.84. The offering resulted in net proceeds to the Company of approximately $94 million. Concurrently, Dura contributed $75 million to the Company. Substantially all funds from the Offering, the $75 million contribution and interest earned thereon are expected to be paid to Dura for the development and commercialization of Spiros and the use of Spiros with certain drugs pursuant to various agreements. Through December 31, 1999, each share of the Company's callable common stock traded publicly as a unit with the warrant to purchase one-fourth of one share of Dura's common stock. As of January 1, 2000, the warrant began trading as a separate security.



3. DEFINITIVE MERGER AGREEMENT WITH DURA PHARMACEUTICALS, INC.



    In March 2000 we entered into a merger agreement with Dura. Under the agreement, each holder of our callable common stock will receive $13.25 in cash and a warrant to purchase a fractional share of Dura's common stock. The warrant will be immediately exercisable at $17.94 per share, which represents a 25% premium over the average closing price of Dura's common stock for the ten trading days prior to the date of the merger agreement, and will expire five years from the date the merger is completed. The exact fraction of a share of Dura's common stock purchasable under the warrant will be determined based on the average closing price of Dura's common stock for the ten trading days prior to the vote of our stockholders on the merger and will result in a calculated value, using the Black-Scholes option pricing model, for each warrant between $3.22 and $1.81. Closing of the transaction is subject to our stockholder approval, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, registration of the warrant and the shares of Dura's common stock which will be issued if the warrants are exercised, and approval for listing on Nasdaq of the warrants and Dura's underlying common stock. We and Dura have received voting agreements in favor of the merger from holders of approximately 22% of our outstanding callable common stock. A special committee of independent members of our board, formed in December 1999 to evaluate our strategic alternatives, has approved the merger agreement and is recommending that our stockholders approve the merger. We expect to deliver a proxy statement describing the terms of the merger agreement in greater detail to our stockholders in the near term.



    The Company's current development plan and budget for 2000 are expected to result in the Company expending all cash during the second half of the year. The development plan and budget for the second half of 2000 are subject to change in the event the merger with Dura is not completed.



4. REPORTING COMPREHENSIVE LOSS



    Comprehensive loss includes net loss and unrealized gains and losses on investments. The accumulated balance of other comprehensive loss is disclosed as a separate component of stockholders' equity. For the three months ended March 31, 1999 and 2000, and the period September 23, 1997 (date of incorporation) through March 31, 2000, comprehensive loss consisted of (in thousands):



                                                                                     SEPTEMBER 23, 1997
                                                                                          (DATE OF
                                                    THREE MONTHS     THREE MONTHS      INCORPORATION)
                                                       ENDED            ENDED             THROUGH
                                                   MARCH 31, 1999   MARCH 31, 2000     MARCH 31, 2000
                                                   --------------   --------------   ------------------
Net loss.........................................     $ (12,006)       $ (14,375)        $ (120,156)
Other comprehensive income (loss):
  Unrealized gain (loss) on investments..........           (63)              50               (121)
                                                      ---------        ---------         ----------
Comprehensive loss...............................     $ (12,069)       $ (14,325)        $ (120,277)
                                                      =========        =========         ==========

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


    The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2000 and the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2000 and the year ended
December 31, 1999 give effect to the merger of Dura and us as if it occurred as of March 31, 2000 for the condensed consolidated balance sheet and as of January 1, 1999 for the condensed consolidated statements of operations. These unaudited pro forma condensed consolidated financial statements have been prepared by Dura's management based on Dura's and our historical financial statements and on the assumptions and adjustments as discussed in the accompanying notes to the pro forma condensed consolidated financial statements. The merger will be accounted for as a purchase, and the pro forma financial information gives effect to the preliminary allocation of the purchase price to our assets and liabilities. The final purchase price allocation will be made at a future date based on an independent valuation, which may result in adjustments to the preliminary allocation.


    In management's opinion, all pro forma adjustments necessary to fairly state the unaudited pro forma financial information have been made. Such pro forma adjustments will change based upon our future operations and expenditure of cash through the completion of this merger. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of what actual results of operations would have been for the period had the acquisition occurred on the date indicated. In addition, such pro forma financial statements do not purport to indicate the results of future operations or financial position of Dura from the date of the merger forward.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


                              AS OF MARCH 31, 2000


                                 (IN THOUSANDS)


                                                             SPIROS      PRO FORMA        PRO FORMA
                                                  DURA      CORP. II    ADJUSTMENTS      CONSOLIDATED
                                                ---------   ---------   -----------      ------------
ASSETS

Cash, cash equivalents, and short-term
  investments.................................  $ 299,237   $  55,820     $(89,706)(2b)   $ 265,351
Other current assets..........................     70,769         113       (5,694)(2a)      65,188
License agreements and product rights.........    393,532                                   393,533
Property and other assets.....................    148,125                                   148,125
                                                ---------   ---------     --------        ---------
TOTAL.........................................  $ 911,664   $  55,933     $(95,400)       $ 872,197
                                                =========   =========     ========        =========

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:

  Total current liabilities...................  $ 100,581   $   5,827     $ (5,694)(2a)   $ 100,714
  Convertible subordinated notes..............    287,500                                   287,500
  Other long-term obligations.................     67,379                                    67,379
                                                ---------   ---------     --------        ---------
    Total liabilities.........................    455,460       5,827       (5,694)         455,593

SHAREHOLDERS' EQUITY:
  Common stock................................         44           7           (7)(2b)          44
  Additional paid-in capital..................    581,155     170,376     (154,563)(2b)     596,968
  Accumulated other comprehensive loss........     (1,305)       (121)         121 (2b)      (1,305)
  Warrant subscriptions receivable............     (5,202)                   5,202 (2b)
  Accumulated deficit.........................   (118,488)   (120,156)      59,541 (2b)    (179,103)
                                                ---------   ---------     --------        ---------
    Total shareholders' equity................    456,204      50,106      (89,706)         416,604
                                                ---------   ---------     --------        ---------
TOTAL.........................................  $ 911,664   $  55,933     $(95,400)       $ 872,197
                                                =========   =========     ========        =========


 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                   FOR THE THREE MONTHS ENDED MARCH 31, 2000


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             SPIROS     PRO FORMA         PRO FORMA
                                                   DURA     CORP. II   ADJUSTMENTS       CONSOLIDATED
                                                 --------   --------   -----------       ------------
REVENUES:
  Sales........................................  $67,325                                   $67,325
  Contract.....................................   18,454               $(13,828)(3a)         4,626
                                                 -------               --------            -------
    Total revenues.............................   85,779                (13,828)            71,951
                                                 -------               --------            -------
OPERATING COSTS AND EXPENSES:
  Cost of sales................................   14,172                                    14,172
  Clinical, development and regulatory.........   14,804    $ 14,767    (14,583)(3b)        14,988
  Selling, general and administrative..........   37,510         483       (100)(3b)        37,893
  Product rights amortization..................    5,389                                     5,389
                                                 -------    --------   --------            -------
    Total operating costs and expenses.........   71,875      15,250    (14,683)            72,442
                                                 -------    --------   --------            -------
OPERATING INCOME (LOSS)........................   13,904     (15,250)       855               (491)
                                                 -------    --------   --------            -------
OTHER:
  Interest income..............................    4,751         875                         5,626
  Interest expense.............................   (4,300)                                   (4,300)
  Other (net)..................................    3,443                                     3,443
                                                 -------    --------                       -------
    Total other................................    3,894         875                         4,769
                                                 -------    --------                       -------
INCOME (LOSS) BEFORE INCOME TAXES..............   17,798     (14,375)       855              4,278
PROVISION (BENEFIT) FOR INCOME TAXES...........    5,340                 (4,057)(3c)         1,283
                                                 -------    --------   --------            -------
NET INCOME (LOSS)..............................  $12,458    $(14,375)  $  4,912            $ 2,995
                                                 =======    ========   ========            =======
NET INCOME (LOSS) PER SHARE--BASIC.............  $  0.28                                   $  0.07
                                                 =======                                   =======
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES--BASIC................................   44,335                                    44,335
                                                 =======                                   =======
NET INCOME (LOSS) PER SHARE--DILUTED...........  $  0.27                                   $  0.06
                                                 =======                                   =======
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES--DILUTED..............................   46,158                                    46,158
                                                 =======                                   =======


 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            SPIROS     PRO FORMA         PRO FORMA
                                                  DURA     CORP. II   ADJUSTMENTS       CONSOLIDATED
                                                --------   --------   -----------       ------------
REVENUES:
  Sales.......................................  $231,776                                  $231,776
  Contract....................................    69,650              $   (55,496)(3a)      14,154
                                                --------              -----------         --------
    Total revenues............................   301,426                  (55,496)         245,930
                                                --------              -----------         --------
OPERATING COSTS AND EXPENSES:
  Cost of sales...............................    45,839                                    45,839
  Clinical, development and regulatory........    52,977   $ 59,211       (58,423)(3b)      53,765
  Selling, general and administrative.........   133,311      1,194          (400)(3b)     134,105
  Product rights amortization.................    20,242                                    20,242
                                                --------   --------   -----------         --------
    Total operating costs and expenses........   252,369     60,405       (58,823)         253,951
                                                --------   --------   -----------         --------
OPERATING INCOME (LOSS).......................    49,057    (60,405)        3,327           (8,021)
                                                --------   --------   -----------         --------
OTHER:
  Interest income.............................    17,363      5,341                         22,704
  Interest expense............................   (18,175)                                  (18,175)
  Other (net).................................    (3,797)                                   (3,797)
                                                --------   --------                       --------
    Total other...............................    (4,609)     5,341                            732
                                                --------   --------                       --------
INCOME (LOSS) BEFORE INCOME TAXES.............    44,448    (55,064)        3,327           (7,289)
PROVISION (BENEFIT) FOR INCOME TAXES..........    14,444                  (14,444)(3c)
                                                --------   --------   -----------         --------
NET INCOME (LOSS).............................  $ 30,004   $(55,064)  $    17,771         $ (7,289)
                                                ========   ========   ===========         ========
NET INCOME (LOSS) PER SHARE--BASIC............  $   0.68                                  $  (0.17)
                                                ========                                  ========
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES--BASIC...............................    44,132                                    44,132
                                                ========                                  ========
NET INCOME (LOSS) PER SHARE--DILUTED..........  $   0.66                                  $  (0.17)
                                                ========                                  ========
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES--DILUTED.............................    45,672                                    44,132
                                                ========                                  ========

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

1.  THE MERGER


    On March 20, 2000, Dura entered into a merger agreement to acquire us. Under the agreement, each holder of our callable common stock will receive $13.25 in cash and a warrant to purchase a fractional share of Dura common stock. The exercise price of the warrant will be $17.94 per share of Dura common stock. The exact fraction of a share of Dura common stock purchasable under the warrant will be determined based on the average closing price of Dura common stock for the 10 trading days prior to the vote of our stockholders on the merger and will result in a calculated value, using the Black-Scholes option pricing model, for each warrant between $3.22 and $1.81. If the average closing price of Dura common stock is between $11.48 and $17.22 per share, then the fractional share will be .314 of a share. If the average closing price is above $17.22 per share, then the fractional share will decline such that the Black-Scholes calculated value of the warant will remain constant at $3.22. If the average closing price is less than $11.48 per share, then the fractional share will increase such that Black-Scholes calculated value will remain constant at $1.81. For purposes of our pro forma calculations, we have assumed the mid-point range of the warrants' estimated value of $2.50.



    The Black-Scholes calculation of warrant value is based on a risk free interst rate of 6.43%, volatility of 65%, and a 5 year expiration from the date of issuance.


    The acquisition will be accounted for as a purchase. For purposes of preparing the pro forma financial information, Dura has assumed that the excess of the purchase price over the fair value of the net tangible assets ("excess purchase price") to be acquired will be assigned to in-process technology. The charge to earnings for acquired in-process technology has not been reflected in the pro forma condensed consolidated statement of operations, as it is nonrecurring. This charge is, however, reflected in the pro forma condensed consolidated balance sheet. Upon completion of the merger, Dura will obtain an independent valuation of the assets and liabilities acquired which will be used as the basis for the final purchase price allocation. In the event that the independent valuation does not support the assignment of the entire excess purchase price to in-process technology, a portion of the excess purchase price will be recorded as intangible assets and will be amortized over their useful lives, estimated to be 5 years.


    The estimated purchase price has been determined as follows:




Cash paid for callable common stock.........................  $ 83,806
Cash paid for options.......................................     1,125
Estimated fair value of warrants issued.....................    15,813
Estimated transaction expenses..............................     4,775
                                                              --------
  Total estimated purchase price............................  $105,519
                                                              ========



    For purposes of preparing the pro forma financial information, the estimated purchase price has been allocated as follows:




Cash........................................................  $ 44,924
Other current assets........................................       113
Current liabilities assumed.................................      (133)
In process technology.......................................    60,615
                                                              --------
                                                              $105,519
                                                              ========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

2.  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


    The unaudited pro forma condensed consolidated balance sheet includes the adjustments necessary as if the merger had occurred on March 31, 2000. The adjustments are summarized as follows (in thousands):


    (a) To eliminate intercompany accounts payable and receivable.


Accounts payable........................................  $  5,694
Accounts receivable.....................................             $  5,694



    (b) To record the issuance of warrants to purchase shares of Dura common stock with an estimated value of $15.8 million and a cash payment of $88.7 million (including merger expenses) for the acquisition of us, the elimination of our equity accounts, the reduction of warrant subscriptions receivable and a charge to earnings resulting from the assumed allocation of assumed acquisition cost to in-process technology (in thousands). The elimination of the warrant subscriptions receivable reflects the allocation of a portion of Spiros Corp. II's cash to pay down the receivable. Dura issued warrants as part of Spiros Corp. II's 1997 public offering of units. A portion of the cash paid to Dura by Spiros Corp. II for development and administrative services is allocated by Dura to the warrant subscriptions receivable. As such, a portion of Spiros Corp. II's cash will be allocated to the unpaid balance of the receivable as part of the purchase price allocation.



Common stock............................................  $      7
Additional paid-in capital..............................   170,376
Accumulated deficit (charge to in-process technology)...    60,615
Cash....................................................             $ 89,706
Additional paid-in capital..............................               15,813
Accumulated other comprehensive loss....................                  121
Warrant subscriptions receivable........................                5,202
Accumulated deficit.....................................              120,156


3.  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

    The unaudited pro forma condensed consolidated statement of operations includes the adjustments necessary to reflect the merger as if it had occurred on January 1, 1999. The pro forma adjustments are summarized as follows (in thousands):

    (a) To eliminate contract revenue recognized by Dura related to activities conducted on our behalf. Because a pro rata portion of the amounts paid by us to Dura is allocated to warrant subscriptions receivable, the contract revenue recognized by Dura does not equal the total research and development and general and administrative expenses recorded by us (in thousands).


                                             THREE MONTHS ENDED      YEAR ENDED
                                               MARCH 31, 2000     DECEMBER 31, 1999
                                             ------------------   -----------------
Contract revenue...........................       $13,828              $55,496

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL INFORMATION (CONTINUED)

3.  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(CONTINUED)
    (b) To eliminate the research and development and general administrative expenses recognized by us related to activities conducted by Dura (in thousands).


Clinical, development and regulatory.......      $14,583          $58,423
General and administrative.................          100              400


    (c) To record the reduction in the provision for income taxes related to the decrease in pro forma consolidated income before income taxes (in thousands).


Provision for income tax...................      $ 4,057          $14,444


    We recognized no income tax benefit in our historical financial statements for the increase in our deferred tax assets due to the uncertainty regarding our ability to realize those assets. Accordingly, the unaudited pro forma adjustment for the provision for income taxes for the year ended
    December 31, 1999 was determined by combining Dura's and our results of operations for the period and calculating the provision for income taxes as if the merger had occurred on January 1, 1999.


    The weighted average number of shares used to calculate pro forma net income per share for the three months ended March 31, 2000 and the year ended December 31, 1999 is based on the historical weighted average shares outstanding for Dura. No adjustment has been made to reflect the issuance of the warrants to purchase shares of Dura common stock in connection with the merger as discussed in note 1 because the effect would be anti-dilutive. Potential dilutive common shares which total 11,409,902 at March 31, 2000 and 12,246,822 at December 31, 1999 are excluded from dilutive pro forma net income per share as their inclusion would be anti-dilutive.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          DURA PHARMACEUTICALS, INC.,

                        STARFISH ACQUISITION CORP., INC.

                                      AND

                    SPIROS DEVELOPMENT CORPORATION II, INC.

                                  DATED AS OF

                                 MARCH 20, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                      --------
ARTICLE I DEFINITIONS AND INTERPRETATION............................................     A-4
    Section 1.1         Definitions.................................................     A-4
    Section 1.2         Interpretation..............................................     A-7

ARTICLE II THE MERGER...............................................................     A-8
    Section 2.1         The Merger..................................................     A-8
    Section 2.2         Directors and Officers of the Surviving Corporation.........     A-8
    Section 2.3         Effective Time..............................................     A-8
    Section 2.4         Closing.....................................................     A-8
    Section 2.5         Subsequent Actions..........................................     A-9

ARTICLE III CONVERSION OF SECURITIES................................................     A-9
    Section 3.1         Conversion of Capital Stock.................................     A-9
    Section 3.2         Exchange of Certificates....................................     A-9
    Section 3.3         Dissenting Shares...........................................    A-10
    Section 3.4         Company Stock Option Plans..................................    A-11
    Section 3.5         Certain Adjustments.........................................    A-11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................    A-11
    Section 4.1         Organization; Qualification.................................    A-11
    Section 4.2         Capitalization..............................................    A-11
    Section 4.3         Authorization, Validity of Agreement, Company Action........    A-12
    Section 4.4         Board Approvals Regarding Transactions......................    A-12
    Section 4.5         Vote Required...............................................    A-12
    Section 4.6         Consents and Approvals, No Violations.......................    A-12
    Section 4.7         Reports and Financial Statements............................    A-13
    Section 4.8         No Undisclosed Liabilities..................................    A-13
    Section 4.9         Litigation..................................................    A-13
    Section 4.10        Information Supplied........................................    A-14
    Section 4.11        Opinion of Financial Advisor................................    A-14
    Section 4.12        Insider Interests...........................................    A-14
    Section 4.13        Brokers or Finders..........................................    A-14

ARTICLE V REPRESENTATIONS AND WARRANTIES OF the Parent AND Merger Sub...............    A-15
    Section 5.1         Organization; Qualification.................................    A-15
    Section 5.2         Capitalization..............................................    A-15
    Section 5.3         Subsidiaries................................................    A-15
    Section 5.4         Authorization, Validity of Agreement, Necessary Action......    A-16
    Section 5.5         Warrant Shares..............................................    A-16
    Section 5.6         Consents and Approvals, No Violations.......................    A-16
    Section 5.7         Reports and Financial Statements............................    A-16
    Section 5.8         Information Supplied........................................    A-17
    Section 5.9         Sufficient Funds............................................    A-17
    Section 5.10        Share Ownership.............................................    A-17
    Section 5.11        Merger Sub's Operations.....................................    A-17
    Section 5.12        Brokers or Finders..........................................    A-17
    Section 5.13        Litigation..................................................    A-17

                                                                                        PAGE
                                                                                      --------
ARTICLE VI COVENANTS................................................................    A-18
    Section 6.1         Interim Operations of the Company...........................    A-18
    Section 6.2         Access......................................................    A-19
    Section 6.3         Reasonable Efforts..........................................    A-19
    Section 6.4         No Solicitation of Competing Transaction....................    A-20
    Section 6.5         Publicity 24................................................    A-21
    Section 6.6         Notification of Certain Matters.............................    A-22
    Section 6.7         Directors' and Officers' Insurance and Indemnification......    A-22
    Section 6.8         State Takeover Laws.........................................    A-22
    Section 6.9         Merger Sub Compliance.......................................    A-23
    Section 6.10        Preparation of Proxy Statement; The Special Meeting.........    A-23

ARTICLE VII CONDITIONS..............................................................    A-23
    Section 7.1         Conditions to Each Party's Obligation to Effect the
                        Merger......................................................    A-23
    Section 7.2         Company's Obligations to Effect the Merger..................    A-24
    Section 7.3         Conditions to the Parent's and Merger Sub's Obligations to
                        Effect the Merger...........................................    A-24

ARTICLE VIII TERMINATION............................................................    A-25
    Section 8.1         Termination.................................................    A-25
    Section 8.2         Effect of Termination.......................................    A-25

ARTICLE IX MISCELLANEOUS............................................................    A-26
    Section 9.1         Fees and Expenses...........................................    A-26
    Section 9.2         Amendment and Modification..................................    A-26
    Section 9.3         Nonsurvival of Representations and Warranties...............    A-26
    Section 9.4         Notices.....................................................    A-26
    Section 9.5         Counterparts................................................    A-27
    Section 9.6         Entire Agreement; No Third Party Beneficiaries..............    A-27
    Section 9.7         Severability................................................    A-27
    Section 9.8         Governing Law...............................................    A-27
    Section 9.9         Enforcement.................................................    A-27
    Section 9.10        Extension, Waiver...........................................    A-28
    Section 9.11        Assignment..................................................    A-28

Exhibit A--Form of Parent Warrant Agreement
Exhibit B--Terms of the Parent Warrants

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of March 20, 2000 (this "Agreement"), by and among Dura Pharmaceuticals, Inc., a Delaware corporation (the "Parent"), Starfish Acquisition Corp., Inc., a Delaware corporation and a wholly owned subsidiary of the Parent ("Merger Sub"), and Spiros Development Corporation
II, Inc., a Delaware corporation (the "Company"). Certain capitalized terms used without definition in this Agreement have the respective meanings ascribed to them in Article I.

    WHEREAS, the board of directors of each of the Parent, Merger Sub and the Company has approved, and deems it fair to, advisable and in the best interests of its respective stockholders to consummate the acquisition of the Company by the Parent upon the terms and subject to the conditions set forth herein; and

    WHEREAS, in furtherance of such acquisition, the board of directors of each of the Parent, Merger Sub and the Company has approved this Agreement and the Merger in accordance with the DGCL and upon the terms of and subject to the conditions in this Agreement; and

    WHEREAS, a committee of the board of directors of the Company comprised exclusively of directors not affiliated with the Parent or Merger Sub has determined that the terms and conditions set forth in this Agreement and the consideration paid to the holders of shares of Callable Common Stock, par value $0.001 per share, of the Company (other than the Parent and Merger Sub), are fair to such holders and recommended this Agreement as fair to, advisable and in the best interests of such stockholders; and

    WHEREAS, the board of directors of the Company has determined that the consideration to be paid for each Share (other than Shares owned by the Parent and Merger Sub) pursuant to this Agreement is fair to the holders of such Shares and has resolved to recommend that the holders of such Shares adopt this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I
                         DEFINITIONS AND INTERPRETATION

    Section 1.1 DEFINITIONS. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

    "Acquisition Proposal" shall mean any proposal or offer (a) to acquire
(i) all or a substantial part of the business or properties of such Person or any capital stock of such Person, whether by merger, tender offer, exchange offer, sale of assets, consolidation, other business combination, recapitalization, reorganization, liquidation, dissolution or other transactions involving such Person, any division or operating or principal business unit of such Person or (ii) ten percent or more of the capital stock or other equity interests in such Person or (b) of one or more transactions which could reasonably be expected, individually or in the aggregate, to frustrate, prevent or delay the Merger or any of the other Transactions.

    "Actions" means any action, suit, proceeding, arbitration, investigation, mediation or other dispute resolution forum before any Government Entity (including any court or administrative law judge), arbitrator, mediator or any other Person acting with the power of any of the foregoing.

    "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

    "Associate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

    "Balance Sheet" shall mean the most recent audited consolidated balance sheet of the Company included in the Company Financial Statements.

    "Balance Sheet Date" shall mean the date of the Balance Sheet.

    "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in The City of New York are permitted by law, rule or regulation to be closed.

    "Certificate of Merger" shall mean the certificate of merger to be filed with the Secretary of State of the State of Delaware pursuant to Section 2.3.

    "Closing" shall mean the closing referred to in Section 2.4.

    "Closing Date" shall mean the date and time at which the Closing occurs.

    "Company Agreement" shall mean any note, bond, mortgage, indenture, or material lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound.

    "Company Callable Common Stock" shall mean the Callable Common Stock, $0.001 par value per share, of the Company.

    "Company Financial Statements" shall mean each of the audited financial statements and unaudited condensed interim financial statements (including any related notes and schedules) included (or incorporated by reference) in the Company SEC Documents.

    "Company Material Adverse Effect" shall mean a material adverse effect on or development with respect to (a) the business, condition (financial or otherwise), assets or results of operations of the Company or (b) the ability of the Company to timely consummate any of the Transactions.

    "Company SEC Documents" shall mean each form, report, schedule, statement and other document required to be filed by the Company through the date of this Agreement under the Exchange Act or the Securities Act, including any amendment to such document through the date of this Agreement, whether or not such amendment is required to be so filed.

    "Company Special Common Stock" shall mean the Special Common Stock, par value $1.00 per share, of the Company.

    "Company Stock Option" shall mean an option to purchase Shares which has been granted by the Company and which is outstanding at the Effective Time.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "DGCL" shall mean the General Corporation Law of the State of Delaware.

    "Dissenting Shares" shall mean any Shares as to which the holder thereof has demanded appraisal with respect to the Merger in accordance with Section 262 of the DGCL and as of the Effective Time has neither effectively withdrawn nor lost the right to such appraisal.

    "Effective Time" shall mean the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    "Exchange Agent" shall mean the bank or trust company designated by the Parent to act as agent for the holders of the Shares pursuant to
Section 3.2(a).

    "GAAP" shall mean United States generally accepted accounting principles.

    "Governmental Entity" shall mean a federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency or any Person exercising the authority of any of the foregoing.

    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "IRS" shall mean the United States Internal Revenue Service or any successor agency performing similar functions under the Code.

    "Indemnified Party" shall mean each present and former officer and director of the Company and each Person who becomes one of the foregoing prior to the Effective Time.

    "Knowledge of the Special Committee" shall mean the actual knowledge of the members of the Special Committee without any obligation to conduct any investigation or inquiry.

    "Merger" shall mean the merger of Merger Sub into the Company referred to in
Section 2.4.

    "Merger Consideration" shall mean (a) an amount of cash equal to $13.25, which amount shall not include interest, regardless of when paid, and (b) the right to receive one Parent Warrant.

    "Merger Sub Common Stock" shall mean common stock, par value $0.001 per share, of Merger Sub.

    "NMS" shall mean the Nasdaq National Market of The Nasdaq Stock Market.

    "Parent Common Stock" shall mean shares of Common Stock, par value $0.001 per share, of the Parent.

    "Parent Convertible Notes" shall mean the 3 1/2% Convertible Subordinated Notes due July 15, 2002 issued by the Parent.

    "Parent Financial Statements" shall mean each of the audited consolidated financial statements and unaudited condensed consolidated interim financial statements (including any related notes and schedules) included (or incorporated by reference) in the Parent SEC Documents.

    "Parent Material Adverse Effect" shall mean a material adverse effect on or development with respect to (a) the business, condition (financial or otherwise), assets or results of operations of the Parent and its Subsidiaries, taken as a whole, or (b) the ability of the Parent and Merger Sub to timely consummate any of the Transactions.

    "Parent SEC Documents" shall mean each form, report, schedule, statement and other document required to be filed by the Parent through the date of this Agreement under the Exchange Act or the Securities Act, including any amendment to such document through the date of this Agreement, whether or not such amendment is required to be so filed.

    "Parent Warrant" shall mean a warrant to purchase a fraction of a share of Parent Common Stock issued pursuant to the Parent Warrant Agreement whose form and terms are set forth in Exhibit A and Exhibit B, respectively, attached hereto.

    "Parent Warrant Agreement" shall mean the warrant agreement, substantially in the form attached to this Agreement as Exhibit A, by and between the Parent and ChaseMellon Shareholder Services, L.L.C., as warrant agent.

    "Parent Warrant Value" shall mean the average of closing price of the Parent Warrants as reported on the NMS for the ten consecutive trading days following the date during which the Closing Date occurs; PROVIDED that in no event shall the Parent Warrant Value exceed $3.22.

    "Person" shall mean a natural Person, partnership (general or limited), corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

    "Registration Statement" shall mean the registration statement on Form S-4 to be filed by the Parent relating to the offer and sale of the Parent Warrants to be issued pursuant to this Agreement.

    "SEC" shall mean the United States Securities and Exchange Commission.

    "Schedule 13E-3" shall mean the transaction statement on Schedule 13E-3 to be filed by the Company, the Parent and Merger Sub with the SEC in connection with the Transactions.

    "Share(s)" shall mean outstanding share(s) of Company Callable Common Stock.

    "Special Committee" means the Special Committee of the board of directors of the Company formed on December 13, 1999.

    "Special Meeting" shall mean the special meeting of stockholders of the Company convened for the purpose of voting on the adoption of this Agreement.

    "Spread" shall mean, with respect to each Company Stock Option, the positive difference, if any, between (a) $13.25 plus the Parent Warrant Value and
(b) the exercise price per share of Company Callable Common Stock for such Company Stock Option.

    "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or
(b) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

    "Superior Proposal" shall mean an unsolicited Acquisition Proposal (but changing the ten percent amount in clause (a)(ii) of the definition of Acquisition Proposal to fifty percent) not resulting from, arising out of or otherwise by virtue of any breach of Section 6.4(a) which satisfies both subsection (x) and subsection (y) of Section 6.4(a).

    "Transactions" shall mean the transactions provided for or contemplated by this Agreement.

    "Voting Debt" shall mean indebtedness having general voting rights and debt convertible into securities having such rights.

    Section 1.2  INTERPRETATION.

    (a) When a reference is made in this Agreement to a Section or Article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

    (b) Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

    (c) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, appendix and schedules of this Agreement unless otherwise specified.

    (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include both genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

    (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

    (f) A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

    (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

    (h) No prior draft nor any course of performance or course of dealing shall be used in the interpretation or construction this Agreement.

    (i) The captions and headings of the Articles and Sections of this Agreement are for reference purposes only and shall not be used in the construction or interpretation of this Agreement.

                                   ARTICLE II
                                   THE MERGER

    Section 2.1 THE MERGER. Subject to the satisfaction or waiver of conditions in this Agreement, at the Effective Time, the Company and Merger Sub shall consummate a merger pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Pursuant to the Merger, (x) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation and (y) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, by such certificate of incorporation or by such by-laws. The Merger shall have the effects specified in the DGCL.

    Section 2.2 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of Merger Sub and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation. If, at the Effective Time, a vacancy shall exist on the board of directors of the Company or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

    Section 2.3 EFFECTIVE TIME. The Parent, Merger Sub and the Company will cause the Certificate of Merger to be executed and filed on the Closing Date (or on such other date as the Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date and at the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the parties and specified in the Certificate of Merger.

    Section 2.4 CLOSING. The closing of the Merger shall take place at 10:00 a.m., on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, the Closing shall occur on the third Business Day after satisfaction or waiver of all of the conditions set forth in Article VII, but in no event earlier than June 18, 2000, at the offices of Brobeck, Phleger & Harrison, LLP, 12390 El Camino Real, San Diego, California 92130.

    Section 2.5 SUBSEQUENT ACTIONS. If at any time after the Effective Time, the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                  ARTICLE III
                            CONVERSION OF SECURITIES

    Section 3.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders of any Shares or holders of Merger Sub Common Stock:

    (a) Merger Sub Common Stock. Each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

    (b) Cancellation of Treasury Stock and the Parent-Owned Stock.

        (i) Each Share owned by the Company as treasury stock or by any Company Subsidiary and each Share owned by the Parent, Merger Sub or any other wholly owned Subsidiary of the Parent (other than Shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        (ii) Each share of Company Special Common Stock owned by the Parent, the Company, Merger Sub or any other wholly owned Subsidiary of the Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

    (c) Conversion of Shares. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 3.1(b) and other than any Dissenting Shares) shall be converted into the right to receive Merger Consideration, payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share (each a "Certificate") in the manner provided in Section 3.2. From and after the Effective Time, all such converted Shares shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each holder of any such converted Shares shall cease to have any rights with respect to any Certificate except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such Certificate in accordance with Section 3.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

    Section 3.2  EXCHANGE OF CERTIFICATES.

    (a) The Parent shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger to receive in trust the funds and Parent Warrants to which holders of the Shares shall become entitled pursuant to Section 3.1(c). At the Effective Time, the Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of holders of Shares the aggregate Merger Consideration to which such holders shall be entitled at the Effective Time pursuant to

Section 3.1(c). Such funds shall be invested as directed by the Parent or the Surviving Corporation pending payment thereof by the Exchange Agent to holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Merger Sub or the Surviving Corporation, as applicable, and no part of such earnings shall accrue to the benefit of holders of Shares.

    (b) As soon as reasonably practicable after the Effective Time, the Parent shall cause the Exchange Agent to mail to each holder of record of one or more Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange and shall be in such form and have such other provisions not inconsistent with this Agreement as the Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for payment of Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly indorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

    (c) At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company.

    (d) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any portion of the aggregate Merger Consideration (including any earnings with respect thereto) which had been made available to the Exchange Agent and which has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Parent, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Section 3.3  DISSENTING SHARES.

    (a) Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive Merger Consideration, but the holder thereof shall be entitled to only such rights as are granted by the DGCL.

    (b) Notwithstanding the provisions of Section 3.3(a), if any holder of Shares who demands appraisal of Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) the right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 3.1(c), without interest, upon surrender of the Certificates representing such Shares pursuant to Section 3.2.

    (c) The Company shall give the Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served on the Company pursuant to the DGCL received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of the Parent, which consent shall not be unreasonably withheld, the Company shall not voluntarily make any payment, admissions or statements against interest with respect to any demands for appraisal, settle or offer to settle any such demands.

    Section 3.4  COMPANY STOCK OPTION PLANS.

    (a) Except as provided in Section 3.4(b), each Company Stock Option shall, at the Effective Time, be converted into the right to receive an amount in cash equal to the Spread, without interest. The Surviving Corporation shall, promptly after the Effective Time, mail a check to each registered holder of a Company Stock Option in an amount equal to the Spread.

    (b) Each Company Stock Option beneficially owned by any member of the Special Committee shall, at the Effective Time, be converted into the right to receive upon exercise, until the expiration of their term, the Merger Consideration that would be issuable with respect to the number of shares of Company Callable Common Stock for which such Company Stock Option may be exercised, with the other terms of such Company Stock Option remaining unchanged.

    (c) If and to the extent necessary or required by the terms of the plans governing Company Stock Options or pursuant to the terms of any Company Stock Option granted thereunder, each of the Parent and the Company shall obtain the consent of each holder of outstanding Company Stock Options to the foregoing treatment of such Company Options.

    Section 3.5 CERTAIN ADJUSTMENTS. If between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination, exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record dated within such period or any similar event shall have occurred, the number of shares of Parent Common Stock purchaseable and the exercise price payable under each Parent Warrant shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth in the Company Disclosure Letter, the Company represents and warrants to the Parent and Merger Sub as follows:

    Section 4.1 ORGANIZATION; QUALIFICATION. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required except for such failures to be so qualified or licensed and in good standing as could not, individually or in the aggregate, reasonably be expect to have a Company Material Adverse Effect.

    Section 4.2  CAPITALIZATION

    (a) The authorized capital stock of the Company consists of 6,500,000 shares of Company Callable Common Stock and 1,000 shares of Company Special Common Stock. As of the date of this Agreement, (i) 6,325,000 Shares are issued and outstanding, (ii) zero Shares are issued and held in the treasury of the Company, (iii) 1,000 shares of Company Special Common Stock are issued and outstanding and (iv) 948,750 Shares are reserved for issuance upon exercise of Company Options under the Company's 1997 Stock Option Plan. All the outstanding shares of the Company's capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, nonassessable and not issued in violation of any preemptive rights. Except as set forth above and except for the Transactions, (i) there are no shares of capital stock of the Company authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements, understandings or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares, equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and
(iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity or Person.

    (b) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company.

    (c) Following the Effective Time, no holder of Company Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of Company Options.

    Section 4.3 AUTHORIZATION, VALIDITY OF AGREEMENT, COMPANY ACTION. The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and the performance by the Company of its obligations under this Agreement and the consummation by it of the Transactions, have been duly authorized by the Company's board of directors and, except for obtaining the approval specified in Section 4.6 at the Special Meeting, no other corporate action on the part of the Company or its stockholders is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by each of the Parent and Merger Sub, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

    Section 4.4 BOARD APPROVALS REGARDING TRANSACTIONS. The Company's board of directors, at a meeting duly called and held, has (a) unanimously (with two directors abstaining) determined that the Agreement and the Merger are fair to, advisable and in the best interests of the Company and the stockholders of the Company (other than the Parent and Merger Sub) and (b) approved the Transactions and none of the aforesaid actions by the Company's board of directors has been amended, rescinded or modified. The action taken by the Company's board of directors constitutes approval of the Merger and the other Transactions by the Company's board of directors under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement or the Transactions. No other state takeover, antitakeover, moratorium, fair price, interested stockholder, business combination or similar statute or rule is applicable to the Merger or the other Transactions.

    Section 4.5 VOTE REQUIRED. The affirmative vote of (a) the Parent as the sole holder of shares of Company Special Common Stock and (b) the holders of at least fifty percent of the outstanding Shares are the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger or adopt this Agreement. No other vote of any class or series of the Company's capital stock is necessary to approve any of the Transactions.

    Section 4.6 CONSENTS AND APPROVALS, NO VIOLATIONS. To the knowledge of the Special Committee, except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or blue sky laws, and the filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the certificate of incorporation or the by-laws of the Company, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or loss of any rights) under, any of the terms, conditions or provisions of any Company Agreement or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, excluding from the foregoing clauses (b),
(c) and (d) such filings, permits, authorizations, consents, approvals, violations, breaches or defaults which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.7 of the Company Disclosure Letter, there are no third party non-governmental consents, notices or approvals related to the Company or any of its respective assets or properties required to be obtained prior to the consummation of any of the Transactions.

    Section 4.7  REPORTS AND FINANCIAL STATEMENTS

    (a) To the knowledge of the Special Committee, the Company has filed, with the SEC, the Company SEC Documents. To the knowledge of the Special Committee, as of their respective dates or, if amended, as of the date of the last such amendment filed prior to the date of this Agreement, the Company SEC Documents, including any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

    (b) To the knowledge of the Special Committee, each of the Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company. The Company Financial Statements complied, as of their respective dates, in all material respects with applicable accounting requirements and rules and regulations of the SEC. To the knowledge of the Special Committee, the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of condensed unaudited interim financial statements, to normal, recurring and immaterial year-end adjustments and the absence of certain notes) and fairly present, in all material respects,
(i) the financial position of the Company as of the dates thereof and (ii) the results of operations, changes in stockholders' equity and cash flows of the Company for the periods presented therein.

    Section 4.8 NO UNDISCLOSED LIABILITIES. To the knowledge of the Special Committee, except (a) as disclosed in the Financial Statements and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, the Company has no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.

    Section 4.9 LITIGATION. To the knowledge of the Special Committee, there is no action, suit, inquiry, proceeding or investigation by or before any Governmental Entity or threatened against or involving the Company, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company pursuant to this Agreement or in connection with the Transactions. To the knowledge of the Special Committee, there is no and the Company does not know or have any reason to know of any valid basis for any such action, proceeding or investigation. To the knowledge of the Special Committee, the Company is not in default under or in violation of, nor to the Company's knowledge is there any valid basis for any claim of default under or violation of, any Company Contract or commitment or restriction to which the Company is a party or by which it or any of its assets is bound. To the knowledge of the Special Committee, the Company is not subject to any judgment, order or decree which may have an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

    Section 4.10 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Special Committee for inclusion or incorporation by reference in (a) the Registration Statement at the time the Registration Statement is filed with the SEC, at any time it is amended or at the time it becomes effective under the Securities Act, contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading,
(b) the Schedule 13E-3 at the time the Schedule 13E-3 is filed with the SEC, at any time it is amended or at the date and time of commencement of the Special Meeting, contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (c) the Proxy Statement/Prospectus will, on the date it is first mailed to the Company's stockholders or at the time of the Special Meeting contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 and Proxy Statement/ Prospectus will in all material respects comply as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements or omissions made or incorporated by reference in the Registration Statement, the Schedule 13E-3 or the Proxy Statement/Prospectus based on information supplied by the Parent or the Company (excluding information provided by the Special Committee) for inclusion or incorporation by reference therein.

    Section 4.11 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of SG Cowen Securities Corporation (the "Financial Advisor"), dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to holders of Shares (other than the Parent and Merger Sub) and the copy of such opinion included in the Company Disclosure Letter is manually signed, accurate and complete. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement/Prospectus, so long as such inclusion is in form and substance reasonably satisfactory to the Financial Advisor and its counsel.

    Section 4.12 INSIDER INTERESTS. To the knowledge of the Special Committee, no officer or director of the Company has any material interest in any property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company.

    Section 4.13 BROKERS OR FINDERS. To the knowledge of the Special Committee, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the Transactions except for the Financial Advisor. True and correct copies of all agreements between the Company and the Financial Advisor including any fee arrangements, a copy of which has been made available to the Parent.

                                   ARTICLE V
          REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

    The Parent and Merger Sub represent and warrant to the Company that:

    Section 5.1  ORGANIZATION; QUALIFICATION.  Each of the Parent and Merger Sub
(a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has full corporate power and authority to carry on its business as now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

    Section 5.2  CAPITALIZATION.

    (a) The authorized capital stock of the Parent consists of 200,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of March 14, 2000, (i) 44,333,113 shares of Parent Common Stock are issued and outstanding, (ii) 2,402,500 shares of Parent Common Stock are issued and held in the treasury of the Parent, (iii) no shares of Parent Preferred Stock are issued and outstanding, (iv) 2,400,000 shares of Parent Preferred Stock have been designated as Series A Junior Participating Preferred Stock and are reserved for issuance under the Parent's Rights Agreement, dated as of May 21, 1998, by and between the Parent and ChaseMellon Shareholder Services, LLC., (v) 10,855,224 shares of Parent Common Stock are reserved for issuance upon exercise of existing options and warrants to purchase shares of Parent Common Stock and (vi) 5,677,891 shares of Parent Common Stock are reserved for issuance upon conversion of the Parent Convertible Notes. All the outstanding shares of the Parent's capital stock are, and all shares which may be issued pursuant to the exercise of outstanding options and warrants issued by the Parent and the Parent Convertible Notes will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, nonassessable and not issued in violation of any preemptive rights. Other than the Parent Convertible Notes, there is no Voting Debt of the Company issued and outstanding. Except as set forth above and except for the Transactions, as of the date of this Agreement, (i) there are no shares of capital stock of the Parent authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements, understandings or commitments of any character, relating to the issued or unissued capital stock of the Parent, obligating the Parent to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Parent or securities convertible into or exchangeable for such shares, equity interests or Voting Debt, or obligating the Parent to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and (iii) there are no outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any capital stock of the Parent or Affiliate of the Parent.

    (b) There are no voting trusts or other agreements or understandings to which the Parent is a party with respect to the voting of the capital stock of the Parent.

    Section 5.3 SUBSIDIARIES. The Parent SEC Documents include a list of all Subsidiaries of the Parent which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC). All of the outstanding shares of capital stock of, or other equity interests in, such Significant Subsidiaries of the Parent have been validly issued are fully paid and nonassessable and, except as set forth in the Parent SEC Documents, are owned, directly or indirectly, by the Parent free and clear of all liens, pledges, claims, encumbrances, security interests of any kind or nature whatsoever and free of any other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interest), other than restrictions on transfer arising under applicable securities laws.

    Section 5.4 AUTHORIZATION, VALIDITY OF AGREEMENT, NECESSARY ACTION. Each of the Parent and Merger Sub, as applicable, has full corporate power and authority to execute and deliver this Agreement, the Parent Warrant Agreement and the Parent Warrants, to perform its obligations under this Agreement, the Parent Warrant Agreement and the Parent Warrants and to consummate the Transactions. The execution, delivery by the Parent and Merger Sub, as applicable, and performance of its obligations under this Agreement, the Parent Warrant Agreement and the Parent Warrants and the consummation of the Transactions have been duly authorized by the boards of directors of each of the Parent and Merger Sub and by the Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of the Parent or Merger Sub is necessary to authorize the execution and delivery by the Parent and Merger Sub of this Agreement, the Parent Warrant Agreement and the Parent Warrants or the consummation of the Transactions. This Agreement has been duly executed and delivered by the Parent and Merger Sub, as applicable, and, assuming due and valid authorization, execution and delivery by each of the other parties thereto, is a valid and binding obligation of each of the Parent and Merger Sub, enforceable against each of them in accordance with its terms.

    Section 5.5 WARRANT SHARES. The Parent has taken all necessary corporate action to reserve for issuance the number of shares of Parent Common Stock issuable under the Parent Warrants. The shares of Parent Common Stock to be issued under the Parent Warrants have been duly authorized and when issued in accordance with the terms of the Parent Warrant Agreement will be validly issued, fully paid, nonassessable and not issued in violation of any preemptive rights.

    Section 5.6 CONSENTS AND APPROVALS, NO VIOLATIONS. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act, state securities or blue sky laws and the DGCL, none of the execution, delivery of this Agreement, the Parent Warrant Agreement or the Parent Warrants or performance of obligations hereunder or thereunder by the Parent or Merger Sub, the consummation by the Parent or Merger Sub of the Transactions or compliance by the Parent or Merger Sub with any of the provisions of this Agreement, the Parent Warrant Agreement or the Parent Warrants will
(a) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of the Parent or Merger Sub;
(b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity; (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Parent Agreement; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (b), (c) and (d) such violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

    Section 5.7  REPORTS AND FINANCIAL STATEMENTS

    (a) The Parent has filed with the SEC the Parent SEC Documents. As of their respective dates or, if amended, as of the date of the last such amendment filed prior to the date of this Agreement, the Parent SEC Documents, including any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and
(b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

    (b) Each of the Parent Financial Statements have been prepared from, and are in accordance with, the books and records of the Parent. The Parent Financial Statements complied, as of their respective dates, in all material respects with applicable accounting requirements and rules and regulations of the SEC. The Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis

(except as may be indicated in the notes thereto and subject, in the case of unaudited, condensed consolidated interim financial statements, to normal, recurring and immaterial year-end adjustments and the absence of certain notes) and fairly present, in all material respects, (i) the consolidated financial position of the Parent as of the dates thereof and (ii) the consolidated results of operations, consolidated changes in stockholders' equity and consolidated cash flows of the Parent and its consolidated Subsidiaries for the periods presented therein.

    (c) Except as disclosed in the Parent SEC Documents, the Parent and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Parent and its Subsidiaries prepared in conformity with GAAP, other than (i) liabilities incurred in the ordinary course of business, (ii) liabilities incurred in connection with the Transactions, (iii) liabilities for Taxes or
(iv) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

    Section 5.8 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Parent, Merger Sub or the Company (excluding information provided by the Special Committee) for inclusion or incorporation by reference in (a) the Registration Statement at the time the Registration Statement is filed with the SEC, at any time it is amended or at the time it becomes effective under the Securities Act, contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading,
(b) the Schedule 13E-3 at the time the Schedule 13E-3 is filed with the SEC, at any time it is amended or at the date and time of commencement of the Special Meeting, contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (c) the Proxy Statement/Prospectus, the Schedule 13E-3 and the Registration Statement, on the date it is first mailed to the Company's stockholders or at the time of the Special Meeting, contains or will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus, the Schedule 13E-3 and the Registration Statement will in all material respects comply as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Parent or Merger Sub with respect to statements or omissions made or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus based on information supplied by the Special Committee for inclusion or incorporation by reference therein.

    Section 5.9 SUFFICIENT FUNDS. Either the Parent or Merger Sub has available sufficient funds to pay the cash portion of the Merger Consideration and to pay all fees and expenses of the Parent and Merger Sub related to the Transactions.

    Section 5.10 SHARE OWNERSHIP. None of the Parent or Merger Sub beneficially owns any Shares.

    Section 5.11 MERGER SUB'S OPERATIONS. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

    Section 5.12 BROKERS OR FINDERS. Neither the Parent nor any of its Subsidiaries or their respective Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any brokers' or finders' fee or any other commission or similar fee in connection with any of the Transactions, except Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees and expenses will be paid by the Parent in accordance with the Parent's agreement with such firm.

    Section 5.13 LITIGATION. As of the date of this Agreement, there are no Actions pending or, to the knowledge of the Parent, threatened, against or affecting the Parent or any of its Subsidiaries or any property or asset of the Parent or any of its Subsidiaries which, individually or in the aggregate, if adversely determined, would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, there are no judgments, decrees, injunctions, rules or orders of any Governmental Authority or arbitrator outstanding against the Parent or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

                                   ARTICLE VI
                                   COVENANTS

    Section 6.1 INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that prior to the Effective Time, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 6.1 of the Company Disclosure Letter or (iii) as agreed in writing by the Parent after the date hereof or
(iv) for any actions taken by the Company without the approval of the Special Committee or the Company's Board of Directors:

    (a) the Company shall not take any actions that would cause it not to conduct its business in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, and the Company shall preserve its business organization intact and keep available the services of its current officers and employees and maintain its existing business relationships;

    (b) the Company shall not: (i) amend its certificate of incorporation or by-laws or similar organizational documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock other than Shares reserved for issuance on the date of this Agreement pursuant to the exercise of Company Options outstanding on the date of this Agreement, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, (iv) split, combine or reclassify any shares of any class or series of its stock or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

    (c) the Company shall not: (i) incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice or (ii) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

    (d) the Company shall not: (i) incur or assume any debt or obligations under capital leases; (ii) modify the terms of any liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except as described in Section 6.1(d) of the Company Disclosure Letter as being in the ordinary course of business and consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other Person; or (v) enter into any material commitment or transaction (including any capital expenditure or purchase, sale or lease of assets or real estate);

    (e) the Company shall not transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice; or

    (f) the Company shall not make or offer to make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in wages to employees who are not officers or directors or Affiliates in the ordinary course of business and consistent with past practice) or to Persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

    (g) the Company shall not permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to and the prior written consent of the Parent;

    (h) the Company shall not enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business and consistent with prior practices;

    (i) the Company shall not pay, purchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Company Financial Statements;

    (j) the Company shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

    (k) the Company shall not: (i) change any of the accounting methods used by it unless required by GAAP or (ii) make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by GAAP or change in the Code or the regulations under the Code, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

    (l) the Company shall not take, or agree to commit to take, any action that could or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied, or would make any representation or warranty of the Company contained in this Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time, or that could be reasonably be expected to materially impair the ability of the Company, the Parent, Merger Sub or the holders of Shares to consummate the Merger in accordance with the terms hereof or materially delay such consummation; and

    (m) the Company shall not enter into any agreement, contract, commitment, understanding or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    Section 6.2 ACCESS. The Company shall (and shall cause each Company Subsidiary to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of the Parent, full access during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as the Parent may reasonably request. After the Appointment Date, the Company shall provide the Parent and such Persons as the Parent shall designate with all such information, at anytime as the Parent shall reasonably request.

    Section 6.3  REASONABLE EFFORTS.

    (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Parent, Merger Sub and the Company agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Merger and make effective the Merger and the other Transactions as promptly as practicable but in no event earlier than June 18, 2000, including, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, and
(ii) the satisfaction of the other parties' conditions to Closing. In addition, no party hereto shall take any action after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing. Notwithstanding the foregoing, or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act, the Company shall not be entitled to divest or hold separate or otherwise take or commit to take any action that limits the Parent's or Merger Sub's freedom of action with respect of, or their ability to retain, the Company or any material portions thereof or any of the businesses, product lines, properties or assets of the Company, without the Parent's prior written consent (which may be withheld in the Parent's sole and absolute discretion).

    (b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement, the Merger and the other Transactions. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, the Company shall use best efforts to effect such transfers, amendments or modifications.

    (c) The Company and the Parent shall file as soon as practicable notifications under the HSR Act and respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any state Attorney General or other Governmental Entity in connection with antitrust matters. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Company and the Parent shall each request early termination of the HSR Act waiting period.

    (d) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require the Parent or Merger Sub to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of any of the Transactions.

    Section 6.4  NO SOLICITATION OF COMPETING TRANSACTION.

    (a) Neither the Company nor any Affiliate of the Company shall (and the Company shall cause the officers, directors, employees, representatives and agents of the Company and each Affiliate of the Company, including investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate or resume (including by way of furnishing or disclosing non-public information) or take any action designed to facilitate any discussions, inquiries, negotiations or the making of any proposals with respect to or concerning any Acquisition Proposal. Nothing contained in this
Section 6.4 or any other provision of this Agreement shall prohibit the Company or the Company's board of directors from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party not solicited, encouraged, discussed, continued or failed to be ceased or terminated in contravention of this Agreement pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the board of directors of the Company, pursuant to advice from outside counsel, is reasonably expected to be required under applicable law, PROVIDED that the Company may not, except as permitted by

Section 6.4(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the Closing, the Company may furnish information concerning its business, properties or assets to any corporation, partnership, Person or other entity or group pursuant to appropriate confidentiality agreements (which shall permit the disclosure contemplated by this Section 6.4(a)), and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if:

        (x) such entity or group has, on an unsolicited basis, submitted a bona fide written proposal to the board of directors of the Company relating to any such transaction which the board determines in good faith, consistent with advice of an independent investment banker, (i) is reasonably capable of being and likely to be funded on the disclosed terms and (ii) is reasonably likely to be consummated in accordance with its terms; and

        (y) in the opinion of the Special Committee such action is reasonably expected to be required in order to discharge the board of directors of the Company's fiduciary duties to the Company's stockholders under applicable law, determined only after the Special Committee concludes in good faith that the Acquisition Proposal could reasonably be expected to constitute a proposal that is superior, from a financial point of view, to the Merger.

The Company will promptly notify the Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company or any of its representatives, and the Company will promptly communicate to the Parent the terms of any proposal, discussion, negotiation or inquiry which it or any of its representatives may receive (and will promptly provide to the Parent copies of any written materials received by the Company or its representatives in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to the Parent any non-public information concerning the Company provided to any other party which was not previously provided to the Parent.

    (b) Except as set forth below in this Section 6.4(b), neither the Company's board of directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, or take any action in furtherance of the withdrawal or modification, in a manner adverse to the Parent or Merger Sub, the approval or recommendation by such board of directors or any such committee of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend or take any action in furtherance of approval of recommendation of, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the date of the Special Meeting, the Company's board of directors may withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the third Business Day following the Parent's receipt of written notice from the Company advising the Parent that the board of directors of the Company has received a Superior Proposal which it intends to accept, specifying the terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal, but only if the Company shall, upon the request of Parent, have caused its financial and legal advisors to negotiate in good faith with the Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms. Nothing in this Agreement shall permit the Company to enter into any agreement, arrangement or understanding with any third party providing for the payment of fees or reimbursement of expenses in the event the Parent makes a proposal in response to such Superior Proposal.

    Section 6.5 PUBLICITY. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to the Parent and the Company. Thereafter, until the

Appointment Date, or the date this Agreement is terminated pursuant to
Article VIII (whichever occurs first), neither the Company, the Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions without prior consultation with the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

    Section 6.6 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt written notice to the Parent, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which caused or would reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, PROVIDED, HOWEVER, that the delivery of any notice pursuant to this
Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the Parent.

    Section 6.7  DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION.

    (a) The Parent shall, and shall cause the Surviving Corporation (or any successor to the Surviving Corporation) to indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, costs, fees and expenses, including fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (PROVIDED that any such settlement is effected with the written consent of the Parent or the Surviving Corporation) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permitted under applicable Delaware law, the terms of the Company's certificate of incorporation or the by-laws, as in effect at the date hereof, PROVIDED that, in the event any claim, demand or claims are asserted or made, all rights to indemnification in respect of any such demand, claim or claims shall continue until disposition of any and all such claims.

    (b) The Parent shall, and shall cause the Surviving Corporation to maintain in effect the Company's existing officers' and directors' liability insurance for a period of not less than six years after the Effective Date covering those persons who are currently covered by the Company's officers' and directors' insurance, PROVIDED, that the Parent may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers.

    (c) The certificate of incorporation and the bylaws of the Surviving Corporation shall contain provisions with respect to indemnification identical to those contained in the certificate of incorporation and bylaws of the Company, each as in effect on the date of this Agreement. The Parent and the Surviving Corporation shall not take any action to amend, repeal, supplement or modify such provisions in a manner adverse to any Indemnified Party.

    (d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.7, proper provision shall be made so that the successors and assigns of Parent or Surviving Corporation assume the obligations set forth in this Section 6.7, and none of the actions described in clause (i) or (ii) shall be taken until such provision is made.

    (e) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

    Section 6.8 STATE TAKEOVER LAWS. Notwithstanding any other provision in this Agreement, in no event shall the approval of the Transactions under
Section 203 of the DGCL be withdrawn, revoked or modified by the board of directors of the Company. If any state takeover statute other than Section 203 of the DGCL becomes or is deemed to become applicable to the Agreement, the Merger or the other Transactions, the Company shall take all action necessary to render such statute inapplicable to all of the foregoing.

    Section 6.9 MERGER SUB COMPLIANCE. The Parent shall cause Merger Sub to, and unconditionally guarantees that the Merger Sub will, comply with all of its obligations under or related to this Agreement.

    Section 6.10  PREPARATION OF PROXY STATEMENT; THE SPECIAL MEETING

    (a) As promptly as reasonably practicable following the date hereof, the Company and the Parent shall cooperate in preparing and the Parent shall cause to be filed with the SEC a mutually acceptable form of the Registration Statement and the Schedule 13E-3. The Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Registration Statement. Each of the Company and the Parent shall use commercially reasonable efforts to have the Proxy Statement/Prospectus and the Schedule 13E-3 cleared by the SEC and the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Transactions. The Company and the Parent shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Proxy Statement/Prospectus, the Schedule 13E-3 or the Registration Statement received from the SEC. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus, the Schedule 13E-3 and the Registration Statement prior to filing with the SEC, and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus, the Schedule 13E-3 or the Registration Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; PROVIDED that with respect to documents filed by a party which are incorporated by reference in the Registration Statement, the Schedule 13E-3 or Proxy Statement/Prospectus, the right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. The Parent shall also take any action (other than qualifying to do business in any jurisdiction or delivering a general consent to service of process) in which it is not now so qualified required to be taken under any applicable state securities laws in connection with the Merger and the Company shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Warrants issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of or supplement to the Proxy Statement/Prospectus, the
Schedule 13E-3 or the Registration Statement.

    (b) The Company shall duly take all lawful action to call, give notice of, and convene the Special Meeting for the purpose of adopting this Agreement and shall take all lawful action to solicit the adoption of this Agreement, and the board of directors of the Company shall recommend adoption of this Agreement by the stockholders of the Company to the effect as set forth in Section 4.5., and shall not (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the Parent such recommendation or (y) take any action or make any statement in connection with the Special Meeting inconsistent with such recommendation; PROVIDED, HOWEVER, that the board of directors of the Company may make a change in such recommendation pursuant to Section 6.4 hereof. Notwithstanding any change in Company's recommendation of adoption of this Agreement, this Agreement shall be submitted to the stockholders of the Company at the Special Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation.

                                  ARTICLE VII
                                   CONDITIONS

    Section 7.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company, the Parent or Merger Sub, as the case may be, to the extent permitted by applicable law:

    (a) STOCKHOLDER APPROVAL. This Agreement shall have been adopted by the requisite vote of the holders of the Shares and the Special Common Stock in order to consummate the Merger.

    (b) STATUTES; COURT ORDERS. No statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger.

    (c) HSR APPROVAL. The applicable waiting period under the HSR Act shall have expired or been terminated.

    (d) REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

    Section 7.2 COMPANY'S OBLIGATIONS TO EFFECT THE MERGER. The obligations of the Company to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable law.

    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date), and the Company shall have received a certificate of a senior executive officer and a senior financial officer of the Parent to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF THE PARENT. The Parent and Merger Sub shall each have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date in all material respects and the Company shall have received a certificate of a senior executive officer and a senior financial officer of the Parent to such effect.

    (c) LISTING OF WARRANTS AND WARRANT SHARES. The Warrants and the Warrant Shares shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

    (d) NO ACQUISITION PROPOSALS. There shall not have been publicly announced any Acquisition Proposal with respect to the Parent.

    Section 7.3 CONDITIONS TO THE PARENT'S AND MERGER SUB'S OBLIGATIONS TO EFFECT THE MERGER. The obligations of the Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Parent and Merger Sub, to the extent permitted by applicable law.

    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct all material respects as of such other date), and the Parent shall have received a certificate of a senior executive officer and a senior financial officer of the Company to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date in all material respects, and the Parent shall have received a certificate of a senior executive officer and a senior financial officer of the Company to such effect.

                                  ARTICLE VIII
                                  TERMINATION

    Section 8.1 TERMINATION. The Transactions may be terminated or abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

    (a) By the mutual written consent of the Parent and the Company.

    (b) By either of the Company or the Parent:

        (i) if the Effective Time shall not have occurred on or before 5:00 p.m. Pacific Daylight Savings Time on September 30, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement under this
    Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Effective Time to occur on or prior to such date; or

        (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

    (c) By the Company:

        (i) in connection with entering into a definitive agreement as permitted by Section 6.4(b);

        (ii) if the Parent or Merger Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty days after the giving of written notice by the Company to the Parent or Merger Sub, as applicable.

    (d) By the Parent (on behalf of itself and Merger Sub):

        (i) if the Company's board of directors shall have withdrawn, modified or changed in a manner adverse to the Parent or Merger Sub its approval or recommendation of this Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a Person or entity (other than the Parent, Merger Sub or their Affiliates); or

        (ii) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement which breach cannot be or has not been cured within thirty days after the giving of written notice by the Parent to the Company.

    Section 8.2 EFFECT OF TERMINATION. In the event of the termination or abandonment of the Transactions by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of the Transactions is made, and there shall be no liability on the part of the Parent or the Company except (a) for fraud or for willful material breach of this Agreement prior to such termination or abandonment of the Transactions and (b) as set forth in Section 9.1.

                                   ARTICLE IX
                                 MISCELLANEOUS

    Section 9.1 FEES AND EXPENSES. Except as specifically provided to the contrary in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses.

    Section 9.2 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors at any time prior to the Closing Date with respect to any of the terms contained herein; PROVIDED, HOWEVER, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration.

    Section 9.3 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. The foregoing sentence shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    Section 9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered Personally, telecopied (which is confirmed) or sent by an internationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to the Parent or Merger Sub, to:

       Dura Pharmaceuticals, Inc.
       7475 Lusk Boulevard
       San Diego, California 92121
       Attention: Office of the General Counsel
       Telephone No.: (858) 457-2553
       Telecopy No.: (858) 657-0981

       with a copy (which shall not constitute notice) to:

       Brobeck, Phleger & Harrison LLP
       550 South Hope Street
       Los Angeles, California 90071
       Attention: Richard S. Chernicoff
       Telephone No.: (213) 489-4060
       Telecopy No.: (213) 239-1324

and

       if to the Company, to:
       Spiros Development Corporation II, Inc.
       7475 Lusk Boulevard
       San Diego, California 92121
       Attention: William H. Rastetter, Chairman of the Special Committee Telephone No.: (858) 431-8637
       Telecopy No.: (858) 431-8770
and

       Erle T. Mast, Vice President, Chief Financial Officer
       Telephone No.: (858) 784-6402
       Telecopy No.: (858) 657-0981

       with a copy (which shall not constitute notice) to:
       Skadden, Arps, Slate, Meagher & Flom LLP
       300 South Grand Avenue
       Los Angeles, California 90071
       Attention: Joseph J. Giunta
       Telephone No.: (213) 687-5000
       Telecopy No.: (213) 687-5600

    Section 9.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

    Section 9.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein and therein):
(a) constitute the entire agreement and supersede all prior agreements, negotiations, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in Section 6.7 are not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

    Section 9.7 SEVERABILITY. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

    Section 9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

    Section 9.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such Personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a Federal court sitting in the State of

Delaware or a Delaware state court and (d) irrevocably waives any right it may have in any such proceeding to a trial by jury.

    Section 9.10 EXTENSION, WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or
(c) subject to the proviso of Section 8.2, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

    Section 9.11 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written content of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to the Parent or to any direct or indirect wholly owned Subsidiary of the Parent and such assignment shall not relieve Merger Sub of any obligation under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    IN WITNESS WHEREOF, the Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                               DURA PHARMACEUTICALS, INC.

                                               By:  /s/ MICHAEL T. BORER
                                                    ------------------------------------------------
                                                    Name: Michael T. Borer
                                                    Title: Senior Vice President and Chief Financial
                                                    Officer

                                               STARFISH ACQUISITION CORP., INC.

                                               By:  /s/ MICHAEL T. BORER
                                                    ------------------------------------------------
                                                    Name: Michael T. Borer
                                                    Title: Chief Financial Officer and Treasurer

                                               SPIROS DEVELOPMENT CORPORATION II, INC.

                                               By:  /s/ DAVID S. KABAKOFF
                                                    ------------------------------------------------
                                                    Name: David S. Kabakoff
                                                    Title: CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE
                                                    OFFICER

                                                                       EXHIBIT A
                                                                      TO ANNEX A

                               WARRANT AGREEMENT

                                 BY AND BETWEEN

                           DURA PHARMACEUTICALS, INC.

                                      AND

                   CHASE MELLON SHAREHOLDER SERVICES, L.L.C.

                                  DATED AS OF

                                           , 2000

                               WARRANT AGREEMENT

    WARRANT AGREEMENT, dated as of _______, 2000, by and between Dura Pharmaceuticals, Inc., a Delaware corporation ("Dura"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as warrant agent (the "Warrant Agent"), in favor of each person who acquires from time to time warrants (the "Warrants") to purchase shares of Dura's Common Stock, $.001 par value per share (the "Warrant Shares").

    Section 1. APPOINTMENT OF WARRANT AGENT. Dura hereby appoints the Warrant Agent to act as agent for Dura in accordance with the instructions set forth herein, and the Warrant Agent hereby accepts such appointment, upon the terms and conditions hereinafter set forth.

    Section 2. CERTAIN DEFINITIONS. As used herein, the following terms shall have the following meanings:

    "CLOSING PRICE" means the closing price per share of Common Stock on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or traded on any such exchange, on the Nasdaq National Market or if not listed or traded on any such exchange or the Nasdaq National Market, the average of the last bid and asked prices per share on the Nasdaq over-the-counter system or, if such quotations are not available, the fair market value as reasonably determined by the board of directors of Dura or any committee of such board.

    "COMMISSION" means the Securities and Exchange Commission or any successor governmental organization or entity responsible for administration of the Securities Act.

    "COMMON STOCK" means (i) the class of stock designated as the Common Stock, $.001 par value per share, of Dura, on the date hereof or (ii) any other class of stock resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. Unless the context requires otherwise, all references to Common Stock and Warrant Shares in this Agreement and in the Warrant Certificates shall, in the event of an adjustment pursuant to
Section 12 hereof, be deemed to refer also to any other securities or property then issuable upon exercise of the Warrants as a result of such adjustment.

    "ELIGIBLE INSTITUTION" shall have the meaning set forth in Section 8(b) hereof.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "EXERCISE PRICE" shall have the meaning set forth in Section 5(b) hereof.

    "EXERCISE PERIOD" means the period during which the Warrants may be exercised as set forth in Section 5(a) hereof.

    "EXPIRATION DATE" shall have the meaning set forth in Section 5(a) hereof.

    "HOLDERS" shall have the meaning set forth in Section 4(b) hereof.

    "NASD" means the National Association of Securities Dealers, Inc.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "WARRANT CERTIFICATE" shall have the meaning set forth in Section 3(a) hereof.

    "WARRANT REGISTER" means the books and records kept by the Warrant Agent for the registration, and the registration of transfer, of the Warrant Certificates in which shall be registered the names and addresses of Holders of Warrants evidenced by Warrant Certificates in registered form and the certificate numbers and denominations of such Warrant Certificates.

    Section 3.  FORM OF WARRANT CERTIFICATE.

        (a) The certificates evidencing the Warrants (the "Warrant Certificates"), and the forms of election to purchase Warrant Shares and of assignment to be printed on the reverse thereof, shall be substantially in the form set forth in Exhibit A hereto and may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed or engraved thereon as Dura reasonably deems appropriate, which do not affect the duties or responsibilities of the Warrant Agent, and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law, any rule or regulation related thereto, or with any rule or regulation of the NASD, the Nasdaq National Market or any securities exchange on which the Warrants may from time to time be listed.

        (b) Each Warrant shall entitle the Holder thereof to purchase ________ of a Warrant Share upon the exercise thereof at the applicable Exercise Price, subject to adjustment as provided in Section 12 hereof, during the Exercise Period; PROVIDED, HOWEVER, that the Warrants are exercisable only for whole shares; cash will be paid in lieu of fractional shares in accordance with Section 5(e) hereof. Each Warrant Certificate shall be executed on behalf of Dura by the manual or facsimile signature of the present or any future President or any officer of Dura, under its corporate seal, affixed or in facsimile, attested by the manual or facsimile signature of the present or any future Secretary or Assistant Secretary of Dura. Warrants shall be dated as of the date of their initial issue.

    Section 4.  REGISTRATION AND COUNTERSIGNATURE.

        (a) The Warrant Agent shall maintain the Warrant Register. The Warrant Certificates shall be countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Certificates shall be so countersigned, however, by the Warrant Agent and shall be delivered by the Warrant Agent, notwithstanding whether the persons whose manual or facsimile signatures appear thereon as proper officers of Dura shall have ceased to be such officers at the time of such countersignature or delivery.

        (b) Prior to due presentment for registration or transfer of the Warrant Certificates, Dura and the Warrant Agent shall deem and treat the registered holder (a "Holder") thereof as the absolute owner of the Warrant Certificates (notwithstanding any notation of ownership or other writing made thereon by anyone other than Dura or the Warrant Agent), for the purpose of any exercise thereof and for all other purposes, and neither Dura nor the Warrant Agent shall be affected by any notice to the contrary.

    Section 5.  DURATION AND EXERCISE OF WARRANTS.

        (a) Warrants may be exercised at any time or from time to time on or after the date hereof and will expire at 5:00 p.m., New York City time, on ________, 2005, (the "Expiration Date"). Upon the Expiration Date, all rights evidenced by the Warrants shall cease and the Warrants shall become void.

        (b) Subject to the provisions of this Agreement, the Holder of each Warrant shall have the right to purchase from Dura (and Dura shall issue and sell to such Holder) the number of fully paid and nonassessable Warrant Shares set forth on such Holder's Warrant Certificate (or such number of Warrant Shares as may result from adjustments made from time to time as provided in this Agreement) at the price of $________ per Warrant Share in lawful money of the United States of America (such exercise price per Warrant Share, as adjusted from time to time as provided herein, being referred to herein as the "Exercise Price"), upon (i) surrender of the Warrant Certificates to Dura at the office of the Warrant Agent designated by the Warrant Agent for such purpose with the exercise form on the reverse thereof duly and properly completed and signed by the Holder or Holders thereof or by a duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by an Eligible Institution (as defined in Section 8(b) hereof) if such guarantee is required by the terms of the Warrant Certificate, and (ii) payment, in lawful money of the

    United States of America, of the Exercise Price for the Warrant Share or Warrant Shares in respect of which such Warrant is then exercised. The Exercise Price payable upon exercise of any Warrant may be paid only by certified or, at the option of the Holder, official bank check payable to the order of Dura. Upon surrender of the Warrant Certificate, and payment of the Exercise Price, Dura shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder of such Warrant and in such name or names as such Holder may designate, a certificate or certificates for the number of Warrant Shares so purchased upon the exercise of such Warrants, together with cash or check, at Dura's option, in respect of any fraction of a Warrant Share issuable upon such surrender pursuant to Section 5(e) hereof. The Warrant Agent shall deliver on a weekly basis all funds received upon exercise of the Warrants to Dura, 7475 Lusk Boulevard, San Diego, California 92121, Attention: Senior Vice President and Chief Financial Officer.

        (c) Each person in whose name any certificate for Warrant Shares is issued upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record of the Warrant Shares represented thereby, and such certificate shall be dated the date upon which the Warrant Certificate evidencing such Warrants was duly surrendered and payment of the Exercise Price (and any applicable taxes pursuant to Section 9 hereof) was made; PROVIDED, HOWEVER, that if the date of such surrender and payment is a date upon which the Common Stock transfer books of Dura are closed, such person shall be deemed to have become the record holder of such Warrant Shares on, and such certificate shall be dated, the next succeeding business day on which the Common Stock transfer books of Dura are open.

        (d) In the event that, during the Exercise Period, fewer than all of the Warrants represented by a Warrant Certificate are exercised, a new Warrant Certificate, duly executed by Dura, will be issued for the remaining number of Warrants exercisable pursuant to the Warrant Certificate so surrendered, and the Warrant Agent shall countersign and deliver such new Warrant Certificate to the Holder of such unexercised Warrants pursuant to the provisions of this Section 5 and of Section 4 hereof.

        (e) No fractional shares of Common Stock or scrip shall be issued to any Holder in connection with the exercise of a Warrant. Instead of any fractional shares of Common Stock that would otherwise be issuable to such Holder, Dura shall pay to such Holder a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then current Closing Price on the date of exercise per share of Common Stock.

        (f) The number of Warrant Shares to be received upon the exercise of a Warrant and the price to be paid for a Warrant Share are subject to adjustment from time to time as hereinafter set forth.

        (g) Warrants not exercised on or prior to the Expiration Date shall become void and all rights in respect thereof shall cease as of such time.

    Section 6. RESERVATION OF WARRANT SHARES; STOCK CERTIFICATES. Dura shall at all times reserve, for issuance and delivery upon exercise of the Warrants, such number of Warrant Shares or other shares of capital stock of Dura as may be issuable from time to time upon exercise of the Warrants. All such shares shall be duly authorized and, when issued upon such exercise and receipt by Dura of payment in full of the Exercise Price, shall be validly issued, fully paid and nonassessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights. The Warrant Agent is hereby irrevocably authorized to requisition, from time to time from the transfer agent for the Common Stock, stock certificates issuable upon exercise of outstanding Warrants. Dura will supply such transfer agent with duly executed stock certificates for such purpose. All Warrant Certificates surrendered upon exercise shall be cancelled by the Warrant Agent and shall thereafter be delivered to Dura or otherwise disposed of in a manner satisfactory to Dura. Unless all Warrants shall have been exercised prior to 5:00 p.m., New York City time, on the Expiration Date, the Warrant Agent shall certify to Dura, as of the close of business on the Expiration Date, the total aggregate number of Warrants then outstanding, and thereafter no shares of Common Stock shall be subject to reservation in respect of such Warrants. Dura shall keep a copy of this Agreement on file with its transfer agent and with every transfer agent for any shares of Common Stock.

    Section 7.  TRANSFER AND REGISTRATION OF THE WARRANTS AND WARRANT SHARES.

        (a) The Warrants and the Warrant Shares, and any interest in either, may be sold, assigned, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, only in accordance with
    Section 8 hereof and in compliance with applicable United States federal and state securities laws and the terms and conditions hereof.

        (b) The Warrants and the Warrant Shares have been registered under the Securities Act pursuant to a registration statement on Form S-4 (File
    No. 333-_______) declared effective under the Securities Act (the "Registration Statement"). Dura covenants and agrees:

           (i) it will prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective through the termination of the Exercise Period or until such earlier time as no Warrants remain outstanding;

           (ii) as expeditiously as possible, to register or qualify the Warrants and the Warrant Shares under the securities or "Blue Sky" laws of each jurisdiction in which such registration or qualification is necessary; and

           (iii)  to pay all expenses incurred by Dura in complying with this
       Section 7(b), including, without limitation (A) all registration and filing fees, (B) all printing expenses, (C) all fees and disbursements of counsel and independent public accountants for Dura, (D) all NASD and "Blue Sky" fees and expenses (including fees and expenses of counsel in connection with any "Blue Sky" surveys) and (E) the entire expense of any special audits incident to or required in connection with any such registration.

    Section 8.  EXCHANGE, TRANSFER OR ASSIGNMENT OF WARRANTS.

        (a) Warrants may be exchanged, at the option of the Holder thereof, upon presentation and surrender to the Warrant Agent of the Warrant Certificate evidencing such Warrants, for other Warrant Certificates of different denominations, entitling the Holder or Holders thereof to purchase in the aggregate the same number of Warrant Shares as did such surrendered Warrant Certificate. Subject to the preceding sentence, a Warrant Certificate may be divided or combined with other Warrant Certificates that carry the same rights upon presentation thereof at the office of the Warrant Agent, together with written notice signed by the Holder or Holders thereof specifying the names and denominations in which new Warrant Certificates are to be issued.

        (b) Warrants may be assigned or transferred, at the option of the Holder thereof, upon surrender of the Warrant Certificates evidencing such Warrants to the Warrant Agent, accompanied (if so required by Dura) by a written instrument or instruments of transfer in form satisfactory to Dura and the Warrant Agent, duly executed by such Holder or by a duly authorized representative or attorney, such signature to be guaranteed by a commercial bank or trust company having an office in the United States, by a broker or a dealer that is a member of the NASD or by a member of a national securities exchange (any such entity, an "Eligible Institution"). Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee and the surrendered Warrant Certificate shall be cancelled by the Warrant Agent. Warrant Certificates so cancelled shall be delivered by the Warrant Agent to Dura from time to time or otherwise disposed of by the Warrant Agent in a manner satisfactory to Dura.

        (c) Any transfer, exchange or assignment of Warrants (including any new Warrants issued pursuant to Section 10 hereof) shall be without charge (other than the cost of any transfer tax) to the

    Holder and any new Warrant or Warrants issued pursuant to this Section 8 shall be dated the date hereof.

    Section 9. PAYMENT OF TAXES. Dura shall pay all documentary stamp taxes attributable to the original issuance of the Warrants and of Warrant Shares; PROVIDED, HOWEVER, that Dura shall not be required to (a) pay any tax which may be payable in respect of any transfer involving the transfer and delivery of Warrant Certificates or the issuance or delivery of certificates for Warrant Shares in a name other than that of the Holder of the Warrant Certificate surrendered upon the exercise of a Warrant or (b) issue or deliver any certificate for Warrant Shares upon the exercise of any Warrants until any such tax required to be paid under clause (a) shall have been paid, all such tax being payable by the Holder of such Warrant at the time of surrender.

    Section 10. MUTILATED OR MISSING WARRANT CERTIFICATES. In the event that any Warrant Certificate shall be mutilated, lost, stolen or destroyed, Dura may in its sole discretion issue, and the Warrant Agent shall countersign and deliver, upon the request of the Holder of the Warrants evidenced by such Warrant Certificate, in exchange for and upon cancellation of any such mutilated Warrant Certificate, or in substitution for any such lost, stolen or destroyed Warrant Certificate, a new Warrant Certificate of like tenor and evidencing the same number of Warrant Shares as were evidenced by such mutilated, lost, stolen or destroyed Warrant Certificate, but only upon receipt of evidence satisfactory to the Warrant Agent of such loss, theft or destruction of such Warrant Certificate and an indemnity, if requested, reasonably satisfactory to it. An applicant for such substitute Warrant Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as Dura or the Warrant Agent may prescribe. Any such new Warrant Certificate shall constitute an original contractual obligation of Dura, whether or not the allegedly mutilated, lost, stolen or destroyed Warrant Certificate shall be enforceable by any person at any time thereafter.

    Section 11. NO STOCK RIGHTS: LIMITATION OF LIABILITY. No Holder of any Warrant shall, by virtue thereof, be entitled to the rights of a stockholder of Dura, unless and until exercise of such Warrant has occurred. No provisions of any Warrant or of this Agreement, in the absence of affirmative action by the Holder of any such Warrant to exercise such Warrant, and no mere enumeration herein of the rights or privileges of such Holder, shall give rise to any liability of such Holder for the Exercise Price or as a stockholder of Dura, whether such liability is asserted by Dura or by its creditors.

    Section 12.  ANTIDILUTION PROVISIONS.

        (a) The Exercise Price and the number of Warrant Shares that may be purchased upon the exercise of a Warrant shall be subject to change or adjustment from time to time as follows:

           (i) STOCK DIVIDENDS AND STOCK SPLITS. If at any time during the Exercise Period (A) Dura shall fix a record date for the issuance of any dividend payable in shares of Common Stock or (B) the number of shares of Common Stock shall have been increased by a subdivision or split-up of shares of Common Stock, then, on the record date fixed for the determination of holders of Common Stock entitled to receive such dividend or immediately after the effective date of such subdivision or split-up, as the case may be, the number of shares to be delivered upon exercise of any Warrant will be appropriately increased so that each Holder thereafter will be entitled to receive the number of shares of Common Stock that such Holder would have owned immediately following such action had such Warrant been exercised immediately prior thereto, and the Exercise Price will be appropriately adjusted. The time of occurrence of an event giving rise to an adjustment made pursuant to this
       Section 12(a)(i) shall, in the case of a stock dividend, be deemed to be the record date thereof and shall, in the case of a subdivision or split-up, be deemed to be the effective date thereof.

           (ii) COMBINATION OF STOCK. If the number of shares of Common Stock outstanding at any time during the Exercise Period is decreased by a combination of the outstanding shares of

       Common Stock, then, immediately after the effective date of such combination, the number of shares of Common Stock to be delivered upon exercise of any Warrant shall be appropriately decreased so that the Holder of such Warrant thereafter will be entitled to receive the number of shares of Common Stock that such Holder would have owned immediately following such action had such Warrant been exercised immediately prior thereto, and the Exercise Price shall be appropriately adjusted.

           (iii) REORGANIZATION. If, at any time during the Exercise Period, any capital reorganization of Dura, or any reclassification of the Common Stock, or any consolidation of Dura with, or merger of Dura with or into, any other person or any sale, lease or other transfer of all or substantially all of the assets of Dura to any other person (including any individual, partnership, limited liability company, joint venture, corporation, trust or group thereof) shall be effected in such a way that upon consummation of such transaction the holders of the Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, upon exercise of any Warrant in accordance with the terms of this Agreement and the Warrant Certificate, the Holder of such Warrant shall have the right to receive the kind and amount of stock, securities or assets receivable upon such reorganization, reclassification, consolidation, merger or sale, lease or other transfer by a holder of the number of shares of Common Stock that such Holder would have been entitled to receive upon exercise of such Warrant pursuant to Section 3 hereof had such Warrant been exercised immediately prior to such reorganization, reclassification, consolidation, merger or sale, lease or other transfer, subject to additional adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 12(a)(iii).

           (iv) SPECIAL DIVIDENDS. If, at any time during the Exercise Period (other than in a dissolution or liquidation), Dura shall distribute to holders of Common Stock evidences of indebtedness of Dura, securities or other assets (other than cash dividends payable out of retained earnings) by way of a dividend on outstanding shares of Common Stock, then the Exercise Price shall be adjusted so that immediately after the date fixed by Dura as the record date in respect of such distribution, such Exercise Price shall equal the price determined by multiplying the Exercise Price in effect immediately prior to the close of business on the record date for the determination of the stockholders entitled to receive such distribution by a fraction, (A) the numerator of which shall be the Closing Price on such record date less the then fair market value as determined reasonably and in good faith by the board of directors of Dura of the portion of the securities or other assets distributed applicable to one share of Common Stock and (B) the denominator of which shall be such Closing Price. Such adjustment shall become effective on such record date. In such case, no adjustment shall be made to the number of Warrant Shares to be received upon the exercise of a Warrant.

           (v) RIGHTS OFFERING. If, at any time during the Exercise Period, Dura shall issue or sell or fix a record date for the issuance of rights, options, warrants or convertible or exchangeable securities to all holders of Common Stock entitling the holders thereof to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock), in any such case, at a price per share (or having a conversion price per share) that, together with the value (if for consideration other than cash, as reasonably determined in good faith by the board of directors of Dura) of any consideration paid for any such rights, options, warrants or convertible or exchangeable securities, is greater than the Exercise Price and less than the Closing Price on the date of such issuance or sale or on such record date, as the case may be, then, immediately after the date of such issuance or sale or on such record date, the number of shares to be delivered upon exercise of the Warrants shall be appropriately increased so that the Holder, thereafter during the Exercise Period, shall be entitled to receive the number of shares of Common Stock determined by multiplying the number of shares such Holder would have been entitled to receive immediately before the date of such issuance or sale or such record date by a fraction, (A) the numerator of which shall be the number of shares of Common Stock outstanding on such date plus the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible or exchangeable securities so offered are initially convertible or exchangeable) and (B) the denominator of which shall be the number of shares of Common Stock outstanding on such date plus the number of shares of Common Stock that the aggregate offering price of the total number of shares so offered for subscription or purchase (or the aggregate initial conversion price of the convertible securities so offered) would purchase at such Closing Price, and the Exercise Price shall be appropriately adjusted. The time of occurrence of an event giving rise to an adjustment pursuant to this
       Section 12(a)(v) shall, in the case of a dividend, be the record date and shall, in the case of an issuance or sale, be the date of such issuance or sale.

           (vi) NO ADJUSTMENTS TO EXERCISE PRICE. No adjustment of the Exercise Price in accordance with the provisions of paragraph (i), (ii),
       (iii), (iv) or (v) above shall be made in an amount of less than $0.01; PROVIDED, HOWEVER, that the amount by which any adjustment is not made by reason of the provisions of this Section shall be carried forward and taken into account at the time of any subsequent adjustment in the Exercise Price.

           (vii) READJUSTMENTS, ETC.. If an adjustment is made under paragraph (i), (ii), (iii), (iv) or (v) above, and the event to which the adjustment relates does not occur, then any adjustments in the Exercise Price or Warrant Shares that were made in accordance with such paragraphs shall be adjusted back to the Exercise Price and the number of Warrant Shares that were in effect immediately prior to the record date for such event.

        (b)  NO IMPAIRMENT; CERTAIN EVENTS.

           (i) Dura shall not, by amendment of its certificate of incorporation or through any reorganization, reclassification, consolidation, merger, sale, lease or transfer of assets, issuance or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 12 by Dura, but will at all times in good faith assist in the carrying out of all the provisions of this Section 12 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders against impairment.

           (ii) If any event occurs as to which the provisions of paragraph (a) of this Section 12 are not strictly applicable but with respect to which, in the reasonable, good faith opinion of Dura, an adjustment of the Exercise Price, and the number of Warrant Shares issuable upon the exercise of a Warrant, would fairly protect the exercise rights of the Holders in accordance with the basic intent and principles of such provisions or as to which an adjustment pursuant to such provisions, if strictly applied, would not fairly protect the purchase rights of the Holders in accordance with the basic intent and principles of such provisions, then Dura shall make any computation required under this Section 12(b)(ii) with respect to any such adjustment on a basis consistent with the basic intent and principles established by the provisions of this Section 12, necessary to preserve, without dilution, the exercise rights of the Holders. Dura shall appoint a firm of independent certified public accountants (which may be the regular auditors of Dura) of recognized national standing, which firm shall review the computation of Dura prepared pursuant to this
       Section 12(b)(ii) and prepare a report signed by such firm, which shall be provided to Dura and which shall acknowledge that the adjustment calculation prepared by Dura is arithmetically correct. Such report shall be conclusive evidence of the correctness of the computation made under this Section 12(b)(ii). Upon receipt of such report, Dura shall forthwith cause to be made, or shall act to prevent, the adjustments described in such calculation.

    Section 13. OFFICER'S CERTIFICATE. Whenever the number of Warrant Shares that may be purchased upon exercise of the Warrant is adjusted as required by the provisions of this Agreement, Dura shall file forthwith with the Warrant Agent and with its Secretary or Assistant Secretary at its principal office an officer's certificate indicating the adjusted number of Warrant Shares that may be purchased upon exercise of a Warrant and the adjusted Exercise Price, determined as herein provided, and setting forth in reasonable detail the facts requiring such adjustment and the manner of computing such adjustment. Each such officer's certificate shall be made available at all reasonable times for inspection by the Holders. Dura shall, forthwith after each such adjustment, cause a copy of such officer's certificate to be mailed to the Holders. The Warrant Agent may rely on such certificate without further inquiry and shall not be deemed to have knowledge of any adjustment unless and until it shall have received such certificate.

    Section 14. NOTICE OF CERTAIN EVENTS. In the event that, at any time during the Exercise Period:

        (a) Dura shall pay any dividend on Common Stock that is payable in stock, or make any distribution (other than regular cash dividends) to the holders of Common Stock;

        (b) Dura authorizes the issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase shares of Common Stock or any other subscription rights or warrants;

        (c) Dura authorizes the distribution to all holders of Common Stock of any of Dura's assets, including evidences of its indebtedness or assets (other than cash dividends payable out of retained earnings);

        (d) there shall be any capital reorganization or reclassification of the capital stock of Dura or consolidation or merger of Dura with another person (other than a consolidation or merger of Dura with a subsidiary of Dura in which Dura is the surviving or continuing corporation and there is no change with respect to the Common Stock), or sale, conveyance or transfer of all or substantially all of Dura's property and assets (other than a sale, conveyance or transfer of such assets to an Affiliate (within the meaning of the Securities Act));

        (e) there shall be a voluntary or involuntary dissolution, liquidation, bankruptcy, assignment for the benefit of creditors or winding up of Dura; or

        (f) Dura shall propose to take any other action, or any other event occurs, that would require an adjustment pursuant to Section 12 hereof of the Exercise Price or the number of Warrant Shares that may be purchased upon the exercise of a Warrant; then Dura will cause to be mailed to the Holder and the Warrant Agent by first-class mail addressed to the Warrant Agent at the address set forth in Section 24(b) and such Holder at the address appearing in the Warrant Register, at least twenty days (or ten days in any case specified in clauses (a), (b) or (c) above) before the applicable record or effective date hereinafter specified, a notice stating
    (A) the date as of which the holders of Common Stock of record entitled to receive any such dividends, rights, warrants or distributions are to be determined or (B) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up.

    Section 15. LISTING ON SECURITIES EXCHANGES. Dura will list on each national securities exchange or, if not so listed, will list for quotation on the Nasdaq National Market, or such other over-the-counter quotation system on which any Common Stock may at any time be listed, all shares of the Common Stock from time to time issuable upon the exercise of the Warrants, and will maintain such listing so long as any other shares of Common Stock are so listed; and Dura shall so list on each national securities exchange or the Nasdaq National Market, or such other over-the-counter quotation system, and shall maintain such listing of, any other shares of capital stock of Dura issuable upon the exercise of the Warrants if and so long as any shares of capital stock of the same class are listed on such national securities exchange or are traded on the Nasdaq National Market or such over-the-counter quotation system. Any such listing or quotation will be at Dura's expense.

    Section 16. AVAILABILITY OF INFORMATION. Dura will comply with all applicable periodic public information reporting requirements of the Commission to which it may from time to time be subject.

    Section 17. WARRANT AGENT.

        (a)  MERGER, CONSOLIDATION OR CHANGE OF NAME OF WARRANT AGENT.

           (i) Any entity into which the Warrant Agent may be merged or with which it may be consolidated, or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any entity succeeding to the business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto; PROVIDED, HOWEVER, that such successor must be otherwise eligible for appointment as a Warrant Agent hereunder. In the event that at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of such predecessor Warrant Agent and deliver such Warrant Certificates so countersigned; and in the event that at the time of such succession any of the Warrant Certificates shall not have been countersigned, any such successor to the Warrant Agent may countersign such Warrant Certificates either in the name of such predecessor Warrant Agent or in the name of such successor Warrant Agent; and in any event, all such Warrant Certificates shall have the full force and effect provided in such Warrant Certificates and in this Agreement.

           (ii) In the case that at any time the name of the Warrant Agent shall be changed and at such time one or more of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver Warrant Certificates so countersigned; in the event that at that time one or more of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force and effect provided in such Warrant Certificates and in this Agreement.

        (b) DUTIES OF WARRANT AGENT. The Warrant Agent undertakes only the duties and obligations expressly imposed by this Agreement upon the following terms and conditions, by which the Holders, by their acceptance of Warrants, and Dura, shall be bound:

           (i) The Warrant Agent shall not be responsible or liable for any failure of Dura to comply with any of the covenants to be complied with by Dura that are contained in this Agreement or in the Warrant Certificates.

           (ii) The Warrant Agent may consult at any time with counsel satisfactory thereto (who may be legal counsel to Dura), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent (including, but not limited to, any liability or responsibility to Dura or to any Holder) in respect of any action taken, suffered or omitted by the Warrant Agent hereunder in good faith and in accordance with the opinion or the advice of such counsel, provided that the Warrant Agent shall have exercised reasonable care in the selection and continued employment of such counsel.

           (iii) The Warrant Agent shall incur no liability or responsibility to Dura or to any Holder for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate or other paper, document or instrument believed by the Warrant Agent to be genuine and to have been signed, sent or presented by the party or parties thereto or otherwise upon the advise of counsel as set forth in Section 17.

           (iv) Dura shall (A) pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the execution, preparation, delivery and amendment of this Agreement (including, but not limited to, legal fees), (B) reimburse the Warrant Agent for all expenses, taxes (other than taxes based on such Warrant Agent's net income), governmental charges, and other charges of any kind and nature, incurred by the Warrant Agent in the performance of this Agreement,
       (C) advance to the Warrant Agent, upon request, funds to pay cash in lieu of fractional shares of Common Stock issuable upon exercise of Warrants and (D) indemnify the Warrant Agent and save it harmless against any and all losses, expenses, damages, settlements, fines, penalties, claims, demands or liabilities, including judgments, costs and counsel fees, arising out of or in connection with its agency under this Agreement and the cost and expenses of defending against any claim of liability arising therefrom, directly or indirectly, except as a result of its gross negligence or bad faith, as finally determined by a court of competent jurisdiction. Notwithstanding anything contained herein, in no case shall the Warrant Agent be liable for special, punitive, indirect, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damage. The indemnity provided herein shall survive the termination of this Warrant Agreement or the resignation or discharge of the Warrant Agent, and the termination and the expiration of the Warrants. The costs and expenses incurred in enforcing this right of indemnification shall be paid by Dour. Any liability of the Warrant Agent under this Warrant Agreement will be limited to the amount of fees paid by Dour to the Warrant Agent.

           (v) The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve the incurrence by the Warrant Agent of expenses unless Dura or one or more Holders shall have furnished the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrants or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respective rights or interests may appear.

           (vi) The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of Dura, or become peculiarly interested in any transaction in which Dura may be interested or contract with or lend money or otherwise act as fully and freely as though it were not the Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for Dura or for any other legal entity.

           (vii) The Warrant Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable or responsible for any actions which it may take or refrain from taking, in connection with this Agreement, except as result from its own gross negligence or bad faith and fairly determined by a court of competent jurisdiction.

           (viii) The Warrant Agent shall make copies of this Agreement available for inspection at its offices designated for such purpose during normal business hours and shall provide copies to Holders upon their written request.

        (c) CHANGE OF WARRANT AGENT. The Warrant Agent may resign and be discharged from its duties under this Agreement by providing both
    (i) written notice to Dura and (ii) written notice, sent at the Company's expense by first-class mail, postage prepaid, to each Holder at such Holder's address appearing in the Warrant Register, which notice shall specify a date when such resignation shall take effect and shall be sent at least two weeks prior to the date so specified. If the Warrant Agent shall resign or otherwise become incapable of acting, Dura shall appoint a successor thereto. If Dura shall fail to make such appointment within a period of thirty days after receiving written notification of such resignation or incapacity by the Warrant Agent or by any Holder (which Holder shall, with such notice, submit Warrant Certificates held thereby for inspection by
    Dura), then any Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to the Warrant Agent, either by Dura or by a court, the duties of the Warrant Agent shall be carried out by Dura. After such appointment, the successor Warrant Agent shall be vested with such powers, rights, duties and responsibilities as such Warrant Agent would have been vested had such Warrant Agent been named originally as Warrant Agent hereunder, without further act or deed. The former Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by such former Warrant Agent hereunder and shall execute and deliver any further assurance, conveyance, act or deed necessary therefor. Failure to provide any notice called for in this Section 17, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of a successor Warrant Agent.

    Section 18. IDENTITY OF TRANSFER AGENT. Forthwith upon the appointment after the date hereof of any transfer agent for the Common Stock, or of any subsequent transfer agent for shares of the Common Stock, Dura will file with the Warrant Agent a statement setting forth the name and address of such transfer agent.

    Section 19. SUCCESSORS. All the covenants and provisions of this Agreement by or for the benefit of Dura, the Warrant Agent or any of the Holders shall bind and inure to the benefit of their respective successors, assigns, heirs and personal representatives.

    Section 20. TERMINATION. This Agreement shall terminate at 5:00 p.m., New York City time, on the Expiration Date or upon such earlier date on which all Warrants have been exercised or redeemed, except that the Warrant Agent shall account to Dura for all cash held by it at 5:00 p.m., New York City time, on such Expiration Date or such other date.

    Section 21. HEADINGS. The headings of sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

    Section 22.  AMENDMENTS.  This Agreement may be amended only by both
(i) the written consent of Dura and (ii) the affirmative vote or the written consent of Holders holding not less than two-thirds in interest of the then outstanding Warrants; PROVIDED, HOWEVER, that, except as expressly provided herein, this Agreement may not be amended to change (a) the Exercise Price,
(b) the Exercise Period, (c) the number or type of securities to be issued upon the exercise of the Warrants or (d) the provisions of this Section 22, without the consent of each Holder and, provided further, that this Agreement may not be amended to change or increase the Warrant Agent duties, liabilities or obligations, without the written consent of the Warrant Agent.

    Section 23. COUNTERPARTS. This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

    Section 24.  NOTICES.

        (a) Any notice required by the provisions of this Agreement to be provided to Dura by the Warrant Agent or by any Holder shall be deemed given if deposited in the United States mail, first class postage prepaid, addressed (until another address is filed in writing by Dura with the Warrant Agent) as follows:

           Dura Pharmaceuticals Inc.
           7475 Lusk Boulevard
           San Diego, CA 92121
           Attention: Corporate Secretary

        (b) Any notice required by the provisions of this Agreement to be provided to the Warrant Agent by Dura or by any Holder shall be deemed given if deposited in the United States mail, first class postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with Dura or notice of the address of a successor Warrant Agent is provided pursuant to this Agreement) as follows:

           ChaseMellon Shareholder Services, L.L.C.
           400 South Hope Street, Fourth Floor
           Los Angeles, California 90071
           Attn: Sharon Knepper

        (c) Any notice required by the provisions of this Agreement to be provided to any Holder by Dura or by the Warrant Agent shall be deemed given if deposited in the United States mail, first class postage prepaid, addressed to such Holder at its address set forth in the Warrant Register. Any notice given in conformity with this Section 24 shall be deemed effective three days after mailing.

    Section 25. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement shall be construed to give to any person or corporation, other than Dura, the Warrant Agent and the Holders, any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of Dura, the Warrant Agent and the Holders.

    Section 26. GOVERNING LAW. This Agreement and each Warrant Certificate shall be deemed to be a contract made under and governed by and construed in accordance with the laws of the State of New York, including Section 5-1402 of the New York General Obligations Law.

    IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be signed by its duly authorized officers.

                                               DURA PHARMACEUTICALS, INC.

                                               By:
                                                      ----------------------------------------------
                                               Name:
                                                      ----------------------------------------------
                                               Title:
                                                      ----------------------------------------------

                                               CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
                                               as Warrant Agent

                                               By:
                                                      ----------------------------------------------
                                               Name:
                                                      ----------------------------------------------
                                               Title:
                                                      ----------------------------------------------

                                   EXHIBIT A
                          FORM OF WARRANT CERTIFICATE

VOID AFTER 5:00 P.M.,                                                           Warrant No.
NEW YORK CITY TIME,                                                                Warrants
ON , 2005
                               CUSIP

                           DURA PHARMACEUTICALS, INC.
                  WARRANTS TO PURCHASE SHARES OF COMMON STOCK

    THIS CERTIFIES THAT, FOR VALUE RECEIVED, ________, or registered assigns, is the registered holder of the number of Warrants (the "Warrants") set forth above. Each Warrant entitles the holder thereof to purchase from Dura Pharmaceuticals, Inc., a Delaware corporation ("Dura"), subject to the terms and conditions hereinafter set forth and in the Warrant Agreement hereinafter referred to, ________ of one fully paid and nonassessable share of Common Stock, par value $.001 per share, of Dura (the "Common Stock"). The Warrants may be exercised at any time or from time to time on or after the date hereof and will expire at 5:00 p.m., New York City time, on _________, 2005 (the "Expiration Date"). Upon the Expiration Date, all rights evidenced by the Warrants shall cease and the Warrants shall become void. Subject to the provisions of the Warrant Agreement, the holder of each Warrant shall have the right to purchase from Dura until the Expiration Date (and Dura shall issue and sell to such holder of a Warrant) ________ of one fully paid and nonassessable share of Common Stock (a "Warrant Share") at an exercise price (the "Exercise Price") of $________ per share upon surrender of this Warrant Certificate to Dura at the office of the Warrant Agent (as defined in the Warrant Agreement) designated by the Warrant Agent for such purpose with the form of election to purchase appearing on this Warrant Certificate duly completed and signed, together with payment of the Exercise Price by certified or official bank check payable to the order of Dura.

    The Exercise Price and the number of Warrant Shares that may be purchased upon the exercise of the Warrants and the number of Warrants outstanding are subject to change or adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

REFERENCE IS MADE TO THE PROVISIONS OF THIS WARRANT CERTIFICATE SET FORTH ON THE REVERSE SIDE HEREOF, AND SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH ON THE FRONT OF THIS CERTIFICATE.

    This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

    This Warrant Certificate shall be deemed to be a contract made under, governed by and construed in accordance with the laws of the State of New York, including Section 5-1402 of the New York General Obligations Law.

    IN WITNESS WHEREOF, Dura has caused this Warrant Certificate to be executed by its duly authorized officers.

Dated:  ,                                        DURA PHARMACEUTICALS, INC.

                                                         --------------------------------------
                                                 By:

                                                         --------------------------------------
                                                 Title:
ATTEST:

        --------------------------------------
By:

        --------------------------------------
Title:

Countersigned:

CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
as Warrant Agent

        --------------------------------------
        Authorized Signature
By:

                                 [REVERSE SIDE]
                           DURA PHARMACEUTICALS, INC.

    This Warrant Certificate is subject to all of the terms and conditions of the Warrant Agreement, dated as of _____________, 2000 (the "Warrant Agreement"), by and between Dura and the Warrant Agent, to all of which terms and conditions the registered holder of the Warrant consents by acceptance hereof. The Warrant Agreement is incorporated herein by reference and made a part hereof and reference is made to the Warrant Agreement for a full description of the rights, limitations of rights, obligations, duties and immunities of the Warrant Agent, Dura and the registered holders of Warrant Certificates. Copies of the Warrant Agreement are available for inspection at the principal office of the Warrant Agent or may be obtained upon written request addressed to the Warrant Agent at its office designated for such purpose.

    Dura shall not be required upon the exercise of the Warrants evidenced by this Warrant Certificate to issue fractional shares, but shall make adjustment therefore in cash on the basis of the current market value of any fractional interest as provided in the Warrant Agreement.

    Dura has agreed to cause a registration statement under the Securities Act of 1933, as amended, covering the Warrants and Warrant Shares to be effective through the termination of the Exercise Period (as defined in the Warrant Agreement) or until such earlier time as no Warrants remain outstanding, and to register or qualify the Warrants and the Warrant Shares to be delivered upon exercise of the Warrants under the laws of each jurisdiction in which such registration or qualification is necessary.

    The Warrant Certificate may be exchanged, at the option of the holder upon presentation and surrender hereof to the Warrant Agent, for other Warrant Certificates of different denominations, entitling the holder hereof to purchase in the aggregate the same number of Warrant Shares. The Warrants may be assigned or transferred upon surrender of this Warrant Certificate to the Warrant Agent, accompanied (if so required by Dura) by the form of assignment appearing on this Warrant Certificate duly completed and signed, whereupon the Warrant Agent shall execute and deliver to the transferee a new Warrant Certificate entitling the transferee to purchase the same number of Warrant Shares. If the Warrants evidenced by this Warrant Certificate shall be exercised in part, the holder hereof shall be entitled to receive upon surrender hereof another Warrant Certificate or Certificates evidencing the number of Warrants not so exercised.

    The holder of this Warrant Certificate shall not, by virtue hereof, be entitled to any of the rights of a stockholder in Dura, either at law or in equity, and the rights of the holder are limited to those expressed in the Warrant Agreement.

    If this Warrant Certificate shall be surrendered for exercise within any period during which the transfer books for the Common Stock are closed for any purpose, Dura shall not be required to make delivery of certificates for shares purchasable upon such transfer until the date of the reopening of said transfer books.

    Each holder of this Warrant Certificate, by accepting the same, consents and agrees with Dura, the Warrant Agent and with every other holder of a Warrant Certificate that:

    (a) this Warrant Certificate is transferable on the registry books of the Warrant Agent only upon the terms and conditions set forth in the Warrant Agreement; and

    (b) Dura and the Warrant Agent shall deem and treat the person in whose name this Warrant Certificate is registered as the absolute owner hereof (notwithstanding any notation of ownership or other writing hereon made by anyone other than Dura or the Warrant Agent) for all purposes whatever and neither Dura nor the Warrant Agent shall be affected by any notice to the contrary.

    This Warrant Certificate shall not be valid or enforceable for any purpose until it shall have been countersigned by the Warrant Agent.

    The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations.

ABBREVIATION                                    DEFINED TERM
------------            ------------------------------------------------------------
TEN COM                 Tenants in common

                        Joint tenants with right of survivorship and not as tenants
JT TEN                  in common

CUST                    Custodian

U/B/M/A                 Uniform Gifts to Minors Act

Additional abbreviations may also be used though not in the above list.

                              ELECTION TO PURCHASE
                   (TO BE EXECUTED UPON EXERCISE OF WARRANT)
                           DATED __________, _______

    The undersigned hereby irrevocably exercises this Warrant to purchase ________ shares of Common Stock and herewith makes payment of $________ in payment of the Exercise Price thereof on the terms and conditions specified in this Warrant Certificate, surrenders this Warrant Certificate and all right, title, and interest therein to Dura and directs that the Warrant Shares deliverable upon the exercise of such Warrants be registered in the name and at the address specified below and delivered thereto.

Name: __________________________________________________________________________
                                 (Please Print)

Address:________________________________________________________________________

City, State and Zip Code:_______________________________________________________

    If such number of Warrant Shares is less than the aggregate number of Warrant Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the balance of such Warrant Shares to be registered in the name and at the address specified below and delivered thereto.

Name:___________________________________________________________________________
                                 (Please Print)

Address:________________________________________________________________________

City, State and Zip Code:_______________________________________________________

Taxpayer's Identification or Social Security Number:____________________________

                                          Signature(s)

                                          --------------------------------------

                                          --------------------------------------

    NOTE: The above signature(s) must correspond with the name as written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever. If the certificate representing the Warrant Shares or any Warrant Certificate representing Warrants not exercised is to be registered in a name other than that in which this Warrant Certificate is registered, the signature of the holder hereof must be guaranteed.

Signature(s) Guaranteed:

-----------------------------------------

                                   ASSIGNMENT

    FOR VALUE RECEIVED, _____________ hereby sells, assigns and transfers to:

Name: __________________________________________________________________________
                                 (Please Print)

Address: _______________________________________________________________________

City, State and Zip Code: ______________________________________________________

    Taxpayer's Identification or Social Security Number: ______________ the right to purchase up to ____________ Warrant Shares represented by this Warrant and does hereby irrevocably constitute and appoint ____________ to transfer said Warrant with full power of substitution in the premises.

Dated: ,

                                               Signature(s) of registered Holder

NOTE: The above signature(s) must correspond with the name as written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever.

Signature(s) Guaranteed:


                                                                       EXHIBIT B
                                                                      TO ANNEX A

                          TERMS OF THE PARENT WARRANTS

Expiration Date                 Sixty months from the Closing Date.

Exercise Price per Share of     $17.94 which equals $14.35 (the "Measurement Price")
  Parent Common Stock           multiplied by 1.25.

Fraction of a share of Parent   To be determined based on the Black-Scholes Option Pricing
  Common Stock issued upon      Model such that each Share shall receive $2.50 in calculated
  exercise of each Parent       value, subject to the effects of the Collar Range referred
  Warrant                       to in the following paragraph. The Black-Scholes valuation shall use an underlying asset value equal to the Measurement
                                Price; a volatility factor of 65%; a sixty-month term from date of calculation and a risk-free rate equal to 6.43%.

Collar                          A collar around the Measurement Price of plus or minus
                                twenty percent (the "Collar Range"). If the average closing price of the Parent Common Stock for the ten consecutive
                                trading days ending on the day prior to the day during which the Special Meeting occurs is within the Collar Range
                                (including the end points), then the Black-Scholes valuation described in the preceding paragraph shall not be adjusted and the fraction of a share of Parent Common Stock issued
                                upon exercise of each Parent Warrant shall be the same as
                                determined above at the time of the public announcement. If the Closing Price is above or below the Collar Range, then the calculated value described in the preceding paragraph
                                shall be at the high end of the Collar Range or at the low end of the Collar Range, respectively, and the fraction of a share of Parent Common Stock shall be correspondingly
                                adjusted.

                                                                         ANNEX B

March 20, 2000

Special Committee of the Board of Directors
Spiros Development Corporation II, Inc.
7475 Lusk Boulevard
San Diego, California 92121

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the callable common stock of Spiros Development Corporation II, Inc., a Delaware corporation ("Spiros" or the "Company"), of the Consideration (as defined below) to be received by such holders pursuant to the terms of that certain Agreement and Plan of Merger, to be dated as of March 20, 2000 (the "Agreement"), by and among the Company, Dura Pharmaceuticals Inc., a Delaware corporation ("Acquirer"), and Starfish Acquisition Corp., a wholly owned subsidiary of Acquirer ("Merger Sub").

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, Acquirer has agreed to acquire Spiros through the merger of Merger Sub with and into Spiros (the "Merger"), with Spiros continuing as the surviving company as a wholly owned subsidiary of Acquirer. At the Effective Time (as defined in the Agreement), each outstanding share of Spiros callable common stock (other than dissenting shares) will be converted into the right to receive $13.25 in cash and a warrant (the "Parent Warrant") to purchase shares of Acquirer common stock, the number and purchase price per share of which shall be determined in accordance with the formula set forth in the Agreement (collectively, the "Consideration"), and each outstanding share of Spiros special common stock will be cancelled for no consideration.

SG Cowen Securities Corporation ("SG Cowen"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may actively trade the securities of the Company and Acquirer for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of February 15, 2000 (the "Engagement Letter"), a portion of which is payable for providing this opinion and a significant portion of which is contingent upon the consummation of the Merger. SG Cowen and its affiliates in the ordinary course of business may have from time to time provided, and in the future may provide, commercial and investment banking services to the Company and Acquirer and may have received fees for the rendering of such services. SG Cowen and its affiliates currently do not provide commercial and investment banking services to the Acquirer.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

    - a draft of the Agreement that we received on March 19, 2000;

    - certain publicly available information for the Company, including its annual reports filed on Form 10-K for the years ended December 31, 1997 and December 31, 1998, its quarterly reports filed on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1999, and its registration statement originally filed on Form S-1 dated October 10, 1997, as amended, and certain other relevant financial and operating data furnished to SG Cowen by the Company;

    - certain publicly available information for Acquirer, including its annual reports filed on Form 10-K for the years ended December 31, 1997 and December 31, 1998, its quarterly reports filed on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1999;

    - certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the "Company Forecasts"), prepared by the management of the Company;

    - discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial conditions and prospects of the Company and such other matters we deemed relevant;

    - discussions we have had with certain members of the management of Acquirer concerning the historical and current business operations, financial conditions and prospects of Acquirer and such other matters we deemed relevant;

    - the reported price and trading histories of the shares of Acquirer and the callable common stock and units of the Company;

    - First Call consensus earnings per share estimates (the "First Call Estimates") and projections (the "Analyst Projections") of financial institutions for the Acquirer;

    - certain financial forecasts and other information concerning Acquirer (the "Acquirer Forecasts"), provided by the management of Acquirer;

    - certain operating results and trading multiples of Acquirer as compared to operating results and trading multiples of certain publicly traded companies we deemed relevant;

    - certain financial terms of the Merger as compared to the financial terms of certain selected business combinations we deemed relevant;

    - based on the Company Forecasts, the cash flows generated by the Company on a stand-alone basis to determine the present value of the discounted cash flows; and

    - such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and Acquirer, respectively, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted, nor have we assumed any obligation to conduct, any physical inspection of the properties or facilities of the Company or the Acquirer. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have assumed that the Company Forecasts and the Acquirer Forecasts were reasonably prepared by the management of the Company and Acquirer, respectively, on bases reflecting the best currently available estimates and good faith judgments of such respective managements as to the future performance of the Company and Acquirer, respectively, and that the Company Forecasts, Acquirer Forecasts, First Call Estimates, and Analyst Projections provide a reasonable basis for our opinion.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or Acquirer, nor have we been furnished with such materials. With respect to all legal matters relating to the Company and Acquirer, we have relied on the advice of legal counsel to the Company. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so. Additionally, we have not been authorized or requested to, and did not, solicit alternative offers for the Company or its assets.

For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger.

It is understood that this letter is intended for the benefit and use of the Special Committee of the Board of Directors of the Company in its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, PROVIDED, HOWEVER, that this letter may be reproduced in its entirety in any proxy statement or registration statement relating to the Merger filed by Spiros or Acquirer under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended (the "Securities Act"), and distributed to stockholders of Spiros in accordance therewith, provided that it will be reproduced in such proxy statement or registration statement in full, and any description of or reference to SG Cowen or summary of this letter in such proxy statement or registration statement will be in a form acceptable to SG Cowen and its counsel, and provided further that, in consenting to such inclusion, we do not admit or acknowledge that we come within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. We are not expressing any opinion as to what the price or trading range of the Parent Warrant following the consummation of the Merger or of the underlying common stock of Acquirer will be when the Parent Warrant is issued to the Company's stockholders pursuant to the Merger. We have also assumed that neither Acquirer nor any of its affiliates owns any callable common stock of the Company. We have not been requested to express an opinion with respect to, and our opinion does not in any manner address, the special common stock of the Company. We also have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Merger. Furthermore, we express no view as to the price or trading range for shares of the common stock of Acquirer following the consummation of the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be received in the Merger by the holders of callable common stock of Spiros is fair, from a financial point of view, to such stockholders.

Very truly yours,
SG COWEN SECURITIES CORPORATION

                                                                         ANNEX C
                                                                  March 20, 2000

Board of Directors
Dura Pharmaceuticals, Inc.
7475 Lusk Boulevard
San Diego, CA 92121

Members of the Board of Directors:

    Spiros Development Corporation II, Inc. (the "Company"), Dura Pharmaceuticals, Inc. (the "Acquiror") and Starfish Acquisition Corp., a newly formed, wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Acquisition Sub will be merged with and into the Company in a transaction (the "Merger") in which each outstanding share of Callable Common Stock, par value $0.001 per share, of the Company (the "Company Shares"), will be converted into the right to receive $13.25 per share, net to the seller in cash (the "Cash Consideration"), plus one warrant to purchase a number of shares of Common Stock, par value $0.001 per share, of the Acquiror, on the form and terms set forth in Exhibit A and Exhibit B, respectively, to the Agreement (the "Acquiror Warrant," together with the Cash Consideration, the "Merger Consideration").

    You have asked us whether, in our opinion, the Merger Consideration to be paid by the Acquiror pursuant to the Merger is fair from a financial point of view to the Acquiror.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

    (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flows, assets, liabilities and prospects of the Company and the Acquiror, as well as the amount and timing of any cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies") furnished to us by the Company and the Acquiror;

    (3) Conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

    (4) Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

    (7) Participated in discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

    (8) Reviewed the potential pro forma impact of the Merger on the Acquiror;

    (9) Reviewed a draft dated March 20, 2000 of the Agreement and the Warrant Agreement; and

   (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary.

    In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be, and the Expected Synergies. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

    Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

    We are acting as financial advisor to the Acquiror in connection with the Merger and will receive a fee from the Acquiror for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. We are currently engaged by the Acquiror with respect to the evaluation of certain strategic alternatives under consideration by the Acquiror and have, in the past, provided financial advisory and financing services to the Acquiror and the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as securities of the Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is for the use and benefit of the Board of Directors of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Merger and does not constitute a recommendation to any stockholder of the Acquiror as to how such stockholder should vote on the proposed Merger or any matter related thereto.

    We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Merger.

    On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by the Acquiror pursuant to the Merger is fair from a financial point of view to the Acquiror.

                                    Very truly yours,
                                    MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                 INCORPORATED

                                                                         ANNEX D

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 other than a merger effected pursuant to
    Section 251(g) of this title, Section 252, Section 254, Section 257,
    Section 258, Section 263 Or Section 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities
        Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section 228 or
        Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
        (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection
    (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection
    (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY

                     SPIROS DEVELOPMENT CORPORATION II, INC.

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints John R. Cook and Erle T. Mast, jointly and severally, as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all of the shares of callable common stock of Spiros Development Corporation II, Inc. standing in the name of the undersigned, as designated on the other side, with all powers which the undersigned would possess if present at the special meeting of stockholders to be held ______________, 2000, or any postponements or adjournments thereof.


        (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

_______________________________________________________________________________
                           -  FOLD AND DETACH HERE  -


                                    [LOGO]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED                Please mark
BY THE PROXIES IN THE MANNER DESIGNATED BELOW. IF             your votes as  /X/
THIS PROXY IS RETURNED SIGNED BUT WITHOUT A CLEAR             indicated in
VOTING DESIGNATION, THE PROXIES WILL VOTE FOR                 this example
PROPOSALS 1, 2 AND 3.



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.


Proposal 1: The adoption of the Agreement and Plan of Merger, dated as of
            March 20, 2000, by and among Dura Pharmaceuticals, Inc., Starfish Acquisition Corp., Inc. and Spiros Development Corporation II, Inc.

                         FOR       AGAINST      ABSTAIN

                         / /         / /          / /

Proposal 2: Discretionary authority to vote on other matters to come before the special meeting.

                         FOR       ABSTAIN

                         / /         / /


Proposal 3:  Discretionary authority to postpone or adjourn the special meeting.

                         FOR       WITHHOLD

                         / /         / /


Signature______________________ Signature_______________________ Date___________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee or guardian, please give full title as such.

_______________________________________________________________________________
                           -  FOLD AND DETACH HERE  -

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    (a) Section 145 of the Delaware General Corporation Law permits indemnification of Dura's officers and directors under specified conditions and subject to specified limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation, like Dura, has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

    (b) Dura's bylaws (Article VII, Section (1)) provides that Dura shall indemnify its directors and executive officers to the fullest extent not prohibited by Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Dura (or was serving at Dura's request as a director or officer of another corporation) shall be paid by Dura in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Dura as authorized by the relevant section of the Delaware General Corporation Law.

    (c) As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article V, Section (A) of Dura's certificate of incorporation provides that a director of Dura shall not be personally liable for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Dura or its stockholders,
(ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

    (d) Dura entered into indemnification agreements with each of its directors and officers.

    (e) There is directors and officers liability insurance now in effect which insures Dura's directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS

     EXHIBIT NO.                                DESCRIPTION
     -----------        ------------------------------------------------------------
        2.1             Agreement and Plan of Merger dated as March 20, 2000, by and among Dura Pharmaceuticals, Inc., Starfish Acquisition
                        Corp., Inc. and Spiros Development Corporation II, Inc.
                        (included in Part I as Annex A).

        3.1             Dura's Certificate of Incorporation. (1)

        3.2             Dura's Certificate of Amendment of Certificate of
                        Incorporation effective May 21, 1998. (2)

        3.3             Dura's Certificate of Designation of Series A Junior
                        Participating Preferred Stock effective May 22, 1998
                        (included in Exhibit 4.8). (2)

        3.4             Dura's Bylaws. (1)

     EXHIBIT NO.                                DESCRIPTION
     -----------        ------------------------------------------------------------
        4.1             Dura's Common Stock Certificate. (3)

        4.2             Indenture, including form of Note, dated July 30, 1997,
                        between Dura and Chase Manhattan Bank and Trust Company,
                        successor to Chase Trust Company of California, as trustee, with respect to the 3 1/2% Convertible Subordinated Notes
                        due 2002. (4)

        4.3             Form of Dura's 3 1/2% Convertible Subordinated Note
                        (included in Exhibit 4.2). (4)

        4.4             Warrant Agreement, dated December 22, 1997, between Dura and
                        ChaseMellon Shareholder Services, L.L.C., as warrant agent.
                        (5)

        4.5             Specimen SDC II Warrant. (6)

        4.6             Form of Dura's Series W Warrant. (7)

        4.7             Form of Dura's Series S Warrant. (8)

        4.8             Rights Agreement, dated as of May 21, 1998, between Dura and
                        ChaseMellon Shareholder Services, L.L.C., which includes the form of Certificate of Designation for the Series A Junior
                        Participating Preferred Stock as Exhibit A, the form of
                        Rights Certificate as Exhibit B and the Summary of Rights to
                        Purchase Series A Junior Preferred Stock as Exhibit C. (2)

        4.9             First Amendment to the Rights Agreement, dated December 10,
                        1998, between Dura and ChaseMellon Shareholder
                        Services, L.L.C. (9)

        4.10** Form of Warrant Agreement, to be dated as of the date of completion of the acquisition, by and between Dura and ChaseMellon Shareholder Services, L.L.C.

        4.11**          Form of Dura Warrant (included in Exhibit 4.10).

        5.1** Opinion of Brobeck, Phleger & Harrison LLP as to the legality of the securities being registered.

       23.1* Consent of SG Cowen Securities Corporation, financial advisor to the Special Committee of the Board of Directors of Spiros Development Corporation II, Inc.

       23.2             Consent of Merrill Lynch, Pierce Fenner & Smith
                        Incorporated, financial advisor to the Board of Directors of
                        Dura. (11)

       23.3* Consent of Deloitte & Touche LLP, former independent auditors of Spiros Development Corporation II, Inc.

       23.4* Consent of Ernst & Young LLP, current independent auditors of Spiros Development Corporation II, Inc.

       23.5*            Consent of Deloitte & Touche LLP, independent auditors of
                        Dura.

       23.6**           Consent of Brobeck Phleger & Harrison LLP (included in
                        Exhibit 5.1).

       24.1             Power of Attorney (included on signature pages).

       27.1             Financial Data Schedule. (10)


------------------------

 (1) Incorporated by reference to Dura's Form 10-Q for the quarter ended June 30, 1997.

 (2) Incorporated by reference to Dura's Registration Statement on Form 8-A filed May 22, 1998.

 (3) Incorporated by reference to Dura's Registration Statement on Form 8-A filed December 12, 1997.

 (4) Incorporated by reference to Dura's Form 10-Q for the quarter ended September 30, 1997.

 (5) Incorporated by reference to Dura's Form 8-K dated December 19, 1997.

 (6) Incorporated by reference to Dura's Form 10-K for the year ended December 31, 1999.

 (7) Incorporated by reference to Dura's Registration Statement on Form S-3 filed November 17, 1993.

 (8) Incorporated by reference to Dura's Form 8-K dated December 29, 1995, as amended.

 (9) Incorporated by reference to Dura's Form 8-A/A filed December 10, 1998.

(10) Incorporated by reference to Dura's Form 10-K for the year ended December 31, 1999.


(11) Incorporated by reference to Dura's Form S-4 filed April 25, 2000.


* Filed herewith.

** To be filed.

(B) FINANCIAL STATEMENT SCHEDULES

    All such schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

(C) REPORTS, OPINIONS OR APPRAISALS.

    The opinion of SG Cowen Securities Corporation is included as Annex B to
Part I of this registration statement. The opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated is included as Annex C to Part I of this registration statement.

ITEM 17. UNDERTAKINGS

    (a) Dura hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (b) Dura hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (c) Dura hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in a form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) that, for purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Dura pursuant to the foregoing provisions, or otherwise, Dura has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Dura of expenses incurred or paid by a director, officer or controlling person of Dura in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Dura will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Dura Pharmaceuticals, Inc. has duly caused this Amendment No. 1 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized.



                                                       DURA PHARMACEUTICALS, INC.

                                                       By:              /s/ CAM L. GARNER
                                                            -----------------------------------------
                                                                          Cam L. Garner
Date: June 16, 2000                                            CHAIRMAN AND CHIEF EXECUTIVE OFFICER


                               POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                                                       Chairman and Chief
                  /s/ CAM L. GARNER                      Executive Officer
     -------------------------------------------         (Principal Executive         June 16, 2000
                    Cam L. Garner                        Officer)

                                                       Senior Vice President and
                /s/ MICHAEL T. BORER                     Chief Financial Officer
     -------------------------------------------         (Principal Financial and     June 16, 2000
                  Michael T. Borer                       Accounting Officer)

             /s/ JAMES C. BLAIR, PH.D.*
     -------------------------------------------                Director              June 16, 2000
                James C. Blair, Ph.D.

               /s/ HERBERT J. CONRAD*
     -------------------------------------------                Director              June 16, 2000
                  Herbert J. Conrad

              /s/ JOSEPH C. COOK, JR.*
     -------------------------------------------                Director              June 16, 2000
                 Joseph C. Cook, Jr.

                 /s/ DAVID F. HALE*
     -------------------------------------------                Director              June 16, 2000
                    David F. Hale

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
            /s/ F. RICHARD NICHOL, PH.D.*
     -------------------------------------------                Director              June 16, 2000
              F. Richard Nichol, Ph.D.

               /s/ GORDON V. RAMSEIER*
     -------------------------------------------                Director              June 16, 2000
                 Gordon V. Ramseier

            /s/ CHARLES G. SMITH, PH.D.*
     -------------------------------------------                Director              June 16, 2000
               Charles G. Smith, Ph.D.



*By:                    /s/ CAM L. GARNER
             --------------------------------------
                          Cam L. Garner
                   ATTORNEY-IN-FACT AND AGENT